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TABLE OF CONTENTS
Index to Financial Statements

As filed with the Securities and Exchange Commission on October 4, 2006

Registration No. 333-61386

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 9
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADVANSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	94-3243499 (I.R.S. Employer Identification No.)

SEE TABLE OF ADDITIONAL REGISTRANTS

641 Lexington Avenue
New York, NY 10016
(212) 951-6600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Theodore S. Alpert
Vice President-Finance, Chief Financial Officer & Assistant Secretary
Advanstar Communications Inc.
6200 Canoga Avenue, Suite 200
Woodland Hills, CA 91367
(818) 593-5200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Michael Kaplan, Esq.
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  / /

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

$171,792,000

ADVANSTAR, INC.

15% Series B Senior Discount Notes due 2011

        The senior discount notes will mature on October 15, 2011. Interest is payable in cash thereafter on each April 15 and October 15. The senior discount notes are redeemable under the circumstances and at the prices described in this prospectus.

        This investment involves risks. See "Risk Factors" beginning on page 8.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This prospectus will be used by Credit Suisse Securities (USA), LLC in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. There is currently no public market for the notes. We do not intend to list the notes on any securities exchange. Credit Suisse Securities (USA), LLC has advised us that it is currently making a market in the notes; however, it is not obligated to do so and may stop at any time. Credit Suisse Securities (USA), LLC may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the notes but will bear the expenses of registration.

CREDIT SUISSE

The date of this Prospectus is October 4, 2006.

        You should rely only on information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        The names of events, publications and services used in this prospectus are trademarks, trade names and service marks of Advanstar, Inc., it subsidiaries or its joint ventures. Names of companies and associations used in this prospectus are trademarks or trade names of the respective organizations.

        In this prospectus, "Advanstar," the "Company," "we," "us" or "our" refer to Advanstar, Inc. and its subsidiaries, except where the context makes clear that the reference is only to Advanstar, Inc. itself and not its subsidiaries.

i

SUMMARY

        This summary highlights the more detailed information in this prospectus and you should read the entire prospectus carefully.

SUMMARY DESCRIPTION OF THE SECURITIES

        The following summary contains basic information about the notes. It does not contain all of the information that is important to you. For a more complete understanding of this offering, see "Description of Notes."

Maturity Date	October 15, 2011.
Interest Payment Dates
The notes accrete at a rate of 15% compounded semiannually to a principal amount of $171.8 million on October 15, 2005. Interest will then begin to accrue and will be payable in cash every April 15 and October 15, beginning April 15, 2006.
Ranking	The notes and the guarantees rank:
• junior to all of our existing and future secured indebtedness, including our guarantee of our subsidiary's credit facility;
• equally with any of our unsecured and unsubordinated indebtedness and liabilities, including trade payables;
• senior to any of our future subordinated indebtedness; and
• effectively junior to all of the liabilities of our subsidiaries, which have not guaranteed the notes.
At June 30, 2006, the notes ranked junior to:
• $10.0 million of secured indebtedness, consisting of our guarantee of the credit facility; and

• $602.5 million of liabilities of our subsidiaries, including trade payables, $471.8 million of debt under the credit facility, second lien notes, and the senior subordinated notes of our subsidiary Advanstar Communications, Inc. ("Communications") but excluding intercompany obligations.
Optional Redemption	We may redeem any of the notes at any time, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.
Change of Control
Upon a change of control, as defined in "Description of Notes," we will be required to make an offer to purchase the notes. The purchase price will equal 101% of the accreted value of the notes on the date of purchase, plus accrued and unpaid interest to the date of repurchase.
Certain Covenants	The terms of the notes restrict our ability and the ability of our restricted subsidiaries to:
• incur additional indebtedness;
• create liens;
• engage in sale-leaseback transactions;

• pay dividends or make other equity distributions;
• purchase or redeem capital stock;
• make investments;
• sell assets;
• engage in transactions with affiliates; or
• effect a consolidation or merger.

However, these limitations will be subject to a number of important qualifications and exceptions. In particular our internet subsidiary is not a "restricted subsidiary" and not subject to these restrictive covenants.
Use of Proceeds	This prospectus is delivered in connection with the sale of the notes by Credit Suisse Securities (USA), LLC. We will not receive any of the proceeds from such transactions.

OUR COMPANY

Overview

        We are a leading worldwide media company providing integrated marketing solutions for the Fashion and Licensing, Powersports, and Life Sciences industries. We serve business professionals and consumers in these industries with our portfolio of 87 shows and stand-alone conferences, 60 publications and directories, 128 electronic publications and Web sites, as well as educational and direct marketing products and services. Market leading brands and a commitment to delivering innovative, quality products and services enables us to "Connect Our Customers With Theirs." We have roughly 1,000 employees and currently operate from multiple offices in North America and Europe.

Industry Segments

        We approach our business by targeting specific industries in North America and Europe and structuring our organization and product portfolio based on these three "core market" segments: Fashion and Licensing; Powersports; and Life Sciences. We believe that by focusing on market segments in addition to products, we better identify and service a broad array of our customers' marketing needs. This focus allows us to cross-sell our products and services and captures a larger share of our customers' marketing budgets. In each of the markets we serve, many of our customers advertise in our publications, exhibit at our shows and use our direct marketing products to reach their target audience. We have expanded our show, conference and publication offerings within each market segment through new product introductions and selective acquisitions, which we believe maximize our existing marketing and customer service infrastructure and industry expertise.

        Fashion & Licensing accounted for 38%, 30%, 31%, 32% and 36% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Life Sciences accounted for 38%, 54%, 51%, 49% and 45% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Powersports accounted for 16%, 12%, 14%, 16% and 16% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006, while Other operations accounted for 8%, 4%, 4%, 3% and 3% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006.

Products and Services

        We offer our customers a comprehensive array of communications products and services to reach their existing and prospective buyers on a cost-effective basis.

Shows and Conferences

        As of June 30, 2006, we owned and managed 37 shows and 50 stand-alone conferences for business, professional and consumer audiences worldwide, most of which were among the leading events in their respective markets based on square footage. Our show and conference revenue is derived primarily from the sale of show floor space to exhibitors, show-specific advertising, sponsorships and conferences. Show and conference revenue accounted for 47%, 40% and 42% of our total revenue in 2003, 2004, and 2005 and 44% and 47% of our total revenue for the first half of 2005 and 2006.

Publications

        As of June 30, 2006, we published 50 specialized business magazines and professional journals, 9 directories, one consumer magazine, continuing medical education ("CME") products, custom publishing and other projects. Of our 45 magazines and journals for which competitive data is available, 67% ranked either #1 or #2 in their respective markets, based on the number of advertising pages in the twelve months ended June 30, 2006. Our trade publications are generally distributed free-of-charge to targeted, qualified, professional recipients and generate revenue predominantly from advertising.

Publications revenue accounted for 47%, 55% and 51% of our total revenue in 2003, 2004 and 2005 and 51% and 49% of our total revenue for the first half of 2005 and 2006.

Direct Marketing Products and Other

        We provide a comprehensive set of marketing products, services and support geared to a variety of industries' marketing customer and communications needs. These services include direct mail and database marketing programs, reprint services, reference books and other services to facilitate our clients' marketing programs. These services are incremental to shows and publications and are utilized either independently or to supplement our customers' show and publication marketing plans.

        In addition, we provide electronic based products and services to complement our delivery of show, publishing and direct marketing products to our customers. We have 128 electronic based products including web advertising, e-newsletters, education and web seminar. Direct marketing products and other accounted for 6%, 5% and 7% of our total revenue in 2003, 2004 and 2005 and 5% and 4% of our total revenue for the first half of 2005 and 2006.

Industry Overview

        B-to-B media companies provide marketing solutions for their customers through tradeshows and conferences, trade publications, ancillary direct marketing services and through electronic applications. According to the Veronis Suhler Stevenson 2006 Communications Industry Forecast, total spending on B-to-B marketing in the United States, including magazines and tradeshows, is expected to increase to $23.7 billion in 2006, a 6.3% gain over 2005.

        Overall business-to-business media expenditures climbed for the third straight year in 2005 with a 6.6% growth to $22.3 billion. The growth is being driven by surging e-media spending, which grew 27.0% to $1.9 billion in 2005 over 2004 and tradeshow spending growth of 6.3% in 2005. The solid growth in 2005 e-media and tradeshows was tempered by a more modest 4.0% expansion in business-to-business magazine spending.

        According to Veronis Suhler Stevenson, overall business-to-business media spending is expected to grow in 2006, fueled by solid gains in tradeshow and a double-digit increase in e-media spending. Growth in business-to-business magazine expenditures will be modest, as falling circulation spending offset gains in advertising spending. Total business-to-business media spending growth is expected to continue to mirror or slightly exceed GDP expansion in 2005 through 2010 at a compound annual growth rate of 6.2% from 2005 to 2010, reaching $30.2 billion in 2010. This growth is expected to be driven by expenditures on tradeshows and e-media. E-media is expected to continue with its double digit growth with an expected 28.1% growth in 2006 and 21.4% compound annual growth from 2005 through 2010 reaching $4.9 billion in 2010.

        Total spending on tradeshows, including expenditures on exhibit space and fees, sponsorships and advertising grew 6.3% to $9.7 billion in 2005 and is expected to increase another 6.2% in 2006, driven by healthy corporate profits and increased business-related travel. Growth was driven by the healthcare, retail sports, travel and entertainment, and home furnishings industries.

        Spending on tradeshows is expected to rise 5.8% on a compound annual basis from 2005 to 2010, driven by a 6.9% rise in fees, sponsorships and advertising and a 5.5% gain in total exhibit space spending. Overall spending is expected to reach $12.9 billion in 2010, surpassing for the first time spending on business-to-business magazines. As measured by Tradeshow Week, the six months ended June 30, 2006 saw an increase over the six months ended June 30, 2005 in one of the three primary tradeshow indicators: square footage increased by 5.7%, while attendance remained flat and the number of exhibiting companies declined by 1.8%.

        Total spending on business-to-business magazines, including advertising and subscriptions, increased 4.0% to $10.7 billion in 2005 and is expected to increase 2.6% in 2006. Advertising expenditures rose 5.0% to $8.8 billion in 2005 due to healthy growth among healthcare, banking, automotive, and government, education and defense titles. Circulation spending dropped 0.4% in 2005 for the fifth consecutive year driven by decreases in paid circulation. Total magazine expenditures are anticipated to grow at a compound annual rate of 2.9% from 2006 to 2010, reaching $12.4 billion in 2010. Industry-wide advertising pages, as measured by American Business Media, increased 1% in the first six months of 2006 compared to 2005, and 4% in 2005 from 2004 levels following a 2% increase in 2004 from 2003 levels.

Business Strategy

        Our business strategy is to provide products and services to facilitate "Connecting our Customers to Theirs." Our objective is to concentrate on our strategy to achieve sustainable, profitable, long-term growth. We will accomplish this by:

  •
  Focusing on markets where we can leverage our strengths

  •
  Delivering innovative, quality products based on customer and market needs

  •
  Maximizing our operational efficiencies, and

  •
  Selective acquisitions.

        For additional detail on our Business Strategy see "Business—Business Strategy."

Risk Factors

        See "Risk Factors" for a discussion of various risks associated with an investment in the notes.

        Our principal executive offices are located at 641 Lexington Avenue, New York, New York and our telephone number is (212)951-6600.

Summary Historical Financial Data

        The table below includes summary historical, consolidated financial data for Advanstar, Inc. for each of the periods indicated. The summary historical consolidated financial data for the years ended December 31, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2001, 2002 and 2003 have been derived from the audited consolidated financial statements and notes thereto for those periods, which are not included herein. The summary consolidated financial data for Advanstar for the years ended December 31, 2003, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from Advanstar's audited financial statements and the notes thereto included herein. The unaudited summary historical consolidated financial data for the six months ended June 30, 2005 and 2006 have been derived from our historical data, included herein. You should read the information contained in this table in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those statements included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(dollars in thousands)					(unaudited)
Income Statement Data:
Revenue	$163,719	$156,315	$191,535	$271,066	$288,913	$146,562	$165,816
Cost of production and selling (excluding depreciation)	83,486	78,847	105,065	158,177	168,699	84,185	94,486
General and administrative expenses (excluding depreciation)	40,097	31,766	31,581	41,334	41,677	22,905	20,550
Restructuring charge(1)	9,406	—	2,692	(4,015)	4,771	2,015	2,325
Depreciation and amortization(2)	79,159	54,842	46,107	43,089	37,755	19,477	18,692

Operating (loss) income	(48,429)	(9,140)	6,090	32,481	36,011	17,980	29,763
Other income (expense):
Interest expense	(70,700)	(68,479)	(77,162)	(92,225)	(88,060)	(47,266)	(41,486)
Interest income	2,495	1,455	471	468	1,476	845	1,001
Loss on extinguishment of debt	(4,038)	—	(11,324)	—	(12,581)	(12,581)	(497)
Other income (expense), net	(582)	1,043	893	826	83	(18)	(157)

Loss from continuing operations before income taxes and cumulaive effect of accounting change	(121,254)	(75,121)	(81,032)	(58,450)	(63,071)	(41,040)	(11,376)
(Benefit) provision for income taxes	(35,991)	(11,348)	(6,887)	6,259	(9,524)	(3,935)	3,870

Loss from continuing operations before cumulative effect of accounting change	(85,263)	(63,773)	(74,145)	(64,709)	(53,547)	(37,105)	(15,246)
Income (loss) from operations of discontinued businesses, net of tax	12,855	8,423	4,001	(2,418)	31,743	41,747	(122)

(Loss) income before cumulative effect of accounting change	(72,408)	(55,350)	(70,144)	(67,127)	(21,804)	4,642	(15,368)
Cumulative effect of accounting change, net of tax and minority interests	(552)	(62,729)	—	—	—	—	—

Net (loss) income	$(72,960)	$(118,079)	$(70,144)	$(67,127)	$(21,804)	$4,642	$(15,368)

Cash flows provided by (used in):
Operating activities	$25,891	$24,701	$46,525	$18,550	$8,235	$(13,696)	$3,324
Investing activities	(25,932)	(31,388)	(145,655)	4,996	148,959	163,523	(6,131)
Financing activities	25,150	(15,650)	110,236	(12,515)	(152,635)	(153,146)	8,324
Balance sheet data (at end of period):
Cash and cash equivalents	$44,797	$19,022	$29,721	$41,328	$46,641	$38,393	$51,855
Working capital(3)	(75,381)	(70,062)	(79,067)	(70,658)	(67,898)	(46,501)	(62,708)
Total assets	1,016,508	870,562	989,173	914,910	765,953	762,142	759,354
Total debt	524,923	657,804	744,071	753,319	620,592	613,137	631,030
Total stockholder's equity	209,336	88,171	90,618	26,223	6,587	30,891	(7,819)
Other Data:
Capital expenditures	$12,141	$7,449	$7,930	$9,576	$9,564	$2,740	$6,102
Ratio of earnings to fixed charges(4)	—	—	—	—	—	—	—

(1)
In March 2001, we announced plans to more tightly focus the activities of our wholly owned subsidiary Advanstar.com, Inc. (Advanstar.com). These plans had the effect of more closely integrating many of the sales, marketing, technology and operating functions of Advanstar.com with our wholly owned subsidiary Advanstar Communications Inc. (Communications) and its core activities in publishing, tradeshows and direct marketing products and other. These actions resulted in a restructuring and other charge of $9.4 million, including severance, asset impairment related to abandoned leaseholds and facility closure costs in 2001. The restructuring activities were completed by the end of 2001, except for facility lease costs, which were to continue through June 2010. In April 2004, we settled the remaining facility lease commitment for a total of $1.9 million, resulting in an offset to operating expense of $4.0 million as we released the remaining accrual.

In 2005, related to the sale of the Portfolio Group, (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Presentation of Financial Information—Acquisitions and Divestitures") we ceased use of certain leased office space in New York, NY, Milford, CT, and Santa Ana, CA. In the third quarter of 2005, we vacated additional leased office space in Milford, CT and Chicago, IL. These activities resulted in charges to our operations during the year ended December 31, 2005. These charges consist of the discounted remaining future minimum lease payments due under non-cancelable leases, net of estimated future sublease income. These lease commitments expire at various dates through 2010. These activities resulted in a charge to operations of $2.5 million in 2005.

Effective June 2006, we entered into a lease modification and surrender agreement for approximately 60% of our vacated office space in New York, NY. Under the terms of the agreement, we will pay the lessor $2.8 million in cash, the lease covering the surrendered space will be terminated and we will have no further future lease obligations for the portion of the space surrendered. In June 2006 we adjusted our accrual for this space based upon the terms of the agreement and recorded a gain of $0.1 million.

During 2005 we notified 120 employees that they would be severed from Advanstar in connection with the sale of the Portfolio Group and the reorganization of our operating and support department management team. We recorded a charge to operations of $2.3 million during the year ended December 31, 2005 for severance and other termination costs.

(2)
Upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," we discontinued the amortization of goodwill beginning January 1, 2002. The following table reflects a reconciliation of loss from continuing operations adjusted for the exclusion of goodwill amortization, net of tax:

	Year Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(unaudited)
	(dollars in thousands)
Reported (loss) income before cumulative effect of accounting change	$(72,408)	$(55,350)	$(70,144)	$(67,127)	$(21,804)	$4,642	$(15,368)
Add: goodwill amortization, net of tax	22,738		—	—	—	—	—

Adjusted (loss) income before cumulative effect of accounting change	$(49,670)	$(55,350)	$(70,144)	$(67,127)	$(21,804)	$4,642	$(15,368)

Reported net (loss) income	$(72,960)	$(118,079)	$(70,144)	$(67,127)	$(21,804)	$4,642	$(15,368)
Add: goodwill amortization, net of tax	22,738	—	—	—	—	—	—

Adjusted net (loss) income	$(50,222)	$(118,079)	$(70,144)	$(67,127)	$(21,804)	$4,642	$(15,368)

(3)
Working capital is defined as current assets, excluding cash, of $42.1 million, $34.6 million, $47.4 million, $38.6 million, $34.4 million, $38.8 million and $34.9 million as of December 31, 2001, 2002, 2003, 2004, 2005 and June 30, 2005 and 2006 less current liabilities, excluding the current portion of long-term debt, of $117.5 million, $104.7 million, $126.4 million, $109.3 million, $102.3 million, $85.3 million and $97.6 million as of December 31, 2001, 2002, 2003, 2004, 2005 and June 30, 2005 and 2006.

(4)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pretax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and one-third of rental expense, which is considered by management to be representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges in the years ended December 31, 2001, 2002, 2003, 2004, 2005 and for the six months ended June 30, 2005 and 2006 by $121.3 million, $75.1 million, $81.0 million, $58.5 million, $63.1 million, $41.0 million and $11.4 million.

RISK FACTORS

        In addition to the other matters described in this prospectus, you should carefully consider the following risk factors before making an investment in the notes.

Risks Relating to Our Debt

        We have a significant amount of debt, which could limit our ability to remain competitive or grow our business.

        As of June 30, 2006, we had (a) total indebtedness of $631.0 million and (b) $47.9 million of borrowings available under our credit facility, subject to customary borrowing conditions. In addition, subject to the restrictions in our credit facility, the indenture and our other debt instruments, we may incur significant additional indebtedness from time to time. The level of our indebtedness may have important consequences, including:

  •
  limiting cash flow available for general corporate purposes, including capital expenditures and acquisitions, because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

  •
  limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions; and

  •
  limiting our flexibility in reacting to competitive and other changes in our industry and economic conditions generally.

We are a holding company and therefore dependent on dividends from our subsidiaries to meet our debt obligations.

        We are a holding company, and our ability to pay interest on the senior discount notes is dependent upon the receipt of dividends from our direct and indirect subsidiaries. We do not have, and may not in the future have, any assets other than ownership interests in Advanstar Communications Inc. and Advanstar IH, Inc. Advanstar Communications Inc. and Advanstar IH, Inc. and their subsidiaries are parties to the credit facility and Advanstar Communications Inc. and its subsidiaries are party to the senior subordinated note indenture, and senior secured notes indenture, each of which imposes substantial restrictions on Advanstar Communications Inc. and Advanstar IH, Inc.'s ability to pay dividends. Any payment of dividends will be subject to the satisfaction of certain financial conditions set forth in the senior subordinated notes indenture, the senior secured notes indenture and the credit facility. The ability of Advanstar Communications Inc. and Advanstar IH, Inc. and their subsidiaries to comply with such conditions may be affected by events that are beyond our or their control. Future borrowings by Advanstar Communications Inc. and Advanstar IH, Inc. can also be expected to contain restrictions or prohibitions on the payment of dividends by such subsidiaries to us. We cannot predict what the value of our subsidiaries, assets or the amount of their liabilities will be in the future and whether such values or amounts will permit the payment of distributions to us. Accordingly, there can be no assurance that we will be able to pay our debt service obligations on the senior discount notes.

        As a result of our holding company structure, the holders of the senior discount notes are structurally junior to all creditors of our subsidiaries, except to the extent that we are recognized as a creditor of any such subsidiary, in which case our claims would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us. In the event of insolvency, liquidation, reorganization, dissolution or other winding-up of our subsidiaries, we will not receive any funds available to pay to creditors of the subsidiaries until they are paid in full.

Risks Relating to Our Business

Show exhibit space and ad pages could decline as a result of an economic slowdown in the United States, terrorist attacks, the threat of future terrorist attacks, or geopolitical concern.

        Our customers typically reduce their marketing and advertising budgets during a general economic downturn or a recession in the United States or in any other market where we conduct a significant amount of business. The longer a recession or economic downturn continues, the more likely it becomes that our customers may significantly reduce their marketing and advertising budgets. Any material decrease in marketing budgets could reduce the demand for exhibition space and also reduce attendance at our shows and conferences. In addition, any material decrease in advertising budgets could reduce the demand for advertising space in our publications. As a result, our revenue and our cash flow from operations could decrease significantly. In addition, our integrated marketing strategy could be materially adversely affected if advertising revenue cannot support one or more of our important publications or if declines in our customers' marketing and advertising budgets require us to discontinue one or more of our important shows or conferences.

        Terrorist attacks or the threat of further terrorist attacks and continued geopolitical concern (including conflict in the Middle East) may significantly affect our future results of operations or financial condition, whether as a result of (1) reduced attendance at, or curtailment or cancellation of, shows due to travel fears, (2) further reduction in economic activity and a related reduction in marketing expenditures on publications or shows, or (3) other circumstances that could result from such attacks or threat of such attacks.

We depend on securing desirable dates and locations for our shows and conferences, which we may not be able to secure.

        The date and location of a show or a conference can impact its profitability and prospects. The market for desirable dates and locations is highly competitive. If we cannot secure desirable dates and locations for our shows and conferences, their profitability and future prospects would suffer, and our financial condition and results of operations would be materially adversely affected. In general, we maintain multi-year reservations for our shows and conferences. Consistent with industry practice, we do not pay for these reservations, and these reservations are not binding on the facility owners until we execute a contract with the owner. We typically sign contracts that guarantee the right to venues or dates for only one year. Therefore, our multi-year reservations may not lead to binding contracts with facility owners. In addition, because shows and conferences are held on pre-scheduled dates at specific locations, the success of a particular show or conference depends upon events outside of our control, such as natural catastrophes, labor strikes, power outages and transportation shutdowns.

A significant portion of our revenue and contribution before general and administrative expenses is generated from our MAGIC tradeshows, so any decline in the performance of these shows would reduce our revenue and operating income.

        For the twelve months ended June 30, 2006, our MAGIC Marketplace tradeshows represented 28.2% of our total revenue and 40.8% of our contribution margin (defined as revenue less cost of production and selling, editorial and circulation costs). We expect that the MAGIC Marketplace tradeshows will continue to represent a significant portion of our overall revenue and contribution margin in the future. Therefore, a significant decline in the performance of one or both of the MAGIC Marketplace tradeshows, typically held in the first and third quarters, could have a material adverse effect on our financial condition and results of operations.

We derive significant revenue and contribution margin before general and administrative expenses from our healthcare and pharmaceutical markets, which are dependent upon pharmaceutical marketing budgets.

        Our Life Science segment which serves the healthcare and pharmaceutical related markets contributed 48.8% of our revenue for the twelve months ended June 30, 2006 and 39.4% of our contribution margin (defined as revenue less cost of production and selling, editorial and circulation costs). A substantial portion of the advertising in these markets is from pharmaceutical companies. As a result, any material reduction in marketing activities from pharmaceutical companies, which could occur due to general economic conditions or factors specific to the industry, including a continued reduction in new drug introductions, a shift in marketing expenditures by pharmaceutical companies to sources other than publications and any future governmental regulation such as price controls or types of marketing restrictions, could have a material adverse effect on our results.

Any significant increase in paper or postage costs would cause our expenses to increase significantly.

        Because of our print products, direct mail solicitations and product distributions, we incur substantial costs for paper and postage. We do not use forward contracts to purchase paper, and therefore are not protected against fluctuations in paper prices. In general, we use the U.S. Postal Service to distribute our print products and mailings. U.S. Postal Service rates increase periodically. If we cannot pass increased paper and postage costs through to our customers, our financial condition and results of operations could be materially adversely affected.

The market for our products and services is intensely competitive.

        The intense competition for our products and services is highly fragmented by product offering and by geography. On a global level, larger international firms operate in many geographic markets and have broad product offerings in shows, conferences, publications and direct marketing products and other. In several industries, such as healthcare, we compete with large firms with a single-industry focus. Many of these large international and single-industry firms are better capitalized than we are and have substantially greater financial and other resources than we do.

        Within each particular industry group, we also compete with a large number of small to medium-sized firms. While most small to medium-sized firms operate in a single geographic market or industry group, in some cases, our competitors operate in several geographic markets and/or industry group. Our shows and conferences compete with trade associations and, in several international markets, with exposition hall owners and operators. Our publications typically have between two and five direct competitors that target the same industry group, and we also have many indirect competitors that define niche markets differently than we do and thus may provide alternatives for readers and/or advertisers.

We depend in part on new product introductions, and the process of researching, developing, launching and establishing profitability for a new event or publication is inherently risky and costly.

        Our success depends in part upon our ability to monitor rapidly changing market trends and to adapt our events and publications to meet the evolving needs of existing and emerging target audiences. Our future success will depend in part on our ability to continue to adapt our existing events and publications and to offer new events and publications by addressing the needs of specific audience groups within our target markets. The process of researching, developing, launching and establishing profitability for a new event or publication is inherently risky and costly. We generally incur initial operating losses when we introduce new events and publications. Our efforts to introduce new events or publications may not ultimately be successful or profitable. In addition, costs related to the development of new events and publications are accounted for as expenses, so our year-to-year results may be materially adversely affected by the number and timing of new product launches.

Our growth strategy of identifying and consummating acquisitions entails integration and financing risk.

        We intend to continue to grow in part through selective acquisitions and joint ventures. This growth strategy entails risks inherent in identifying desirable acquisition candidates, in integrating the operations of acquired businesses into our existing operations and risks relating to potential unknown liabilities associated with acquired businesses. In addition, we may not be able to finance the acquisition of a desirable candidate or to pay as much as our competitors because of our leveraged financial condition or general economic conditions. Difficulties that we may encounter in integrating the operations of acquired businesses could have a material adverse effect on our results of operations and financial condition. Moreover, we may not realize any of the anticipated benefits of an acquisition, and integration costs may exceed anticipated amounts.

We depend on our senior management team, and we do not have employment contracts for many of our senior managers.

        We benefit substantially from the leadership and experience of members of our senior management team and depend on their continued services to successfully implement our business strategy. The loss of any member of our senior management team or other key employee could materially adversely affect our financial condition and results of operations. Although we have entered into employment agreements with Mr. Loggia and Mr. Alic, we do not have employment contracts with most other members of our senior management team or other key employees. We cannot be certain that we will continue to retain the executives' services, or the services of other key personnel, in the future. Moreover, we may not be able to attract and retain other qualified personnel in the future. We do not currently maintain key-man life insurance policies on any member of our senior management team or other key employees.

Our international operations expose us to various risks associated with operating outside of the United States.

        We currently maintain offices in the United Kingdom. International operations accounted for 3.4% of our total revenue for the twelve months ended June 30, 2006. International operations and expansion involve numerous risks, such as:

  •
  the uncertainty of product acceptance by different cultures;

  •
  divergent business expectations or cultural incompatibility in establishing joint ventures with foreign partners;

  •
  difficulties in staffing and managing multinational operations;

  •
  currency fluctuations; and

  •
  potentially adverse tax consequences.

        The impact of any of these risks could materially adversely affect our future international operations and our financial condition and results of operations.

Current geopolitical conditions and the continuing threat of domestic and international terrorist attacks may adversely impact our results.

        International geopolitical conditions, exacerbated by the war in Iraq and the escalating tensions elsewhere have contributed to an uncertain political and economic climate, both in the United States and globally, which may affect our ability to generate revenue on a predictable basis. Terrorist attacks internationally and the threat of future terrorist attacks both domestically and internationally have negatively impacted an already weakened worldwide economy. Customers have deferred and may continue to defer or reconsider purchasing our products and services as a result of these factors.

Accordingly, adverse impacts on our business due to these factors could continue or worsen for an unknown period of time.

We have some exposure to fluctuations in the exchange rates of international currencies.

        Our consolidated financial statements are prepared in U.S. dollars. However, a portion of our revenue, expenses, assets and liabilities is denominated in currencies other than the U.S. dollar, including the British Pound Sterling. Consequently, fluctuations in exchange rates could result in exchange losses. Our exposure to any currency gains or losses is not material to us.

Our business is seasonal due largely to higher show revenue in the first and third quarters.

        Our business is seasonal, with revenue typically reaching its highest levels during the first and third quarters of each calendar year, largely due to the timing of the MAGIC Marketplace tradeshows and our other large shows and conferences. For the twelve months ended June 30, 2006, 35% of our revenue was generated during the first quarter 2006 and 28% during the third quarter 2005. The second quarter 2006 accounted for 19% of revenue and the fourth quarter 2005 accounted for approximately 18% of revenue for the twelve months ended June 30, 2006. Because event revenue is recognized when a particular event is held, we may also experience fluctuations in quarterly revenue based on the movement of annual show dates from one quarter to another.

We may be required to recognize additional impairment charges.

        Pursuant to GAAP, we are required to periodically assess our goodwill, and in certain cases we are required to assess intangibles and other long-lived assets to determine if they are impaired. Disruptions to our business, end market conditions and protracted economic weakness, unexpected significant declines in operating results of reporting units and divestitures may result in additional charges to goodwill and other asset impairments. Future impairment charges could substantially affect our reported earnings in the period of such charge.

Risks Related to Our Stockholders

We are controlled by principal stockholders whose interests may differ from your interests

        Circumstances may occur in which the interests of our principal stockholders could be in conflict with your interests. In addition, these stockholders may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in our company, even though those transactions may involve risks to you as a holder of the notes.

        Substantially all of the outstanding shares of common stock of Holdings is held by the DLJ Merchant Banking funds. As a result of their stock ownership, the DLJ Merchant Banking funds control us and have the power to elect a majority of our directors, appoint new management and approve any action requiring the approval of the holders of common stock, including adopting amendments to our certificate of incorporation and approving acquisitions or sales of all or substantially all of our assets. The directors elected by the DLJ Merchant Banking funds will have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

        The general partners of each of the DLJ Merchant Banking funds are affiliates or employees of Credit Suisse Securities (USA) LLC, which is also an affiliate of (1) Credit Suisse, the arranger, syndication agent and a lender under our credit facility to which we have obtained amendments in the past to avoid future potential covenant defaults, and (2) the general partners of each of the DLJ Investment Partners funds, which own a substantial portion of the notes.

Risks Related to the Notes

The senior discount notes will be structurally junior to indebtedness and other liabilities of our subsidiaries

        Our subsidiaries will not be guarantors of the notes. You will not have any claim as a creditor against any of our subsidiaries, and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to your claims against those subsidiaries. As of June 30, 2006, our subsidiaries had $602.5 million of outstanding liabilities, including the credit facility, the second priority senior secured notes, the senior subordinated notes and trade payables.

We may be unable to purchase the notes upon a change of control

        Upon the occurrence of "change of control" events specified in the senior discount notes indenture, you may require us to purchase your notes at 101% of their accreted value, plus accrued interest. The terms of our credit facility limit our ability to purchase your notes in those circumstances. Any of our future debt agreements may contain similar restrictions and provisions. Accordingly, we may not be able to satisfy our obligations to purchase your senior discount notes unless we are able to refinance or obtain waivers under the credit facility and other indebtedness with similar restrictions. We cannot assure you that we will have the financial resources to purchase your senior discount notes, particularly if that change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. The second priority senior secured notes and the senior subordinated notes each contain a similar repurchase requirement, and our credit facility currently provides that certain change of control events will constitute a default and could result in the acceleration of our indebtedness under the second priority senior secured notes indenture, the senior subordinated notes indenture and the senior discount notes indenture.

        We do not have, and may not in the future have, any assets other than ownership interests in Advanstar Communications Inc. and Advanstar IH, Inc. As a result, our ability to repurchase all or any part of the senior discount notes upon the occurrence of a change of control will be dependent upon the receipt of dividends or other distributions from our direct and indirect subsidiaries. The credit facility, the second priority senior secured notes and the senior subordinated notes restrict Advanstar Communications Inc. from paying dividends and making any other distributions to us. If we do not obtain the consent of the lenders under agreements governing outstanding indebtedness of our subsidiaries, including under the credit facility, the second priority senior secured notes and the senior subordinated notes, to permit the repurchase of the senior discount notes, we will likely not have the financial resources to purchase senior discount notes upon the occurrence of a change of control and our subsidiaries will be restricted by the terms of such indebtedness from paying dividends to us or otherwise lending or distributing funds to us for the purpose of such purchase. In any event, there can be no assurance that our subsidiaries will have the resources available to pay such dividend or make any such distribution. Furthermore, the credit facility provides that certain change of control events will constitute a default thereunder and the second priority senior secured notes indenture and the senior subordinated notes indenture each provide that, in the event of a change of control, Advanstar Communications Inc. will be required to offer to repurchase the second priority senior secured notes and the senior subordinated notes, respectively, at the price specified therefor. Our failure to make a change of control offer when required or to purchase tendered senior discount notes when tendered would constitute an event of default under the senior discount notes.

Fraudulent transfer statutes may limit your rights as a holder of the notes

        Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to

  •
  avoid all or a portion of our obligations to you;

  •
  subordinate our obligations to you to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

  •
  take other action detrimental to you, including invalidating the notes.

        In that event, we cannot assure you that you would ever be repaid.

        Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, we:

  (1)
  issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

  (2)
  received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and

  (a)
  were insolvent or were rendered insolvent by reason of the issuance of the notes;

  (b)
  were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

  (c)
  intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

        Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes.

        To the extent that proceeds from the sale of the notes and the other related financings were used, in part, to make payments to our former stockholders or to refinance debt incurred to make such payments, a court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the debt represented by the notes.

        Jurisdictions define "insolvency" differently. However, we generally would be considered insolvent at the time we issued the notes if (1) our liabilities exceeded our assets, at a fair valuation, or (2) the present saleable value of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured. We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

The notes were issued with original issue discount, which causes you to recognize income for tax purposes before you receive cash and could have adverse consequences to you in the event of a bankruptcy.

        The notes were issued at a substantial original issue discount from their principal amount at maturity. Consequently, holders of the notes will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable.

        Under the indenture, in the event of an acceleration of the maturity of the notes upon the occurrence of an event of default, the holders of the notes may be entitled to recover only the amount which may be declared due and payable pursuant to the indenture, which will be less than the principal amount at maturity of such senior discount notes.

        If a bankruptcy case is commenced by or against us under the Bankruptcy Code, the claim of a holder of notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the issue price of the notes and (ii) that portion of the original issue discount (as determined on the basis of such issue price) which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Accordingly, holders of the notes under such circumstances may, even if sufficient funds are available, receive a lesser amount than they would be entitled to under the express terms of the Indenture. In addition, there can be no assurance that a bankruptcy court would compute the accrual of interest under the same rules as those used for the calculation of original issue discount under federal income tax law and, accordingly, a holder might be required to recognize gain or loss in the event of a distribution related to such a bankruptcy case.

There is no existing trading market for the notes, which could make it difficult for you to sell your notes at an acceptable price or at all.

        There is no existing trading market for the notes, and we cannot assure you about the future development of a market for the notes or your ability to sell the notes or the price at which you may be able to sell your notes. If such market were to develop, the notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. Although it is not obligated to do so, Credit Suisse Securities (USA), LLC intends to make a market in the notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Credit Suisse Securities (USA), LLC. No assurance can be given as to the liquidity of or the trading market for the notes.

        Credit Suisse Securities (USA), LLC may be deemed to be our "affiliate", as defined the Securities Act, and, as a result, may be required to deliver a prospectus in connection with its market-making activities in the notes. In registration rights agreements that we signed with Credit Suisse Securities (USA), LLC in connection with the initial sale of the notes, we agreed to use our best efforts to file and maintain a registration statement that would allow Credit Suisse Securities (USA), LLC to engage in market-making transactions in the notes. We have agreed to bear substantially all the costs and expenses related to registration.

Risks Related to Forward-Looking Statements

You may not be able to rely on forward-looking statements.

        The information contained in this prospectus includes some forward-looking statements that involve a number of risks and uncertainties. A forward-looking statement is usually identified by our use of certain terminology including "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or by discussions of strategy or intentions. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance, achievements or industry results expressed or implied by those forward-looking statements. These factors include, but are not limited to:

  •
  the competitive environment in our industry;

  •
  economic conditions in general and in the industry in which we compete;

  •
  changes in or our failure to comply with federal, state, local or foreign laws and government regulations;

  •
  liability and other claims asserted against our company;

  •
  changes in operating strategy or development plans;

  •
  the ability to attract and retain qualified personnel;

  •
  our significant indebtedness;

  •
  changes in our acquisition and capital expenditure plans; and

  •
  other factors we refer to in this "Risk Factors" section and elsewhere in this prospectus.

        In addition, forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known and unknown risks, uncertainties and other factors. Accordingly, a forward-looking statement is not a prediction of future events or circumstances and those future events or circumstances may not occur. Given these uncertainties, you are cautioned not to place undue reliance on the forward-looking statements. We are not undertaking any obligation to update these factors or to publicly announce the results of any changes to our forward-looking statements due to future events or developments.

USE OF PROCEEDS

        This prospectus is delivered in connection with the sale of the notes by Credit Suisse Securities (USA), LLC in market-making transactions. We will not receive any of the proceeds from such transactions.

CAPITALIZATION

        The following table presents our unaudited cash and cash equivalents and consolidated capitalization as of June 30, 2006. This table should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations."

As of June 30, 2006
(in millions)
Cash and cash equivalents	$51.9

Long-term debt, including current portion
Credit facility
Term loan facility	$10.0
Revolving credit facility(1)	—
Second priority senior secured floating rate notes(2)	9.8
Second priority senior secured fixed rate notes(3)	291.9
12% Senior subordinated notes due 2011	160.0
Senior discount notes	159.3

Total debt	$631.0
Stockholders equity	(7.8)

Total capitalization	$623.2

(1)
We currently have a $50.0 million committed revolving credit facility, which is available for borrowing, subject to satisfaction of customary borrowing conditions. We have obtained $2.1 million in letters of credit under our revolving credit facility, which reduces availability for borrowings thereunder.

(2)
Communications redeemed all of the second priority senior secured floating rate notes in August 2006.

(3)
The $291.9 million principal amount of fixed rate notes includes $291.3 million face amount plus the premium of $0.6 million we received upon the sale of such notes. The premium will be amortized as a reduction of interest expense over the term of the notes.

INDUSTRY AND MARKET DATA

        Industry and market data for the business-to-business ("B-to-B") media industry and our market share and relative industry positions used throughout this prospectus were obtained through company research, internal company surveys and studies conducted by third parties, independent industry publications and other publicly available information. We have not independently verified market and industry data from third-party sources. In addition, while we believe internal company surveys are reliable and we believe that we define markets appropriately, none of such surveys nor such market definitions have been verified by any independent sources.

        In particular:

  •
  Industry overview: Except where otherwise specifically referenced, we have based our discussion of the B-to-B communications industry on publications by Veronis Suhler Stevenson and reports and studies by the B-to-B trade association, including Business Information Network (BIN), an information source of American Business Media.

  •
  Tradeshows: We rank our tradeshows against the tradeshows of our competitors based on an internally conducted analysis of net square footage of exhibition space. This data is typically reported by tradeshow organizers and published in the Tradeshow Week Quarterly Report, a quarterly publication that lists tradeshows grouped by show date. We include both direct and indirect competitors in such comparisons. Direct competitors are the tradeshows within the same industrial classification code and geographic region as our tradeshows, although we only include tradeshows within the same industrial classification code that are within the same subcategory, as defined by us, as our tradeshows. For example, we only include women's apparel shows in providing data about our women's apparel tradeshows, although the relevant industrial classification code covers all apparel shows. Direct competitors are also determined in some cases by the time of the year during which a tradeshow is held. Indirect competitors are subjectively determined by us on a case-by-case basis. These indirect competitors include: (1) broad-based tradeshows we know from prior experience that display, among other products, products displayed at our tradeshows and (2) tradeshows identified by our current exhibitors as other tradeshows in which they participate. In determining our market position in comparison to these broad-based shows, we compare the square footage of our show against the estimated square footage of that broad-based show allocated to the products that are of the same type as those displayed in our tradeshow. Some of our tradeshows have insignificant or no direct competition.

  •
  Trade Publications: We utilize the industry-standard method of ranking our publications against competitors' publications based on the number of advertising pages as determined, except where otherwise specifically referenced, by Inquiry Management Systems Ltd. and PERQ, independent vendors. For purposes of these rankings, we have defined our markets narrowly as the niche of businesses or professionals at which a publication is specifically targeted.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The table below includes selected historical, consolidated financial data for Advanstar, Inc. for each of the periods indicated. The selected historical consolidated financial data for the years ended December 31, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2001, 2002 and 2003 have been derived from the audited consolidated financial statements and notes thereto for those periods, which are not included herein. The selected consolidated financial data for Advanstar for the years ended December 31, 2003, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from Advanstar's audited financial statements and the notes thereto included herein. The unaudited selected historical consolidated financial data for the six months ended June 30, 2005 and 2006 have been derived from our historical data, included herein. You should read the information contained in this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those statements included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(dollars in thousands)					(unaudited)
Income Statement Data:
Revenue	$163,719	$156,315	$191,535	$271,066	$288,913	$146,562	$165,816
Cost of production and selling (excluding depreciation)	83,486	78,847	105,065	158,177	168,699	84,185	94,486
General and administrative expenses (excluding depreciation)	40,097	31,766	31,581	41,334	41,677	22,905	20,550
Restructuring charge(1)	9,406	—	2,692	(4,015)	4,771	2,015	2,325
Depreciation and amortization(2)	79,159	54,842	46,107	43,089	37,755	19,477	18,692

Operating (loss) income	(48,429)	(9,140)	6,090	32,481	36,011	17,980	29,763
Other income (expense):
Interest expense	(70,700)	(68,479)	(77,162)	(92,225)	(88,060)	(47,266)	(41,486)
Interest income	2,495	1,455	471	468	1,476	845	1,001
Loss on extinguishment of debt	(4,038)	—	(11,324)	—	(12,581)	(12,581)	(497)
Other income (expense), net	(582)	1,043	893	826	83	(18)	(157)

Loss from continuing operations before income taxes and cumulaive effect of accounting change	(121,254)	(75,121)	(81,032)	(58,450)	(63,071)	(41,040)	(11,376)
(Benefit) provision for income taxes	(35,991)	(11,348)	(6,887)	6,259	(9,524)	(3,935)	3,870

Loss from continuing operations before cumulative effect of accounting change	(85,263)	(63,773)	(74,145)	(64,709)	(53,547)	(37,105)	(15,246)
Income (loss) frrom operations of discontinue businesses, net of tax	12,855	8,423	4,001	(2,418)	31,743	41,747	(122)

(Loss) income before cumulative effect of accounting change	(72,408)	(55,350)	(70,144)	(67,127)	(21,804)	4,642	(15,368)
Cumulative effect of accounting change, net of tax and minority interests	(552)	(62,729)	—	—	—	—	—

Net (loss) income	$(72,960)	$(118,079)	$(70,144)	$(67,127)	$(21,804)	$4,642	$(15,368)

Cash flows provided by (used in):
Operating activities	$25,891	$24,701	$46,525	$18,550	$8,235	$(13,696)	$3,324
Investing activities	(25,932)	(31,388)	(145,655)	4,996	148,959	163,523	(6,131)
Financing activities	25,150	(15,650)	110,236	(12,515)	(152,635)	(153,146)	8,324
Balance sheet data (at end of period):
Cash and cash equivalents	$44,797	$19,022	$29,721	$41,328	$46,641	$38,393	$51,855
Working capital (3)	(75,381)	(70,062)	(79,067)	(70,658)	(67,898)	(46,501)	(62,708)
Total assets	1,016,508	870,562	989,173	914,910	765,953	762,142	759,354
Total debt	524,923	657,804	744,071	753,319	620,592	613,137	631,030
Total stockholder's equity	209,336	88,171	90,618	26,223	6,587	30,891	(7,819)
Other Data:
Capital expenditures	$12,141	$7,449	$7,930	$9,576	$9,564	$2,740	$6,102
Ratio of earnings to fixed charges(4)	—	—	—	—	—	—	—

(1)
In March 2001, we announced plans to more tightly focus the activities of our wholly owned subsidiary Advanstar.com, Inc. (Advanstar.com). These plans had the effect of more closely integrating many of the sales, marketing, technology and operating functions of Advanstar.com with our wholly owned subsidiary Advanstar Communications Inc. (Communications) and its core activities in publishing, tradeshows and direct marketing products and other. These actions resulted in a restructuring and other charge of $9.4 million, including severance, asset impairment related to abandoned leaseholds and facility closure costs in 2001. The restructuring activities were completed by the end of 2001, except for facility lease costs, which were to continue through June 2010. In April 2004, we settled the remaining facility lease commitment for a total of $1.9 million, resulting in an offset to operating expense of $4.0 million as we released the remaining accrual.

In 2005, related to the sale of the Portfolio Group, we ceased use of certain leased office space in New York, NY, Milford, CT, and Santa Ana, CA. In the third quarter of 2005, we vacated additional leased office space in Milford, CT and Chicago, IL. These activities resulted in charges to our operations during the year ended December 31, 2005. These charges consist of the discounted remaining future minimum lease payments due under non-cancelable leases, net of estimated future sublease income. These lease commitments expire at various dates through 2010. These activities resulted in a charge to operations of $2.5 million in 2005.

Effective June 2006, we entered into a lease modification and surrender agreement for approximately 60% of our vacated office space in New York, NY. Under the terms of the agreement, we will pay the landlord $2.8 million in cash, the lease covering the surrendered space will be terminated and we will have no further future lease obligations for the portion of the space surrendered. In June 2006 we adjusted our accrual for this space based upon the terms of the agreement and recorded a gain of $0.1 million.

During 2005 we notified 120 employees that they would be severed from Advanstar in connection with the sale of the Portfolio Group and the reorganization of our operating and support department management team. We recorded a charge to operations of $2.3 million during the year ended December 31, 2005 for severance and other termination costs.

(2)
Upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," we discontinued the amortization of goodwill beginning January 1, 2002. The following table reflects a reconciliation of loss from continuing operations adjusted for the exclusion of goodwill amortization, net of tax:

	Year Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(unaudited)
	(dollars in thousands)
Reported (loss) income before cumulative effect of accounting change	$(72,408)	$(55,350)	$(70,144)	$(67,127)	$(21,804)	$4,642	$(15,368)
Add: goodwill amortization, net of tax	22,738	—	—	—	—	—

Adjusted (loss) income before cumulative effect of accounting change	$(49,670)	$(55,350)	$(70,144)	$(67,127)	$(21,804)	$4,642	$(15,368)

Reported net (loss) income	$(72,960)	$(118,079)	$(70,144)	$(67,127)	$(21,804)	$4,642	$(15,368)
Add: goodwill amortization, net of tax	22,738	—	—	—	—	—	—

Adjusted net (loss) income	$(50,222)	$(118,079)	$(70,144)	$(67,127)	$(21,804)	$4,642	$(15,368)

(3)
Working capital is defined as current assets, excluding cash, of $42.1 million, $34.6 million, $47.4 million, $38.6 million, $34.4 million, $38.8 million and $34.9 million as of December 31, 2001, 2002, 2003, 2004, 2005 and June 30, 2005 and 2006 less current liabilities, excluding the current portion of long-term debt, of $117.5 million, $104.7 million, $126.4 million, $109.3 million, $102.3 million, $85.3 million and $97.6 million as of December 31, 2001, 2002, 2003, 2004, 2005 and June 30, 2005 and 2006.

(4)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pretax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and one-third of rental expense, which is considered by management to be representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges in the years ended December 31, 2001, 2002, 2003, 2004, 2005 and for the six months ended June 30, 2005 and 2006 by $121.3 million, $75.1 million, $81.0 million, $58.5 million, $63.1 million, $41.0 million and $11.4 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our consolidated financial statements, including the notes to those statements, included elsewhere in this prospectus.

        This discussion contains forward-looking statements which are neither promises nor guarantees and involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause those differences include, but are not limited to, those discussed in "Risk Factors."

Overview

        During the first quarter of 2006, we undertook a strategic change in the monitoring and management of our business to better reflect our focus and commitment to our three industry-focused segments. This change was prompted as a result of a substantial change in our business organization following the divestiture of the Portfolio Group. See "Presentation of Financial Information—Acquisitions and Divestitures."

        We now report our business in these three industry focused segments:

  •
  Fashion & Licensing, which serves the men's, women's, children's and product sourcing sectors of the apparel industry as well as the merchandise licensing industry through industry tradeshows, conferences and on-line showrooms; publishing targeted magazines and directories; and offering a broad range of marketing support services;

  •
  Life Sciences, which serves the healthcare, dental, veterinary, pharmaceutical, and science fields through publishing primary and specialty care magazines and professional journals; organizing conferences and other events; developing continuing medical education ("CME") products; and the creation of a wide variety of custom marketing projects; and

  •
  Powersports, which serves the motorcycle, off-road and automotive aftermarket industries through publishing trade and consumer magazines and shows and electronic products.

        In addition to our three segments described above, we combine our European, market development and e-media operations into "Other."

        Unless otherwise noted, disclosures herein relate only to our continuing operations. All historical amounts have been reclassified to exclude results and gains or losses from discontinued operations. For further information on discontinued properties, see "Presentation of Financial Information—Acquisitions and Divestitures."

        Fashion & Licensing accounted for 38%, 30%, 31%, 32% and 36% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Life Sciences accounted for 38%, 54%, 51%, 49% and 45% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Powersports accounted for 16%, 12%, 14%, 16% and 16% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006, while Other operations accounted for 8%, 4%, 4%, 3% and 3% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Our revenue reaches its highest levels during the first and third quarters of the year due to the timing of the MAGIC Marketplace tradeshows and our other large tradeshows and conferences. Because show and conference revenue is recognized when a particular event is held, we may experience fluctuations in quarterly revenue based on the movement of show dates from one quarter to another.

Trends and Developments

        Results for the first half of 2006 reflect the impact of our strategy put in place in 2005 to focus our portfolio on industry segments where we can leverage our strong market positions, customer relationships and management teams. We continue to develop new revenue streams through a variety of growth initiatives across all segments and are constantly striving to improve operating efficiency.

        In addition to the expansion and development of new categories and trend areas in MAGIC, the recent acquisitions of POOL and Project have been integrated into the overall MAGIC Marketplace and contributed to the expansion of our fashion offerings to our exhibitors and attendees during the first half of the year.

        The recent launches in Powersports in the off-road market continue to develop, including DIRTsports and Off-Road Business magazines, Off-Road Impact tradeshow and the Off-Road Expo consumer event acquired in October 2005.

        In Life Sciences our healthcare projects business continues to develop through the strengthening of our sales efforts and effectively addressing our pharmaceutical customers' needs to comply with tighter regulations relating to the management and delivery of educational projects. We continued our growth initiatives including the launch of five new publications and conferences and the development of several new webinars and other electronic media in the first half of 2006.

        In the first quarter of 2006 we established a dedicated electronic media group to focus on developing opportunities for electronic products to meet our customers' evolving marketing and information requirements. We anticipate accelerating our growth in electronic media as we move through the balance of the year.

        On May 24, 2006, Communications amended and restated its existing credit facility. The amended Credit Facility reduced the revolving loan from $60.0 million to $50.0 million, added a $10.0 million Term Loan, modified or eliminated certain restrictive covenants and extended the maturity date from April 2007 to May 2009 for the entire Credit Facility. See "Liquidity and Capital Resources-Credit facility amendment and restatement."

Presentation of Financial Information

Acquisitions and Divestitures

        We continue to look for opportunities to execute our strategy of building significant product positions in targeted markets, through both the acquisition and sale of identified assets. Dispositions completed from January 1, 2003 through June 30, 2006 are as follows:

  •
  On December 31, 2003, we sold a portfolio of automotive and technology industry tradeshows and magazines operated by our U.K. subsidiary for a total sales price of $2.2 million in cash. Total revenue and contribution margin for these properties in 2003 was $5.8 million and $0.2 million.

  •
  In the first quarter of 2004, we sold our art industry tradeshows and magazines for a total sales price of $19.6 million in cash ("Art Group"). We recorded a gain after taxes on the sale of $3.4 million. Revenue and contribution margin for the Art Group in 2003 was $10.9 million and $3.1 million. Art Group revenue and contribution margin from January 1, 2004 to March 12, 2004 was $8.5 million and $3.4 million.

  •
  In the third quarter of 2004, we sold our Post business trade publication ("Post") for $1.0 million in cash. We recorded a loss after taxes on the sale of $1.3 million. Revenue and contribution margin for Post in 2003 was $1.7 million and $0.3 million. Post revenue and contribution margin from January 1, 2004 to July 2, 2004 was $0.7 million and $0.1 million. We also sold our 65%

    ownership in our French joint venture ("SeCA"), which consisted of one tradeshow, for $3.1 million in cash. In conjunction with our sale of SeCA we recorded a goodwill impairment charge of $9.4 million, net of minority interest in 2004. Total revenue and contribution margin for SeCA, net of minority interest, was $4.1 million and $1.7 million in 2003, and was $2.9 million and $1.4 million in 2004. Also in the third quarter of 2004, we sold our German tradeshow business ("DMS") for $1.7 million in cash. As a result of the sale of DMS we recorded a goodwill impairment charge of $6.2 million. Total revenue and contribution margin in 2003 was $2.0 million and $0.5 million. Total revenue and contribution loss in 2004 was $0.1 million and $0.3 million.

  •
  On May 23, 2005, we and certain affiliates (Communications, Advanstar Expositions Canada Limited and Advanstar.com) completed the sale of business assets and liabilities associated with our tradeshows and conferences, trade publications and direct marketing products in our: Information Technology & Telecommunications, Travel/Hospitality, Beauty, Home Entertainment, Abilities and Portfolio groups, including the shares of our Hong Kong subsidiaries. The shares of our Brazilian subsidiary were sold in July 2005 after receipt of final regulatory approval. Collectively, these assets and shares are referred to as the "Portfolio Group." The sale price for the Portfolio Group was $185.0 million less $11.2 million in working capital adjustments and expenses. We recorded a gain on the sale of $52.9 million. Revenue and contribution margin from January 1, 2005 to May 23, 2005 was $49.0 million and $14.9 million. Revenue in 2003 and 2004 was $104.9 million and $102.5 million and contribution margin in 2003 and 2004 was $28.9 million and $27.5 million.

  •
  In the second quarter of 2005, we discontinued the remaining East Coast Fashion tradeshow business acquired in 1999 from Larin-Pluznik-Larkin, LLC. (the "East Coast Fashion Group") as part of our new strategy. We recorded a $2.3 million impairment charge for the remaining intangible assets of this business in 2005. East Coast Fashion Group revenue for 2003 and 2004 was $10.9 million and $6.1 million. 2003 contribution margin was $1.7 million and 2004 contribution loss was $0.3 million. Revenue and contribution margin through the second quarter of 2005 for East Coast Fashion Group was $0.9 million and $0.1 million.

  •
  On December 31, 2005, we sold our Arenacross Championship Series ("Arenacross") for a total selling price of $0.2 million. We recorded a loss on the sale of $0.4 million in December 2005. Revenue and contribution loss was $0.9 million and $1.6 million in 2005. Arenacross had no revenue or contribution margin in 2004, 2003 or for the six months ended June 30, 2005.

        The financial results of the businesses included in discontinued operations in the accompanying condensed consolidated statements of operations are as follows:

				Six Months Ended June 30,
	Year Ended December 31,
(in thousands of dollars)
	2003	2004	2005	2005	2006
Income (loss) before income taxes (including goodwill impairment charge and gain on sale)	$18,240	$(977)	$55,961	$58,575	$(167)
Income tax provision (benefit)	13,612	5,705	23,652	16,262	(45)
Minority interests	(627)	4,264	(566)	(566)	—

Income (loss) from discontinued businesses	$4,001	$(2,418)	$31,743	$41,747	$(122)

        Between January 1, 2003 and June 30, 2006, we completed 7 acquisitions; five of which were completed in 2005, one in 2004, and one in 2003.

  •
  On October 1, 2003, we purchased a portfolio of healthcare industry magazines and related custom services projects from The Thomson Corporation and its subsidiaries for $136.5 million in cash (including $1 million of related fees and expenses) ("Thomson").

  •
  On March 8, 2004, we purchased a portfolio of pharmaceutical industry specific magazines and conferences from the Institute of Validation Technology, Inc. ("IVT") for $7.9 million in cash. In addition, we will pay additional contingent cash consideration to the prior owners based upon 2004 and 2005 operating results generated from the acquired assets and their continued employment with us. Operating results for 2004 and 2005 include $1.5 million and $0.7 million in compensation expense to reflect the accrual of the 2004 and 2005 components of the expected contingent payment.

  •
  On August 19, 2005, we purchased Project Global Tradeshow, Inc. ("Project"), a producer of tradeshows for the fashion industry, for $9.9 million in cash. In addition, we may pay additional contingent cash consideration to the former shareholders based on the 2007 and 2008 operating results of the acquired business and their continued employment with us.

  •
  On August 23, 2005, the Company purchased two fashion industry tradeshows and related products from the owner of the POOL Tradeshow ("POOL") for $3.0 million in cash. In July 2006, we and the former owner of POOL entered into an agreement to terminate the former owner's employment with us and settle all their respective rights and obligations under the POOL asset purchase agreement and an employment agreement entered into in connection with the POOL acquisition. The agreement provides for an initial payment of $1.5 million to the former owner in July 2006 and an additional payment of $0.5 million in 2007 as final payment under the agreement. This consideration will be recorded as compensation expense in the third quarter of 2006. The POOL purchase agreement originally provided for additional contingent cash consideration to be paid to the former owner based on the 2007 and 2008 operating results of POOL and required the owner's continued employment with us. These future contingent purchase price and employment-related payments were canceled as part of the agreement.

  •
  On September 12, 2005, we purchased an off-road consumer event business from Petersen Events Corporation ("Off-Road Expo") for $2.2 million in cash. In addition, we may pay additional contingent cash consideration to the former shareholders based on the 2006 operating revenue from the acquired business.

  •
  In 2005, we completed two other acquisitions of consumer shows with an aggregate purchase price of $0.5 million in cash.

        We have accounted for these acquisitions under the purchase method of accounting. Accordingly, our results of operations include the effect of the acquisition from the date of purchase.

Sources of Revenue

Shows and Conferences

        Our segments derive revenue from shows and conferences. Such revenue is principally generated from the sale of exhibit space and conference attendance fees generated at our events. For the last twelve months ended June 30, 2006, 81% of our shows and conferences revenue was from the sale of exhibit space. Events are generally held in major metropolitan or convention areas such as New York City and Las Vegas.    The sale of exhibit space is generally impacted by the ongoing quality and quantity of attendance, venue selection and availability, industry cycle and general market conditions. Revenue and related direct event expenses are recognized in the month in which the event is held. An event is billed and cash is collected in advance and is recorded on our consolidated balance sheet as deferred revenue until the event has been held.

Publications

        Our segments derive revenue from publications. This revenue is principally generated from the sale of advertising in our trade magazines. Additionally, certain publications derive revenue from paid subscriptions and custom publishing and projects. Paid subscriptions comprise approximately 5% of total publishing revenue for the last twelve months ended June 30, 2006. Most of our publications are produced monthly with advertising sold on either a scheduled or single insertion basis. The sale of advertising is generally impacted by new product releases, circulation quality, readership, and general market conditions. Advertising revenue is recognized on the publication issue date, and subscription revenue, if any, is recognized over the subscription period. Custom project contract revenue with both conference and print elements are deferred and not recognized until all elements are delivered. Customer advances are recorded when cash is received in anticipation of future advertising unrelated to a specific publication issue.

Direct Marketing Products and Other

        Our segments also derive revenue from direct marketing and other products. Such revenue consists principally of the sale of value-added marketing products such as print and internet based classified advertising, direct mail services, reprints, database marketing, directories, guides, reference books and electronic based products. These products complement and utilize the content or databases generated by our shows, conferences and publications. The sale of these products is generally impacted by the success of the event or publication from which these products are derived, the quality of the sales team and general market conditions. Revenue is generally recognized when the applicable product is shipped or otherwise delivered.

Components of Expenses

Shows and Conferences

        Costs incurred for shows and conferences include facility rent, attendee and exhibitor sales and marketing and on-site services such as registration, security and set-up. Exhibitors generally contract directly with third parties for on-site services such as electrical services and booth set-up. Staff salaries and related payroll expenses are treated as monthly period expenses. All other direct costs are expensed when the event occurs.

Publications

        Costs incurred for publications include printing, paper and postage; selling and promotion; editorial and prepress; and circulation acquisition and fulfillment. Additionally, publisher and sales staff costs, and production, editorial and circulation staff costs, with related payroll taxes and benefits, are charged to the publications segment. We outsource the actual printing of our publications. Printing, paper and postage costs are charged to operations at the time of publication issuance. All other direct costs are charged to operations when incurred.

Direct Marketing Products and Other

        Costs for direct marketing products and other include printing and distribution costs, database administration fees and selling and product development staff costs. All direct costs are expensed when incurred.

        The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. On an ongoing basis, we evaluate these estimates, including those related to bad debts, restructuring and medical claims accruals, realizability of intangible assets and recoverability of deferred income tax assets. We base these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We apply the following critical accounting policies in the preparation of our consolidated financial statements:

Revenue Recognition

        Revenue is recognized as discussed in the "Sources of Revenue" section above. The balance of deferred revenue at June 30, 2006 was $31.6 million for shows and $12.5 million for publications. On a relative basis, our deferred revenue reaches its highest levels during the second and fourth quarters of the year largely due to the timing of the MAGIC tradeshows and our other large shows and conferences.

Allowance for Doubtful Accounts

        We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The balance of the allowance for doubtful accounts at December 31, 2004, 2005 and June 30, 2005 and 2006 was $0.8 million, $1.1 million, $0.7 million and $1.0 million. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

        The allowance for doubtful accounts is an estimate based on specifically identified accounts as well as non-specific identification reserves based on our historical experience. We evaluate specific accounts where we have information that the customer may have an inability to meet its financial obligations. In these cases, management uses judgment, based on the best available facts and circumstances, to determine if a specific reserve for that customer's receivable is warranted. These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved. We also establish a non-specific identification reserve for all customers based on historical percentages applied to customer balances depending on the age of the amount due. This percentage is based on historical collection and write-off experience and varies by geographic region. If circumstances change, our estimates of the recoverability of amounts due us could be reduced or increased by a material amount. Such a change in estimated recoverability would be accounted for in the period in which the facts that give rise to the change become known.

Deferred Taxes

        Pursuant to the requirements of SFAS No. 109, we record a valuation allowance to reduce our deferred tax assets to the amount that we determine is more likely than not to be realized. At December 31, 2005, 2004, and June 30, 2005 and 2006, we have recorded a valuation allowance to offset the deferred tax benefit associated with all of our U.S. and foreign net operating loss carryforwards because the realization of these benefits is not considered likely based upon our history of not generating taxable income to utilize these tax benefits. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. In the event we were to subsequently determine that we would be able to realize our deferred tax assets in excess of our net recorded amount, a reduction in the valuation allowance would result in an income tax benefit and would increase net income or reduce net loss in the period such determination was made. In addition to the deferred tax assets, which are fully reserved, we have established a deferred tax liability based upon the excess of the carrying value of our goodwill for financial reporting purposes over the tax basis of this goodwill. We establish this liability because we do not amortize goodwill for financial reporting purposes but we do amortize goodwill for tax reporting purposes.

Amortization of Intangible Assets

        Intangible assets related to trade exhibitor and advertiser lists are amortized using a double-declining balance method over 6 years and 5 years, respectively. Intangible assets related to trade names and trademarks are amortized using a straight-line method over 20 years. Intangible assets related to subscriber lists and other intangible assets are amortized using a straight-line method over 3 to 10 years. We amortize intangible assets on a basis which corresponds to our projections of future cash flows directly related to these intangible assets. A change in circumstances could result in a determination that asset lives should be changed or that the related assets are impaired and impairment charges to reduce the carrying value of intangible assets may be necessary. The effect of any changes in useful lives or a determination that the carrying value of an intangible asset is impaired would be accounted for in the period that such determination was made.

Impairment of Long-Lived Assets

        We evaluate the carrying value of long-lived assets, including identifiable intangibles, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying value is reduced to the estimated fair value as measured by the associated discounted cash flows.

        In accordance with the provisions of SFAS No. 142, we evaluate goodwill for impairment using a two-step test based upon a fair value approach. The first step is used to identify a potential impairment by comparing the carrying value of the net assets of each reporting unit to an estimate of the fair value of each of our reporting units (as defined by SFAS No. 142), while the second step calculates the amount of impairment, if any. Additionally, goodwill will be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. We determine the fair value of our reporting units by application of a discounted cash flow analysis. If circumstances change, our estimates of fair value will also change and could result in a determination that additional impairment charges to reduce the carrying value of goodwill are necessary. We completed our annual goodwill impairment test for each of our three reporting units as of July 1, 2005. Based on this first step test, there was no impairment of goodwill indicated.

Results of Operations

SIX MONTHS ENDED JUNE 30, 2006 COMPARED TO SIX MONTHS ENDED JUNE 30, 2005

Revenue

        Revenue in the first six months of 2006 increased 13.1% to $165.8 million from $146.6 million in the first six months of 2005.

        Fashion and Licensing revenue of $59.0 million increased 25.7% or $12.0 million from $47.0 million in the first six months of 2005. Revenue from our spring 2006 MAGIC Marketplace increased $8.2 million or 22.6% over 2005. Total exhibit space increased by 17.2% to 1,051,000 square feet. Additional growth came from increases in yields as well as growth in sponsorship and turnkey booth package programs. The August 2005 acquisitions of POOL and Project expanded our presence in the contemporary and boutique fashion markets. The POOL and Project events, which were integrated into MAGIC Marketplace in Las Vegas, along with the Project New York event, contributed $9.2 million of revenue and 192,000 of square feet in the first quarter of 2006. Revenue in the first six months of 2006 also benefited from a successful Licensing International event held in New York and 11.2% growth in revenue in License! magazine.

        Life Sciences revenue of $75.1 million increased 4.8% or $3.4 million from $71.7 million in the first six months of 2005. Revenue from healthcare custom projects increased $1.8 million or 32.4% from the first six months of 2005 primarily due to more focused selling efforts and our ability to address the new pharmaceutical regulatory rules governing the management and delivery of many of these projects. Revenue also increased $2.2 million due to five new publication and conference launches. These revenue gains were partially offset by a decline of $0.7 million or 21.5% from our IVT Pharmaceutical manufacturing conferences. Ad pages and revenue across our Life Science publications were essentially flat in the first six months of 2006 compared with the same period last year with strong performance in our specialty healthcare, pharmaceutical and dental publications offset by softness in some of our primary healthcare and veterinary publications.

        Powersports revenue of $26.7 million increased 15.6% or $3.6 million from $23.1 million in the first six months of 2005. The International Motorcycle Show events and Dealer Expo experienced an increase in square feet of 6% and revenue of 10% in 2006. In the off-road market we held a strong second year Off-Road Impact Expo trade event and launched Off-Road Expo-Salt Lake City, a consumer off-road event. Ad pages and ad revenue for Powersports publications grew 26% and 24%, respectively, due to new products and increased advertising from Asian aftermarket parts manufacturers and the continued development of our off-road publications, DIRTsports and Off-Road Business.

        Revenue from our Other operations in the first six months of 2006 was $5.0 million, compared to $4.9 million reported in first six months of 2005.

Cost of production and selling

        Cost of production, selling, editorial and circulation expenses in the first six months of 2006 increased 12.2% to $94.5 million from $84.2 million in the first six months of 2005 due to acquisitions and growth in revenue across segments.

        Expenses of Fashion & Licensing in the first six months of 2006 increased by 31.5%, or $6.0 million, to $25.0 million from $19.0 million in the first six months of 2005, primarily due to $5.2 million in costs related to the POOL and Project shows.

        Expenses of Life Sciences in the first six months of 2006 increased by 3.6%, or $1.8 million, to $50.1 million from $48.3 million in the first six months of 2005. The increase is due to $1.9 million in product launch costs for five new conferences and publications, a $1.5 million increase in healthcare special projects costs related to the growth in the number and revenue of delivered projects, offset by reductions of $0.6 million in costs related to the sold publication Pharmaceutical Discovery and $1.0 million in costs due to improved operating efficiencies from the restructuring program implemented at the end of the second quarter of 2005.

        Expenses of Powersports in the first six months of 2006 increased by 8.1%, or $1.1 million, to $15.6 million from $14.5 million in the first six months of 2005. Expenses increased primarily due to increased direct costs for the automotive and off-road publications in support of their increased revenue and development and from the launch of our Off-Road Expo—Salt Lake event, partially offset by lower operating costs at our Dealer Expo event in Indianapolis.

        Expenses of our Other operations in the first six months of 2006 was $3.8 million, compared to $2.4 million in first six months of 2005. This increase is primarily due to reductions in vendor credits attributable to the sale of the Portfolio Group in 2005, investments in the development of our e-media product offerings and launch costs for Ophthalmology Times Europe.

General and administrative

        General and administrative costs decreased 10.3% to $20.6 million in the first six months of 2006 from $22.9 million in the first six months of 2005. Costs declined primarily due to $0.8 million of cost savings related to office restructuring actions taken in 2005 and a decline of $0.6 million in audit, tax and Sarbanes-Oxley consulting services. Expense reductions also consisted of certain first half 2005 costs which did not recur in 2006, including $0.6 million of strategic consulting fees for the Life Sciences segment and a $0.6 million employee compensation accrual related to the IVT acquisition. These savings were partially offset by increases in legal costs related to outstanding legal claims.

Restructuring charge

        In March 2001, we announced plans to more tightly focus the activities of our wholly owned subsidiary Advanstar.com, Inc. (Advanstar.com). These plans had the effect of more closely integrating many of the sales, marketing, technology and operating functions of Advanstar.com with Communications and its core activities in publishing, tradeshows and direct marketing products and other. The restructuring activities were completed by the end of 2001, except for facility lease costs which were to continue through June 2010. In April 2004, we settled the remaining facility lease commitment for a total of $1.9 million, resulting in an offset to operating expense of $4.0 million as we released the remaining accrual. The buyout will save approximately $5.0 million in future lease payments through June 2010.

        In September 2003, we consolidated our midtown New York leased office space from two floors to one and sublet the excess space. These actions resulted in a third quarter 2003 restructuring charge of approximately $2.1 million. In December 2003, we consolidated our Chester, U.K. leased office space and vacated two of our four floors, resulting in a fourth quarter 2003 charge of approximately $0.6 million. These activities included a charge for the present value of future rental payments, net of sublease income, of $2.3 million, and other relocation costs and expenses of $0.4 million. We will continue to pay facility lease costs, net of sublease income, associated with the previously used facilities through August 2015.

        In May 2005, we ceased use of certain leased office space in New York, NY, Milford, CT, and Santa Ana, CA related to the sale of the Portfolio Group (see Note 4 of the notes to our consolidated financial statements). In the third quarter of 2005, we vacated additional leased office space in Milford, CT and Chicago, IL. These activities resulted in charges to our operations during 2005. In the first quarter of 2006, we vacated additional leased office space in New York, NY, and revised our estimate of expected future sublease income for this space, resulting in additional charges in the first quarter of 2006. These charges consist of the discounted remaining future minimum lease payments due under non-cancelable leases, net of estimated future sublease income. These lease commitments expire at various dates through 2010.

        Effective June 2006, we entered into a lease modification and surrender agreement for approximately 60% of our vacated office space in New York, NY. Under the terms of the agreement, we will pay the landlord $2.8 million in cash, the lease covering the surrendered space will be terminated and we will have no further future lease obligations for the portion of the space surrendered. In June 2006 we adjusted our accrual for this space based upon the terms of the agreement and recorded a gain of $0.1 million.

        During 2005 the Company notified 120 employees that they would be severed from the Company in connection with the sale of the Portfolio Group and the reorganization of the Company's operating and support department management team. As of June 30, 2006, 117 of these employees have been terminated. Severance payments are expected to continue through 2007.

        Pre-tax restructuring charges incurred are as follows:

				Six Months Ended June 30,
	Year Ended December 31,
(in thousands of dollars)
	2003	2004	2005	2005	2006
Facility exit costs	$2,692	$—	$2,499	$794	$2,339
Advanstar.com lease settlement	—	(4,015)	—
Employee severance and other termination costs	—	—	2,272	1,221	(14)

Restructuring charge	$2,692	$(4,015)	$4,771	$2,015	$2,325

Depreciation and amortization

        Depreciation and amortization expense declined $0.8 million to $18.7 million in the first six months of 2006 from $19.5 million in the first six months of 2005 primarily due to the effect of the double declining balance method of accelerated amortization on our exhibitor and advertiser lists, partially offset by accelerated depreciation for leaseholds in leased office space vacated in 2006 and additional amortization expense related to the businesses acquired in 2005.

Interest expense

        Interest expense in the first six months of 2006 declined $5.8 million, or 12.2%, to $41.5 million from $47.3 million in the first six months of 2005 primarily due to the repayment of $20.4 million of Communications' term loans, $8.7 million of Communications' fixed rate notes, and $117.8 million of Communications' floating rate notes in the second quarter of 2005 with the proceeds from the sale of the Portfolio Group. See "—Liquidity and Capital Resources- Second Priority Secured and Floating Rate Notes Repayment."

Loss on extinguishment of debt

        Communications incurred $12.6 million in costs related to the repurchase of Communications' fixed rate notes and floating rate notes in June 2005. These costs include $8.6 million in tender offer premium and consent fees, the write off of $3.5 million in unamortized deferred financing costs, and $0.5 million in legal fees and expenses. See "—Liquidity and Capital Resources-Second Priority Secured and Floating Rate Notes Repayment."

        Communications incurred $0.5 million in costs related to the write off of unamortized deferred finance costs relating to the amendment and restatement of the credit facility in May 2006. See "—Liquidity and Capital Resources- Credit facility amendment and restatement."

        We recorded an expense of $11.3 million in the third quarter of 2003 to reflect the write-off of deferred financing costs related to the term loans which were repaid with the proceeds of the August Senior Secured Notes offering and the reduction in the revolving loan commitment. See "Presentation of Financial Information-Private Placement of Second Priority Senior Secured Notes and Refinancing of Credit Facility."

Provision (benefit) for income taxes

        The provision for income taxes before discontinued operations was a provision of $3.9 million in the six months of 2006 compared to a benefit of $3.9 million in the six months of 2005. For both 2006 and 2005, the provision/benefit includes income taxes in certain foreign jurisdictions and a deferred tax provision related to the basis of goodwill for tax purposes being less than the carrying value of goodwill for financial reporting purposes. The second quarter 2005 tax benefit reflects the tax benefit provided by losses from continuing operations to the extent that such losses offset the income from discontinued operations. This tax benefit is offset by a tax provision included in discontinued operations resulting from the operating income and gain attributable to the sale of the Portfolio Group business. We recorded no income tax benefit related to the net operating losses we generated during 2005 or 2004 because we have established a valuation allowance to offset any related tax benefits due to uncertainty about realization of these benefits.

Discontinued operations

        Properties sold in 2004 included Art, Post, SeCA, and DMS for an aggregate of $24.3 million in cash. Total gain on sale of these businesses was $2.1 million, after tax effect. The aggregate goodwill impairment charge recorded in 2004 relating to these assets was $15.6 million.

        In May and July 2005, Advanstar sold certain businesses to Questex for net cash of $173.8 million. A gain of $52.9 million on the sale of these assets was recorded in the second quarter of 2005.

        In the second quarter of 2005, the Company discontinued the remaining East Coast Fashion tradeshow business acquired in the 1999 Larkin transaction and recognized a $2.3 million impairment charge for the remaining carrying value of the intangible assets of this business.

        In December 2005, we sold our Arenacross Championship Series for a total selling price of $0.2 million. The loss on the sale of $0.4 million was recorded in December 2005.

See further information regarding discontinued operations in "—Presentation of Financial Information—Acquisitions and Divestitures."

2005 COMPARED TO 2004

Revenue

        Total revenue increased $17.8 million, or 6.6%, to $288.9 million in 2005 from $271.1 million in 2004.

        Fashion and Licensing revenue of $90.0 million increased 12.5% or $10.0 million from $80.0 million in 2004. Our MAGIC Marketplace events increased revenue by $9.6 million or 13.9% and square footage increased by 7.1% over 2004 due to development of new trend areas, the continued expansion of our Sourcing Zone initiative, and the acquisitions of POOL and Project in 2005. Our licensing events in the U.S. and U.K. increased revenue by $0.9 million or 11.4% over 2004 due to an increase in square footage and price per square foot. Partially offsetting the revenue increases was a decline in revenue from our License!publication.

        Life Sciences revenue of $146.9 million increased 0.9% or $1.3 million from $145.6 million in 2004. Revenue from our IVT conferences increased $1.6 million or 32.1% over 2004 due to the launch of 18 new conference tracks to address emerging topics of interest in the FDA drug validation process. Our remaining Life Science publishing products revenue increased over 2004, with the pace of growth increasing significantly in the fourth quarter. This was driven by increased revenue in specialty care healthcare, and dental publications. We launched or continued to develop three new publications and one conference, including Locum Life, Firstline, Modern Hygienist and a dental conference and stopped holding one small conference in the pharmaceutical markets in 2005 compared to 2004. Launches, other than the IVT conferences discussed above, generated $1.7 million in revenue in 2005. These revenue increases were partially offset by declines in our veterinary and certain primary healthcare publications revenue and healthcare custom projects of $4.3 million. Projects have a significant lead time from proposal to completion. The revenue decline reflects the impact on the 2005 sales cycle of marketing and fulfillment problems we experienced in 2004 and the restructuring of our operations, including healthcare properties and management, in the first half of 2005.

        Powersports revenue of $39.5 million increased 15.8% or $5.4 million from $34.1 million in 2004. Revenue from the Powersports shows and conferences increased 12.5% over 2004 due to new category initiatives, product launches and selected acquisitions. Development of new initiatives continued for American Made motorcycle products in our IMS motorcycle consumer events and the Big Twin West tradeshow, expanding sales in this category significantly. Dealer Expo increased revenue through price increases and expansion of international exhibitors. Strong revenue growth also occurred in our automotive publishing and Dealernews publications. Further contributing to our overall revenue growth was the continued development of DIRTsports and Off-Road Business launched in 2004. The 2005 launch of the Off-Road Impact tradeshow and conferences, which complements the two publications launched in 2004, the 2005 launch of American Big Twin and the acquisition of the Off-Road Expo also contributed to this growth. These launches and acquisitions generated a combined $2.9 million of revenue growth in 2005. We did stop holding two small shows in the Powersports segment during 2005 causing a slight decline in revenue which served to partially offset the revenue growth discussed above.

        Revenue from our Other operations in 2005 was $12.5 million, compared to $11.4 million reported in 2004. The gain was primarily driven by launches, including Ophthalmology Times Europe and Contract Services Europe and European dental and pharmaceutical products.

Cost of production and selling

        Cost of production and selling expense increased $10.5 million, or 6.7%, to $168.7 million in 2005 from $158.2 million in 2004.

        Expenses of Fashion & Licensing in 2005 increased by 18.5%, or $5.9 million, to $37.6 million from $31.7 million in 2004. Staffing and other direct costs to support the operations of the recently acquired POOL and Project contributed approximately $2.1 million of this increase. Expenses also increased due to growth of square footage and strategic investments made across our MAGIC Marketplace and license events. There were no significant increases in venue pricing during the year.

        Expenses of Life Sciences in 2005 decreased by 2.8%, or $2.9 million, to $97.6 million from $100.5 million in 2004. This decrease is also attributable to cost savings associated with the restructuring of certain aspects of our operations, including healthcare publications, and a decline in healthcare custom projects. These cost reductions were partially offset by investments in the properties launched in 2005 as described above, as well as investments to actively develop our CME, special projects and electronic offerings. Staffing and other direct costs increased to support our newly launched IVT and dental conferences, contributing approximately $1.7 million to this increase. Expenses also increased due to strategic investments made across our market segments and product lines. There were no significant increases in venue pricing during the year.

        Expenses of Powersports in 2005 increased by 24.4% or $5.2 million, to $26.8 million from $21.6 million in 2004. Staffing and other direct costs to support our 2004 and 2005 product launches and acquisitions as discussed above contributed $2.6 million of this increase. Expenses also increased due to growth of square footage from our powersports markets and strategic investments made across our market segments and product lines. We also invested in new product areas in Dealer Expo.

        Expenses of our Other operations in 2005 was $6.6 million, compared to $4.4 million in 2004. The increase was primarily driven by launches, including Ophthalmology Times Europe and Contract Services Europe and European dental and pharmaceutical products.

General and administrative

        General and administrative expense increased $0.3 million, or 0.8%, to $41.7 million in 2005 from $41.3 million in 2004. The increase is due to an increase in earned incentives of $3.7 million and foreign currency fluctuations of $0.9 million. These increases were partially offset by a reduction in the IVT contingent compensation accrual in 2005 over amounts in 2004 by $0.9 million, and a reduction in costs due to restructuring activities as discussed below.

Restructuring charge

        See information regarding restructuring activities in "—Results of Operations-Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005-Restructuring charge."

Depreciation and amortization

        Depreciation and amortization expense declined $5.3 million to $37.8 million in 2005 from $43.1 million in 2004 primarily due to the effect of the double declining balance method of accelerated amortization on our exhibitor and advertiser lists partially offset by additional amortization expense related to the businesses acquired in 2005.

Interest expense

        Interest expense decreased $4.2 million, or 4.5%, to $88.1 million in 2005 from $92.2 million in 2004 primarily due to a decrease of $70.2 million in our weighted-average debt outstanding during the year. We repaid $20.4 million of Communications' term loans, $8.7 million of Communications' fixed rate notes, and $117.8 million of Communications' floating rate notes in the second quarter of 2005 with the proceeds from the sale of the Portfolio Group. See "—Presentation of Financial Information- Credit Facility Amendment and Credit Facility and Second Priority Secured and Floating Rate Notes Repayment" for further information.

        At December 31, 2005, $610.0 million, or 98% of our total debt is at a fixed rate with the balance of our debt subject to interest rate fluctuations. We currently have no plans to hedge our interest expense related to our remaining floating or fixed rate debt.

Interest income

        Interest income increased to $1.5 million in 2005 from $0.5 million in 2004 due to an increase in our average cash balance in 2005 compared to 2004.

Loss on extinguishment of debt

        See information regarding loss on extinguishment of debt in "—Results of Operations-Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005-Loss on extinguishment of debt."

Other income (expense), net

        Other income decreased $0.7 million to $0.1 million in 2005 from $0.9 million in 2004. This decrease is attributable to gains associated with our interest rate protection agreement, which expired in February 2004.

Provision (benefit) for income taxes

        The benefit for income taxes was $9.5 million in 2005 compared to a $6.3 million provision in 2004. The 2005 and 2004 tax benefit/provision includes a tax benefit representing the tax benefit provided by losses from continuing operations to the extent that such losses offset the income from discontinued operations. This tax benefit is offset by a tax provision included in discontinued operations. This tax benefit in continuing operations is offset by a basis difference resulting from goodwill for tax purposes being less than the carrying value of goodwill for financial reporting purposes and income taxes in certain foreign jurisdictions. We recorded no income tax benefit related to the net operating losses we generated during 2005 and 2004 because we have established a valuation allowance to offset any related tax benefits, due to uncertainty about realization of these benefits.

Discontinued operations

        See information regarding discontinued operations in "—Results of Operations-Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005-Discontinued operations."

2004 COMPARED TO 2003

Revenue

        Total revenue increased $79.6 million, or 41.5%, to $271.1 million in 2004 from $191.5 million in 2003.

        Fashion and Licensing revenue of $80.0 million increased 9.5% or $6.9 million from $73.1 million in 2003. Our MAGIC event grew by more than 138,000 square feet or 8.4% over 2003 and revenue increased approximately 8.2% over 2003. The MAGIC events were successfully combined into a single venue, the Las Vegas Convention Center, beginning with the August 2004 event. The concentration and proximity of the various fashion segments contributed to increased attendance and exhibitor interest and participation in MAGIC. Revenue growth was further attributable to License Expo revenue which grew $1.5 million, or 24.3% over 2003.

        Life Sciences revenue of $145.6 million increased 97.6% or $71.9 million from $73.7 million in 2003. Approximately $55.0 million, or 77%, of the increase is due to the acquisitions of healthcare properties from Thomson and pharmaceutical publications from IVT. Revenue growth also reflects strong results from Advanstar's specialty healthcare and pharmaceutical publications, and DVM, as well as the introduction of several new products. Revenue also increased approximately $7.3 million due to acquisitions of the Central Veterinary Conference in October 2003, and the IVT pharmaceutical conferences in March 2004. Additionally, in 2004 we launched The Pharmaceutical Executive Marketing and Sales Summit, a new event serving the pharmaceutical market.

        Powersports revenue of $34.1 million increased 13.3% or $4.0 million from $30.1 million in 2003. Powersports events' revenue increased approximately 14.7% over 2003 with the 15th year of growth in Dealer Expo due to increased square feet, solid performance from the IMS Tour series of consumer events due to increased square feet and the launch of a west coast event for the v-twin market segment. Revenue growth also reflects strong results from Motor Age due to increased ad pages, as well as the introduction of several new products.

        Revenue from our Other operations in 2004 was $11.4 million, compared to $14.7 million reported in 2003. The decline was primarily driven by the sale and discontinuation of certain U.K. events and publications in December 2003.

Cost of production and selling

        Cost of production and selling expenses increased $53.1million, or 50.6%, to $158.2 million in 2004 from $105.1 million in 2003.

        Expenses of Fashion & Licensing in 2004 increased by 8.6%, or $2.5 million, to $31.7 million from $29.2 million in 2003.    Expense increased primarily due to growth of square footage in our MAGIC Marketplace and license events.

        Expenses of Life Sciences in 2004 increased by 115.6%, or $53.9 million, to $100.5 million from $46.6 million in 2003. This increase is primarily attributable to additional costs of $51.5 million associated with the operations of the recently acquired Thomson healthcare properties, Central Veterinary Conference and IVT acquisition. Expense also increased due to product launches and related revenue growth as discussed above.

        Expenses of Powersports in 2004 increased by 22.1% or $3.9 million, to $21.6 million from $17.7 million in 2003. Expenses increased $1.8 million due to new products as discussed above. Increase was also related to drivers which generated revenue growth, as discussed above, from Dealer Expo, IMS, and Motor Age.

        Expenses of our Other operations in 2004 was $4.4 million, compared to $11.5 million in 2003. The decline in expenses was partially attributable to cost savings from the sale and discontinuation of certain U.K. events and publications in December 2003, as discussed above.

General and administrative expenses

        General and administrative expenses increased $9.8 million, or 30.9%, to $41.3 million in 2004 from $31.6 million in 2003. The increase reflects higher administrative costs relating to the acquisition of properties from Thomson and related investments in the management team in the healthcare group, as well as a $1.5 million employee compensation payment related to the IVT acquisition, increased employee healthcare costs, expenses relating to Sarbanes-Oxley compliance and implementation and consulting costs related to strategic management and marketing initiatives.

Depreciation and amortization

        Depreciation and amortization expense declined approximately $3.0 million to $43.1 million in 2004 from $46.1 million in 2003 primarily due to the effect of the double declining balance method of accelerated amortization on our exhibitor and advertiser lists partially offset by additional amortization expense related to the assets acquired in the acquisitions of the healthcare properties from Thomson and the pharmaceutical publications from IVT.

Interest expense

        Interest expense increased $15.1 million, or 19.5%, to $92.2 million in 2004 from $77.2 million in 2003 due to an increase in our weighted-average debt outstanding of approximately $65.7 million, as a result of Communications' issuance of $360 million of Senior Secured Notes in August 2003 and $70 million Senior Secured Notes in September 2003. The increase was offset by a decrease in our debt outstanding under the Credit Facility due to the repayment in August 2003 of all but $25 million of the outstanding term B loans and a portion of our revolving credit borrowings under Communications' Credit Facility. See "Presentation of Financial Information-Private Placement of Second Priority Senior Secured Notes and Refinancing of Credit Facility."

Other income (expense), net

        Other income decreased $0.1 million to $0.8 million in 2004 from $0.9 million in 2003. This increase is attributable to gains associated with our interest rate protection agreement, which expired in February 2004, and foreign currency translation gains.

Provision (benefit) for income taxes

        The provision for income taxes was $6.3 million in 2004 compared to a benefit of $6.9 million in 2003. The 2004 and 2003 tax benefit/provision includes a tax benefit representing the tax benefit provided by losses from continuing operations to the extent that such losses offset the income from discontinued operations. This tax benefit is offset by a tax provision included in discontinued operations. This tax benefit in continuing operations is offset by a basis difference resulting from goodwill for tax purposes being less than the carrying value of goodwill for financial reporting purposes and income taxes in certain foreign jurisdictions. We recorded no income tax benefit related to the net operating losses we generated during 2004 and 2003 because we have established a valuation allowance to offset any related tax benefits, due to uncertainty about realization of these benefits.

Cumulative effect of accounting change

        In the first quarter of 2002, in connection with the adoption of SFAS 142, "Goodwill and Other Intangible Assets", we recorded a goodwill impairment charge of $66.8 million, net of minority interest effect of $4.1 million, attributable to an impairment of the carrying value of goodwill in our tradeshow operating segment which management believes resulted from a slowdown in the economy and its associated impact on the tradeshow business in general, and on our technology events in particular. The net charge of $66.8 million was reported as a cumulative effect of a change in accounting principle. There was no income tax effect associated with this impairment charge.

Discontinued operations

        See information regarding discontinued operations in "—Presentation of Financial Information- Acquisitions, and Divestitures."

Liquidity and Capital Resources

        The following discussion presents our liquidity and capital resources on a consolidated basis, including that of our subsidiaries.

        We are a holding company and have no direct material operations. Our principal assets are our ownership of Communications, and Advanstar.com, and our only material liabilities are the senior discounts notes and our guarantee of the Communications credit facility. Our principal liquidity needs are for debt service on the senior discount notes.

        Communications' principal cash needs are for debt service, capital expenditures, investments in our products and selective acquisitions, as well as to provide us with cash to finance our cash needs. Its principal sources of liquidity will be cash flow from operations and borrowings under its credit facility.

Sources and uses of funds

        Operating cash flows may be significantly affected by the working capital characteristics of our business. We generally operate with negative working capital, excluding cash and current maturities of long-term debt, due to the impact of deferred revenue from shows, which is billed and collected as deposits up to one year in advance of the respective show. Deferred revenue increases on the balance sheet in the quarters immediately preceding our busy first quarter show season as we collect deposits for booth space several months in advance of the shows. Revenue and contribution margin are recognized in the quarter that the events are held, resulting in the reversal of the deferred revenue.

        We anticipate that our operating cash flow, together with borrowings under the credit facility and other future financings and refinancings, will be sufficient to fund our anticipated future operating expenses, capital expenditures, debt service and other obligations as they become due. However, our ability to make scheduled payments of principal, to pay interest on or to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance. Our future performance and continued compliance with the covenants contained in our credit facility will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. We expect to be in compliance with our debt covenants during 2006 and 2007.

        Historically, our financing requirements have been funded primarily through cash generated by operating activities and borrowings under Communications' revolving credit facility. From time to time, we have also raised additional funds through sales of common stock, high yield offerings and term borrowings under Communications' credit facility for purposes of completing selective acquisitions.

        As of June 30, 2006, we had cash and cash equivalents of $51.9 million and also had $47.9 million in availability under Communications' revolving credit facility. The following table shows our cash flow activity for the years ended December 31, 2003, 2004, 2005 and six months ended June 2005 and 2006, and includes the results of discontinued operations, and should be read in conjunction with the consolidated statements of cash flows:

				Six Months Ended June 30,
	Year Ended December 31,
(in thousands of dollars)
	2003	2004	2005	2005	2006
Net cash provided by (used in) operating activities	$46,525	$18,550	$8,235	$(13,696)	$3,324
Net cash (used in) provided by investing activities	(145,655)	4,996	148,959	163,523	(6,131)
Net cash provided by (used in) financing activities	110,236	(12,515)	(152,635)	(153,146)	8,324
Effect of exchange rate changes on cash	(407)	576	754	384	(303)

Net increase (decrease) in cash and cash equivalents	$10,699	$11,607	$5,313	$(2,935)	$5,214

Cash flows from operating activities

        The $17.0 million increase in cash provided by operating activities as compared to the first six months of 2005 was due principally to the $11.0 million in improved operating results, an increase in cash collected in advance of our third quarter events of $6.8 million and a reduction in outstanding accounts receivable of $4.7 million, partially offset by an increase in cash interest payments of $7.3 million as we made our first interest payment on the Senior Discount Notes in the second quarter of 2006.

        Net cash provided by operations decreased $10.3 million to $8.2 million in 2005 compared to $18.6 million in 2004. This decline was due primarily to $9.1 million of cash fees and expenses related to our repurchase of a portion of our outstanding debt in June 2005, severance payments of $1.5 million associated with restructuring activities, and the reduction in cash flow attributable to discontinued operations. During 2005, net cash provided by discontinued operations was $1.7 million, which represents approximately 20.6% of total net cash provided by operations. The declines discussed above were partially offset by a $6.8 million reduction in cash interest payments and a $3.5 million increase in operating income in 2005 compared to 2004.

        Net cash provided by operations decreased $28.0 million to $18.6 million in 2004 compared to $46.5 million in 2003. This decline was principally due to an increase in interest expense of $16.1 million and a reduction in our negative working capital due to the sale of our art industry tradeshow and publications in the first quarter of 2004. In addition, we collected less cash in the fourth quarter of 2004, which was collected subsequently in 2005, related to tradeshows held in the first five months of 2005. The decline was also attributable to changes in the timing of our payments of accounts payable in 2004. These declines were partially offset by an increase in operating income of $18.2 million in 2004 compared to 2003.

Cash flows provided by (used in) investing activities.

        Net cash used in investing activities increased $169.7 million to $6.1 million in the first six months of 2006, from $163.5 million provided by investing activities in the first six months of 2005. This increase was principally due to the proceeds received in the second quarter of 2005 from the sale of the Portfolio Group. We also increased capital expenditures in 2006 for computer upgrades, applications development and for build-outs and furnishing of our new downsized office in New York.

        Net cash provided by investing activities increased $144.0 million to $149.0 million in 2005, from $5.0 million in 2004 due primarily to the sale of the Portfolio Group in 2005 for $185 million less $11.2 million in working capital adjustments and expenses. This increase was partially offset by the use of $15.6 million in cash for acquisitions of Off-Road Expo, POOL, Project and two other small acquisitions in 2005, partially offset by $7.9 million in cash used for the acquisition of IVT in 2004. Our business strategy includes the consummation of selective acquisitions. In connection with any future acquisitions, we may require additional funding, which may be provided in the form of additional debt or equity financing or a combination thereof. There can be no assurance that any additional financing will be available to us on acceptable terms or in a manner that complies with the restrictive covenants in our debt instruments. Consistent with our longstanding strategy, we continue to pursue potential acquisitions of complementary businesses.

        Net cash used in investing activities decreased $150.7 million to $5.0 million provided by investing activities in 2004, from $145.7 million used in 2003. This decrease was principally due to the acquisitions of the healthcare properties from Thomson for $136.5 million in 2003, the sale in 2004 of our art shows and magazines and our European call center and document management shows for a total sales price of $24.4 million in cash proceeds, partially offset by $7.9 million in cash used for the acquisition of IVT in 2004.

        We incurred capital expenses of $7.9 million, $9.6 million, and $9.6 million in 2003, 2004 and 2005 and $2.7 million and $6.1 million in the first six months of 2005 and 2006. We anticipate that we will spend approximately $10.0 million on capital expenditures in 2006, which will be funded by cash flows from operations. The majority of these expenditures are related to expansions and enhancements to our IT and communications infrastructure, management and operating group information systems and office build-outs arising from our recent office consolidations. We believe that this amount of capital expenditure will be adequate to grow our business according to our business strategy and to maintain the key shows, publications and business of our continuing operations.

Cash flows (used in) provided by financing activities

        Cash provided by financing activities in the first six months of 2006 was $8.3 million compared to cash used in financing activities of $153.1 million in the first six months of 2005. Communications borrowed an additional $10.0 million and incurred financing costs of $1.5 million in connection with the amendment and restatement of its credit facility (see "—Credit facility amendment and restatement"). In the first six months of 2005, Communications repaid $4.6 million of our outstanding Term Loan B with the proceeds from the sale of a tradeshow business in the first quarter of 2004. In the second quarter of 2005, Communications repaid its outstanding Term Loan B of $20.4 million and repurchased $126.5 million of its floating and fixed rate notes, using the proceeds from the sale of the Portfolio Group.

        Net cash flows used in financing activities were $152.6 million in 2005 compared to $12.5 million in 2004. In 2005, we repaid $20.4 million of Communications' term loans, $8.7 million of Communications' fixed rate notes, and $117.8 million of Communications' floating rate notes in the second quarter of 2005 with the proceeds from the sale of the Portfolio Group. We incurred $12.6 million in costs related to the repayment. These costs include $8.6 million in tender offer premium and consent fees, the write off of $3.5 million in unamortized deferred financing costs, and $0.5 million in legal fees and expenses. We repaid $11.7 million of debt in 2004, including $8.0 million on Communications' revolving credit facility.

        Net cash flows used in financing activities were $12.5 million in 2004 compared to cash provided by financing activities in 2003 of $110.2 million. We repaid $11.7 million of debt in 2004, including $8.0 million on Communications' revolving credit facility. In 2003, we issued $430.0 million principal amount of the Senior Secured Notes and received $60.0 million in equity contributions from our parent company. We used the proceeds from these issuances to repay and terminate all outstanding term A loans and $12.0 million of outstanding borrowings under Communications' revolving credit facility, and paid fees of $12.3 million in connection with the offering. We also paid fees of $3.9 million to our senior lenders for an amendment to Communications' credit facility in April 2003.

Debt service

        As of June 30, 2006, we had total indebtedness of $631.0 million and $47.9 million of borrowings available under our revolving credit facility. Our principal debt obligations are described below

Credit facility amendment and restatement

        On May 24, 2006, Communications amended and restated its existing credit facility. The amended credit facility reduced the revolving loan commitment amount from $60.0 million to $50.0 million, added a $10.0 million Term Loan, modified certain restrictive covenants and extended the maturity date from April 2007 to May 2009 for the entire Credit Facility. The amendment also eliminated the minimum quarterly fixed charge coverage ratio covenant.

Credit Facility and Second Priority Secured and Floating Rate Notes Repayment

        As a result of the sale of the Portfolio Group, Communications' second priority senior secured notes indenture required that Communications either use the remaining net proceeds (after repayment of the Credit Facility borrowings) to invest in Communications' business or to offer to purchase Communications' second priority senior secured notes at par plus accrued interest. In June 2005, Communications offered to purchase up to $140.0 million of the second lien notes. Holders of the $8.7 million principal amount of the 10.75% Second Priority Senior Secured Notes (the "fixed rate notes") tendered their notes for purchase, and Communications purchased all such notes.

        Also in June 2005, Communications completed a cash tender offer for any and all of Communications' outstanding Second Priority Senior Secured Floating Rate Notes due 2008 (the "floating rate notes"). Holders of the $117.8 million aggregate outstanding principal amount of the floating rate notes tendered their notes for purchase, and Communications purchased all such notes at a price equal to 107.3% (including a 3% consent fee) of outstanding principal plus accrued interest. In connection with the tender offer, Communications received consents to proposed amendments to the indenture governing the notes, resulting in the elimination of substantially all of the restrictive covenants and certain default provisions with respect to the floating rate notes.

Credit facility

        Communications' Credit Facility consists of a $50.0 million revolving credit facility which terminates in May 2009, and $10.0 million term loan which matures in May 2009. Borrowings under the Credit Facility generally bear interest based on a margin over, at our option, the base rate or LIBOR. The applicable margin for revolving credit loans varies based upon our ratio of consolidated debt to EBITDA, as defined in the credit facility, and is currently 2.50% over LIBOR or 2.50% over the base rate. Communications' obligations under the credit facility are guaranteed by Advanstar Holdings Corp. ("Advanstar Holdings" or "Holdings"), our parent company, us, Communications, and all Communications' existing and future domestic subsidiaries. Communications' obligations under the Credit Facility are collateralized by substantially all of the assets of Communications and the subsidiary guarantors, including a pledge of the capital stock of all Communications existing and future domestic subsidiaries, a pledge of no more than 65% of the voting stock of any foreign subsidiary directly owned by Communications or any domestic subsidiary, a pledge of all intercompany indebtedness in favor of Communications and Communications domestic subsidiaries, a pledge of Communications, and Advanstar IH, Inc's capital stock held by us and a pledge of our capital stock held by Advanstar Holdings. The Credit Facility contains restrictive covenants, including limitations on certain asset dispositions, dividends, investments and other restricted payments. Failure to comply with the covenants could cause an event of default under the Credit Facility.

Second priority senior secured notes

        Communications' $9.8 million of floating rate notes mature in 2008. The floating rate notes bear interest at an annual rate equal to the three-month LIBOR, which is reset quarterly, plus 7.50%. Interest on the floating rate notes, along with amortization of 0.25% of the principal of such floating rate notes, is payable quarterly in cash. In connection with the tender offer described above, Communications and the trustee entered into a supplemental indenture that eliminated substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions with respect to the floating rate notes and released the floating rate notes' lien on the collateral under the indenture. The fixed rate notes remain collateralized and subject to the restrictive covenants in the indenture.

        In June 2006, Communications notified the trustee of its intention to redeem all of the remaining outstanding Second Priority Senior Secured Floating Rate Notes due 2008 ("floating rate notes"). The redemption date for all $9.8 million of the floating rate notes will be August 15, 2006, and such redemption will be at par value.

        Communications' $292.0 million of fixed rate notes mature in 2010. The notes are guaranteed by each of Communications' existing and future domestic restricted subsidiaries and collateralized by second-priority liens on the assets collateralizing Communications' credit facility (other than certain subsidiary stock and assets of its parent companies). The fixed rate notes bear interest at an annual rate of 10.75%, which is payable semi-annually in cash. The notes contain restrictive covenants that, among other things, limit Communications' ability to incur debt, pay dividends and make investments.

Senior subordinated notes

        Communications' $160 million 12% senior subordinated notes mature in 2011 and are guaranteed by each of Communications' existing and future domestic restricted subsidiaries. Interest on the notes is payable semi-annually in cash. The notes contain restrictive covenants that, among other things, limit Communications' ability to incur debt, pay dividends and make investments.

Senior discount notes

        As part of the financing for the acquisition of substantially all of the common stock of Holdings, our parent company, by certain DLJ Merchant Banking funds in October 2000, we issued senior discount notes due October 2011 with a principal amount at maturity of $103.2 million. Concurrently with the closing of the offering of Communications' 12% senior subordinated notes, we sold additional senior discount notes due October 2011 with an additional aggregate principal amount at maturity of $68.6 million. These notes do not require cash interest payments until April 2006 and contain restrictive covenants that, among other things, limit our ability and that of our subsidiaries to incur debt, pay dividends and make investments. However, we are a holding company and our ability to pay interest on these notes will be dependent upon the receipt of dividends from our subsidiaries. Communications' credit facility, the senior subordinated notes and second priority senior secured notes impose substantial restrictions on our subsidiaries' ability to pay dividends.

        The restrictive covenants in Communications' senior secured notes indenture and senior subordinated notes indenture provide that Communications can pay dividends only if its leverage ratio (as defined) is 6.0 to 1.0 or better and only from "a basket" equal to the amount by which its cumulative EBITDA (as defined) since January 1, 2001 exceeds 150% of its cumulative interest expense in that same period plus other items, including proceeds from equity offerings. In addition to the basket and notwithstanding the leverage ratio limitation on restricted payments, Communications can make additional restricted payments in an aggregate amount of up to $20 million to us. As of December 31, 2005, Communications' leverage ratio under the most restrictive of these indentures was 5.96 to 1.0. In March 2006, Communications declared and paid a dividend of $12.9 million to us to be used for servicing our debt obligations. As of June 30, 2006, Communications' leverage ratio under the most restrictive of these indentures was 5.50 to 1.0.

        Debt service on the discount notes will be $38.7 million during the next 18 months ending December 31, 2007. We expect Communications' results will allow it to continue to make dividend payments to us for purposes of debt service. However, Communications' results are subject to a variety of factors, including general economic conditions and conditions in its markets, and we cannot assure you Communications will be able to make distributions. Communications may not generate sufficient cash flow from operations or be permitted by the terms of its debt instruments to pay dividends or distributions to us in amounts sufficient to allow us to pay cash interest on the notes. If we are unable to meet our debt service obligations, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that we will be able to accomplish these actions on satisfactory terms or at all. A default under the senior discount notes could result in an acceleration of all outstanding loans under Communications' credit facility which, in turn, would trigger a cross-default under both Communications' second priority senior secured notes and their senior subordinated notes.

Contractual and contingent obligations

        Our contractual obligations (excluding accounts payable and accrued expenses), as of December 31, 2005 are as set forth below:

	Payments Due By Period
	2006	2007	2008	2009	2010	After 2010	Total
	(in millions)
Indebtedness	$0.2	$0.1	$9.7	$—	$291.3	$331.8	$633.1
Interest on indebtedness(1)	76.9	76.9	76.6	76.3	68.5	55.8	431.0
Operating lease	7.7	6.7	6.5	4.8	2.2	4.9	32.8

Total contractual cash obligations	$84.8	$83.7	$92.8	$81.1	$362.0	$392.5	$1,096.9

(1)
Interest on our variable rate debt is calculated using LIBOR of 4.4%, the rate in effect on December 31, 2005. Because our variable rate debt bears interest at a variable rate, actual payments could differ.

        We have no material capital lease obligations or purchase obligations. We have contingent obligations composed of $1.1 million of letters of credit securing our lease facilities. Additionally, as a result of acquisitions discussed above, we may have future cash consideration payable to the former selling shareholders based on the acquired businesses' future periods operating results.

Off-balance sheet arrangements.

        We have no material off-balance sheet arrangements.

Recently Issued Accounting Standards

        In July 2006 the Financial Accounting Standards Board ("FASB") issued Interpretation No. 48 ("FIN 48") Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN 48 prescribes a recognition threshold and measurement process for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for the Company beginning January 1, 2007. The Company is in the process of determining the effect, if any, that the adoption of FIN 48 will have on its consolidated financial statements.

Qualitative and Quantitative Disclosure about Market Risk

        We are exposed to various market risks, which are the potential losses arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes. We have previously entered into financial instruments to manage and reduce the impact of changes in interest rates and foreign currency exchange rates.

Interest Rates

        At June 30, 2006, we had fixed rate debt of $611.2 million and variable rate debt of $19.8 million. A change in interest rates of 1% would not be material to our operating results.

Currencies

        Outside of the United States, we maintain assets and operations in the United Kingdom. These assets and operations, and our exposure to any currency gains or losses, are not material to our operating results.

BUSINESS

General

        We are a leading worldwide media company providing integrated marketing solutions for the Fashion and Licensing, Powersports, and Life Sciences industries. We serve business professionals and consumers in these industries with our portfolio of 87 shows and stand-alone conferences, 60 publications and directories, 128 electronic publications and Web sites, as well as educational and direct marketing products and services. Market leading brands and a commitment to delivering innovative, quality products and services enables us to "Connect Our Customers With Theirs."

        In 2005, most of our shows and stand-alone conferences were among the leading events in their respective markets based on square footage. For the twelve months ended June 30, 2006, 67% of our 45 magazines and journals for which competitive data is available ranked either #1 or #2 in their respective markets, based on number of advertising pages. We had approximately 1,000 employees as of June 30, 2006 in 14 U.S. offices and 2 international locations in the United Kingdom.

Industry Overview

        B-to-B media companies provide marketing solutions for their customers through tradeshows and conferences, trade publications, ancillary direct marketing services and through electronic applications. Tradeshows play a key role in B-to-B sales and marketing efforts and are utilized in the global economy as a highly cost-effective sales and marketing tool. Tradeshows provide an opportunity for industry participants to conduct face-to-face selling efforts, transact business and receive product information from exhibits, conferences, workshops and other forums. Tradeshow attendees include executives, manufacturing and operating management, sales and marketing personnel, industry analysts, middle-level managers, buyers and other industry professionals. Trade publications are generally published monthly and provide information about a specific industry or market segment within an industry. Advertisers are attracted to B-to-B print media by the highly targeted and controlled circulation of publications. By focusing on targeted audiences, publishers aim to connect advertisers with key purchasing decision-makers. Controlled distribution assists advertisers in reaching very specific target groups and provides for more efficient use of advertising dollars. The historical growth in B-to-B publishing has been driven primarily by rising levels of advertising spending as opposed to growth in subscription revenue.

        According to the Veronis Suhler Stevenson 2006 Communications Industry Forecast, total spending on B-to-B marketing in the United States, including magazines and tradeshows, is expected to increase to $23.7 billion in 2006, a 6.3% gain over 2005.

        Overall business-to-business media expenditures climbed for the third straight year in 2005 with a 6.6% growth to $22.3 billion. The growth is being driven by surging e-media spending, which grew 27.0% to $1.9 billion in 2005 over 2004 and tradeshow spending growth of 6.3% in 2005. The solid growth in 2005 e-media and tradeshows was tempered by a more modest 4.0% expansion in business-to-business magazine spending.

        According to Veronis Suhler Stevenson, overall business-to-business media spending is expected to grow in 2006, fueled by solid gains in tradeshow and a double-digit increase in e-media spending. Growth in business-to-business magazine expenditures will be modest, as falling circulation spending offset gains in advertising spending. Total business-to-business media spending growth is expected to continue to mirror or slightly exceed GDP expansion in 2005 through 2010 at a compound annual growth rate of 6.2% from 2005 to 2010, reaching $30.2 billion in 2010. This growth is expected to be driven by expenditures on tradeshows and e-media. E-media is expected to continue with its double digit growth with an expected 28.1% growth in 2006 and 21.4% compound annual growth from 2005 through 2010 reaching $4.9 billion in 2010.

        Total spending on tradeshows, including expenditures on exhibit space and fees, sponsorships and advertising grew 6.3% to $9.7 billion in 2005 and is expected to increase another 6.2% in 2006, driven by healthy corporate profits and increased business-related travel. Growth was driven by the healthcare, retail sports, travel and entertainment, and home furnishings industries.

        Spending on tradeshows is expected to rise 5.8% on a compound annual basis from 2005 to 2010, driven by a 6.9% rise in fees, sponsorships and advertising and a 5.5% gain in total exhibit space spending. Overall spending is expected to reach $12.9 billion in 2010, surpassing for the first time spending on business-to-business magazines. As measured by Tradeshow Week, the six months ended June 30, 2006 saw an increase over the six months ended June 30, 2005 in one of the three primary tradeshow indicators: square footage increased by 5.7%, while attendance remained flat and the number of exhibiting companies declined by 1.8%.

        Total spending on business-to-business magazines, including advertising and subscriptions, increased 4.0% to $10.7 billion in 2005 and is expected to increase 2.6% in 2006. Advertising expenditures rose 5.0% to $8.8 billion in 2005 due to healthy growth among healthcare, banking, automotive, and government, education and defense titles. Circulation spending dropped 0.4% in 2005 for the fifth consecutive year driven by decreases in paid circulation. Total magazine expenditures are anticipated to grow at a compound annual rate of 2.9% from 2006 to 2010, reaching $12.4 billion in 2010. Industry-wide advertising pages, as measured by American Business Media, increased 1% in the first six months of 2006 compared to 2005, and 4% in 2005 from 2004 levels following a 2% increase in 2004 from 2003 levels.

Industry Segments

        We approach our business by targeting specific industries in North America and Europe and structuring our organization and product portfolio based on these three "core market" segments: Fashion and Licensing; Powersports; and Life Sciences. We believe that by focusing on market segments in addition to products, we better identify and service a broad array of our customers' marketing needs. This focus allows us to cross-sell our products and services and captures a larger share of our customers' marketing budgets. In each of the markets we serve many of our customers advertise in our publications, exhibit at our shows and use our direct marketing products to reach their target audience. We have expanded our show, conference and publication offerings within each market segment through new product introductions and selective acquisitions, which we believe maximize our existing marketing and customer service infrastructure and industry expertise.

        Fashion & Licensing accounted for 38%, 30%, 31%, 32% and 36% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Life Sciences accounted for 38%, 54%, 51%, 49% and 45% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Powersports accounted for 16%, 12%, 14%, 16% and 16% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006, while Other operations accounted for 8%, 4%, 4%, 3% and 3% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006.

Products

Shows and Conferences

        As of June 30, 2006, we owned and managed 37 shows and 50 standalone conferences for business, professional and consumer audiences worldwide, most of which were among the leading events in their respective markets based on square footage. Four of our largest shows are listed in the April 2006 issue of Tradeshow Week 200's list of the top 200 tradeshows as measured by total square footage. These included MAGIC Spring, MAGIC Fall, International Powersports Dealer Expo and Licensing International. Collectively, these four shows represented 2.6 million of the 4.1 million total square footage for all of our shows for the twelve months ended June 30, 2006.

        Our show and conference revenue is derived primarily from the sale of show floor space to exhibitors, show-specific advertising, sponsorships and conferences. Show and conference revenue accounted for 47%, 40% and 42% of our revenue in 2003, 2004, and 2005 and 44% and 47% of our revenue for the first half of 2005 and 2006.

        Shows are a long-established effective forum to conduct business. As new products and services are introduced, buyers and sellers within specific industries need efficient settings to interact and conduct business. Shows can also include conference programs, which provide additional learning and presentation opportunities.

Publications

        We are a leading B-to-B trade publisher in the United States. As of June 30, 2006, we published 50 specialized business magazines and professional journals, 9 directories, one consumer magazine, CME products, custom publishing and other projects. Of our 45 magazines and journals for which competitive data is available, 67% ranked either #1 or #2 in their respective markets, based on the number of advertising pages in the twelve months ended June 30, 2006.

        Our trade publications are generally distributed free-of-charge to targeted, qualified, professional recipients and generate revenue predominantly from advertising. Publications revenue accounted for 47%, 55% and 51% of our revenue in 2003, 2004 and 2005 and 51% and 49% of our revenue for the first half of 2005 and 2006. Our largest publications based on ad pages include: Medical Economics, Dealernews, Pharmaceutical Technology, Dental Products Report, LCGC, Motor Age, Pharmaceutical Executive, Dermatology Times, Drug Topics, and Auto Body Repair News. Collectively, these 10 magazines represented 44% of publication pages for the twelve months ended June 30, 2006.

        We believe that our targeted circulation lists for our U.S. and international publications provide our advertising customers with a highly cost-effective method of reaching their target market's decision-makers. We seek to increase advertising revenue by introducing existing advertisers to new titles, by attracting new advertisers who target our readership and by developing new reader and advertising categories.

Direct Marketing Products and Other

        We provide a comprehensive set of marketing products, services and support geared to a variety of industries' marketing customer and communications needs. These services include direct mail and database marketing programs, reprint services, reference books and other services to facilitate our clients' marketing programs. These services are incremental to shows and publications and are utilized either independently or to supplement our customers' show and publication marketing plans.

        In addition, we provide electronic based products and services to complement our delivery of show, publishing and direct marketing products to our customers. We have 128 electronic based products including web advertising, e-newsletters, education and web seminar. Direct marketing products and other accounted for 6%, 5% and 7% of our revenue in 2003, 2004 and 2005 and 5% and 4% of our revenue for the first half of 2005 and 2006.

Business Strategy

        Our business strategy is to provide products and services to facilitate "Connecting our Customers to Theirs." Our objective is to concentrate on our strategy to achieve sustainable, profitable, long-term growth. We will accomplish this by (1) focusing on markets where we can leverage our strengths, (2) delivering innovative, quality products based on customer and market needs, (3) maximizing our operational efficiencies and (4) selective acquisitions.

Focus On Markets and Customers Where We Can Leverage Our Strengths

        We focus on owning and building leading product position businesses that are the important sources of information for businesses and professionals in large, dynamic or growing markets. The combination of our selected markets, our leading products and focused industry teams provides strategic and operational clarity along with deep insight into well defined customer segments within each selected market.

Deliver Innovative, Quality Products Based On Customer and Market Needs

        We diversify our revenue streams by developing products that provide solutions along an industry's "communications supply chain." We seek to identify specific gaps in existing markets or opportunities in adjacent markets where we can effectively add value. We are able to address evolving market needs through multiple means, including:

  •
  adapt existing shows and magazines to reflect industry trends and attract new categories of buyers and sellers;

  •
  develop new product extensions based on the marketing needs of the industry and key customers in the buying and selling community; and

  •
  identify fill-in acquisition and joint venture opportunities based on continuing interaction within the market.

Maximize Operating Efficiencies

        We operate effective back office production and Company support operations. We strive to continuously improve our effectiveness through the employment of state of the art information systems to maximize operating efficiencies and provide relevant, timely, fact based management information to our operating teams and senior management. Our operating teams are evaluated based on extensive use of defined operating metrics designed to focus attention and behavior on key drivers of performance success.

Selective Acquisitions

        As we expand deeper into our current industry groups, we explore selective acquisitions and joint ventures based on the following criteria:

  •
  the acquisition significantly improves our existing product and franchise position;

  •
  the acquisition adds new and sustainable types of revenue streams to our existing product offerings; and

  •
  the acquisition adds to, broadens or deepens existing management talent.

        From January 1, 2003 through June 30, 2006, we purchased five tradeshows and consumer event businesses and two trade publication businesses in the fashion, life sciences and powersports segments. See "Item 7.—Management's Discussion and Analysis of Financial Condition and Results of Operations—Presentation of Financial Information—Acquisitions and Divestitures." We are engaged in ongoing evaluations of potential acquisitions in line with our business strategy.

Industry Segments

        The following is a summary of our products and services by industry segment.

Fashion & Licensing

        Our Fashion group serves the men's, women's, children's and product sourcing sections of the apparel industry. For the twelve months ended June 30, 2006, we operated in the fashion industry through 15 tradeshows, including our recently acquired POOL and Project groups of events. Seven of these tradeshows are held concurrently in Las Vegas during February and August of each year. Our Licensing group includes a portfolio of products including two tradeshows, two conferences, and two publications.

        Key shows and publications include:

  •
  MAGIC, the world's largest and most widely recognized tradeshow for the men's apparel, accessories, and footwear industry;

  •
  WWDMAGIC, which we believe is the largest women's apparel and accessory tradeshow in the United States;

  •
  MAGICKids, which serves the children's apparel, accessory, and footwear industry;

  •
  Sourcing at MAGIC, which we believe is the largest industry trade event for manufacturing sourcing within the fashion industry, including full-package contractors, fabric and component suppliers;

  •
  Project, a tradeshow for the premium contemporary market for menswear including premium sportswear and denim apparel and accessories from around the world;

  •
  POOL, a tradeshow for the fashion forward designers featuring a range of products including apparel, shoes, books, home furnishings, art and music; and

  •
  Licensing International, which we believe is the largest tradeshow worldwide for the merchandise licensing industry, Brand License, our complementary event for the European licensing industry and License!, the #1 publication in the United States for the licensing industry.

        The following table sets forth information relating to shows, conferences and publications in our Fashion and Licensing segment for the last twelve months ended June 30, 2006:

Fashion and Licensing Events and Magazines

	Exhibitions			Electronic Products	Magazines(1)
			Conferences
Segment		Net Square Footage				Ad Pages	Number of our magazines ranked #1 or #2(2)
	Number		Number	Number	Number
Mens (includes POOL & Project)	7	1,407,690	—	3	—	—	—
Womens	2	515,820	—	—	—	—	—
Childrens	2	44,517	—	—	—	—	—
Sourcing	4	160,650	—	1	—	—	—
Licensing	2	239,013	2	8	2	729	2 of 2

(1)
Excludes directories.

(2)
Ranking based only on measured magazines for the year ended June 30, 2006.

Powersports and Automotive

        We serve the Powersports and Automotive market through 18 shows and 8 publications for both trade and consumer audiences for the last twelve months ended June 30, 2006.

        Key shows and publications include:

  •
  International Powersports Dealer Expo, the largest aftermarket accessories tradeshow in the United States targeted at powersports dealers, the 13 city tour of consumer International Motorcycle shows and Dealernews, the #1 magazine targeted at retailers in the powersports market;

  •
  Motor Age, the #1 publication for the automotive service repair market, and Aftermarket Business,the #1 aftermarket book in the United States, which provide Advanstar an important position in the automotive parts, supplies and services publishing market;

  •
  DIRTsports, a consumer magazine covering the off-road racing and motorsports market and Off-Road Business, the only publication exclusively serving the business-to-business component of the off-road marketplace; and

  •
  Off-Road Expo, acquired in late 2005, the largest off-road products consumer show in the United States, directed to enthusiasts involved in motorsports, rock crawling, dirtbikes, ATVs and other off-road and trail activities.

        The following table sets forth information relating to shows, conferences and magazines in our Powersports and Automotive segment in the last twelve months ended June 30, 2006:

Powersports and Automotive Events and Magazines

	Exhibitions			Electronic Products	Magazines(1)
			Conferences
Segment		Net Square Footage				Ad Pages	Number of our magazines ranked #1 or #2(2)
	Number		Number	Number	Number
Automotive Aftermarket	—	—	—	6	4	2,866	3 of 4
Powersports/Motorcycle	15	1,436,514	—	19	2	1,322	1 of 2
Off-Road	3	227,800	—	4	2	1,045	2 of 2

(1)
Excludes directories.

(2)
Ranking based only on measured magazines for the last twelve months ended June 30, 2006.

Life Sciences

        We serve the Life Sciences market by dividing our teams and product portfolio into four sub-groups: Healthcare, Pharmaceutical/Science, Dental and Veterinary, providing two tradeshows, 48 conferences and 41 publications for the last twelve months ended June 30, 2006. We serve the healthcare group in both the primary and specialized care areas, such as practice management and managed healthcare, pharmacy, pediatrics, geriatrics, dermatology, and ophthalmology; the pharmaceutical and science group in areas such as spectroscopy, liquid and gas chromatography, and research, development, testing, regulatory compliance, manufacturing and marketing; the dental group in general and specialty dentistry; and the veterinary group in practice management and clinical medicine.

        Key shows, conferences and publications include:

  •
  Medical Economics, one of the flagship publications serving physicians in the United States since its launch in 1923, which informs physicians about the practice management side of medicine;

  •
  Pharmaceutical Technology, the #1 publication targeted at pharmaceutical scientists, engineers and operation managers, and Pharmaceutical Executive, the #1 magazine for pharmaceutical company product managers and marketing professionals;

  •
  LCGC, the #1 magazine in the United States in liquid and gas chromatography;

  •
  Drug Topics, the #1 magazine for pharmacists;

  •
  IVT Conferences, a worldwide conference provider of FDA validation and compliance information for the pharmaceutical industry;

  •
  Dental Products Report, the #1 publication serving the information needs of dentists since 1967, focusing on new products, techniques and trends in general, specialty cosmetic and restorative dentistry;

  •
  DVM, Veterinary Medicine, Veterinary Economics, the #2, #3, and #4 publications in the veterinary market serving all aspects of veterinary practice including clinical, practice management and industry news; and

  •
  Central Veterinary Conference, a conference and tradeshow for veterinary practice management and clinical medicine.

        The following table sets forth information relating to shows, conferences and magazines in our Life Sciences segment in the last twelve months ended June 30, 2006:

Life Sciences Events and Magazines

	Exhibitions			Electronic Products(3)	Magazines(1)
			Conferences
Segment		Net Square Footage				Ad Pages	Number of our magazines ranked #1 or #2(2)
	Number		Number	Number	Number
Dental	—	—	1	4	5	2,286	2 of 5
Healthcare	—	—	—	37	17	9,444	11 of 16
Pharmaceutical & Science	—	—	47	39	13	6,420	8 of 10
Veterinary	2	59,700	—	7	6	1,654	1 of 4

(1)
Excludes directories.

(2)
Ranking based only on measured magazines for the last twelve months ended June 30, 2006.

(3)
Excludes CME products

Company Operations

Shows and Conferences

        Our business is seasonal, with revenue typically reaching its highest levels during the first and third quarters of each calendar year, largely due to the timing of the MAGIC tradeshows and our other large tradeshows and conferences. Because event revenue is recognized when a particular event is held, we may also experience fluctuations in quarterly revenue based on the movement of show dates from one quarter to another.

        The sales cycle for a future show typically begins during the current show. Pricing information, preliminary floor plans and exhibitor promotion for the future show are made available at the current show so that selling for the future show can begin at the current show. Typically, this "upfront" selling includes floor space reservations with exhibitors executing a contract for the future show. At some of our shows, reservations for a large portion of exhibit space for the next event are reserved by the end of the current event. The sales cycle continues with selling to new exhibitors and collecting the balance of payments due. In general, we require exhibitor payments in full prior to a show as a condition to participation.

        In addition to the sale of exhibit space, we market a wide range of promotional opportunities to exhibitors to raise their visibility at an event. These opportunities include directory and preview advertising, banners, sponsorships of various functions and a wide variety of other products or services. We also produce related conferences and workshops, which represent the editorial content for an event and can play a strategic role in show development. Conferences, workshops and other ancillary forums stimulate interest in the industry and drive attendance at the show. While show attendance is typically free for qualified attendees at tradeshows, participation in conferences at these shows can be a significant revenue source.

        Event promotion is primarily undertaken through direct mail, trade advertising and direct contact. In those industry groups for which we also have complementary publications, our publications play a key role in event promotion by providing lists from circulation files and editorial coverage for the upcoming show. Other industry magazines may also be involved, as the goal of any event is to represent the entire industry or market. The "show issue" of an industry magazine for a related event is often the biggest issue of the year, as the advertisers want to reinforce their show presence.

        In operating shows and conferences, we function in a capacity similar to a general contractor. We select and manage venues, hotels, and vendors for set-up, registration, travel and housing, audio-visual services and other services. In many cases, venue and hotel reservations are made several years in advance, particularly for primary markets such as New York, Chicago and Las Vegas. While the production of a show may involve hundreds of workers, most workers are employees of our subcontractor vendors.

Publications

        We operate an efficient publishing infrastructure in the United States and the United Kingdom. Our publications generally follow the controlled circulation model and are distributed free-of-charge to qualified recipients. We build readership and maintain the quality and quantity of our circulation based on delivering high quality, professional coverage of relevant industry information. Because we offer our advertisers access to a highly-targeted, industry-specific subscriber base with potential buying influence, our advertisers place their ads in our publications to reach their customers. Most of our magazines are published monthly, although some titles are published weekly or semi-monthly.

        We attract readership and improve the effectiveness of our advertising by maintaining and continuously improving the quality of the editorial content of our publications. Recipients of our publications are targeted through market research designed to determine the market coverage and purchasing authority desired by prospective advertisers. Based on existing and acquired mail lists, the targeted recipient is then solicited through promotions offering free subscriptions to the relevant publications. High-quality circulation is achieved when a high percentage of the circulation list is recently qualified, within one or two years, and the publication is delivered at the direct request of the recipient. Recipients are qualified and re-qualified on a regular basis through qualification cards included in the publication, various direct mail methods and the Internet.

        Our advertising sales and editorial functions are dispersed throughout the United States and the United Kingdom. Advertising sales are predominantly conducted by our dedicated sales force. Editorial content for our publications is either staff-written; contributed or purchased from freelance writers; or industry or professional participants in selected markets.

        Our advertising materials and editorial content are integrated in our Duluth, Minnesota and Chester, England production facilities, where layout, ad insertion and output to film are completed. All printing is outsourced to vendors in various regions, but printing contracts are negotiated and managed centrally. We purchase paper centrally through a relationship with one of the industry's largest paper brokers. Paper is shipped directly from the mills to the printers at our request. We maintain our own central U.S. fulfillment operation in Duluth to generate mailing labels and mailing instructions for the printers. Our production workforce is highly experienced and is based in relatively low-cost locations in Duluth and Chester.

Direct Marketing Products and Other

        The Direct Marketing group is centrally managed, allowing our tradeshow and publishing executives to dedicate their activities to high value sales. In addition, our central telesales and product management provide professional skills to these specialized product offerings. The fulfillment of these sales, including direct mail and database marketing programs, reprint services, reference books, and internet and electronic products is managed through our publishing operations discussed above. We use internet and electronic products and services to complement our delivery of show, publishing and direct marketing and other products to our customers. We also use the internet as a cost effective method of developing qualifying magazine circulation and to register show and conference attendees.

Competition

        The markets for our products and services are intensely competitive. The competition is highly fragmented by product and/or service offering and by geography. On a global level, larger international firms operate in many geographic markets and have broad product offerings in shows, conferences, publications and direct marketing products and other. In several industries, such as healthcare, we compete with large firms with a single-industry focus. Many of these large international and single-

industry firms are better capitalized than we are and have substantially greater financial and other resources than we have.

        Within each particular industry group, we also compete with a large number of small to medium-sized firms. While most small to medium-sized firms operate in a single geographic market or industry group, in some cases, our competitors operate in several geographic markets and/or sectors. In the show and conference segment, we compete with trade associations and, in several international markets, with exposition hall owners and operators. Show and conference competition in each market and country occurs on many levels. The venues and dates of shows play an important competitive role. Historically, successful shows have been held at desirable locations and on desirable dates. Given the availability of alternative venues and the ability to define events for particular market segments, the range of competition for exhibitor dollars, sponsorships, attendees and conferees is extensive. In the publications segment, we typically have between two and five direct competitors, which target the same industry group, and there are also numerous indirect competitors, which define industries differently than we do and thus provide alternatives for either readers or advertisers.

Intellectual Property

        We have developed strong brand awareness for our principal products and services. Accordingly, we consider our trademarks, trade names, service marks, copyrights, trade secrets and similar intellectual property important to our success, and we rely on trademark, service mark, copyright and trade secret laws, as well as licensing and confidentiality agreements, to protect our intellectual property rights. We generally register our material trademarks and service marks in the United States and in certain other key countries in which these trademarks and service marks are used. Trademarks and service marks registered in the United States typically require periodic renewals, and we typically obtain these renewals as a routine matter so long as the applicable trademark and service marks are in use. Effective trademark, service mark and trade secret protection may not be available in every country in which our products and services are available.

Environmental Matters

        We are subject to various foreign, federal, state and local environmental protection and health and safety laws and regulations. Accordingly, we incur and will continue to incur some costs to comply with these laws and regulations. We own or lease real property, and some environmental laws hold current or previous owners or operators of businesses and real property liable for contamination on, under, or from that property, even if they did not know of and were not responsible for the contamination. In addition, some environmental laws hold companies liable for the cleanup of landfills or other sites to which they may have sent waste. Based on available information, we do not believe we are responsible or liable for any such environmental contamination and we do not currently anticipate that the costs of complying with environmental laws and regulations will materially adversely affect us. However, we cannot ensure that we will not incur material costs or liabilities in the future, due to the discovery of new facts or conditions, releases of hazardous materials, or a change in environmental laws and regulations.

Employees

        As of June 30, 2006, we had approximately 1,000 full-time equivalent employees. Of these full-time employees, approximately 60 employees were located in the United Kingdom with the balance based in the United States. None of our U.S. employees are represented by a labor union. We consider our relationships with our employees to be good.

Legal Proceedings

        We are not a party to any legal proceedings other than ordinary course, routine litigation, which is not material to our business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers of the Registrant

        The following table sets forth the name, age and position of each of our executive officers, directors and other key employees.

Name	Age	Position
Joseph Loggia	47	Chief Executive Officer and Director
James M. Alic	63	Vice President, Chairman of the Board and Director
Theodore S. Alpert	50	Vice President—Finance, Chief Financial Officer and Assistant Secretary
R. Steven Morris	54	Executive Vice President
Daniel M. Phillips	44	Executive Vice President
Laura McConnell	36	Executive Vice President
Eric I. Lisman	49	Executive Vice President Corporate Development
Ward D. Hewins	45	Vice President, General Counsel and Secretary
Rick Treese	36	Vice President—Chief Technical Officer
Nancy Nugent	53	Vice President—Human Resources
Georgiann DeCenzo	49	Vice President
OhSang Kwon	38	Director
Douglas B. Fox	59	Director
Charles Pieper	59	Director
James Finkelstein	57	Director

Executive Officers

        Joseph Loggia has served as Chief Executive Officer since January 1, 2004, and has served as our President and Director since May 2002. Prior to May 2002, he served as President and Chief Executive Officer of MAGIC (our subsidiary), President from August 1996, and Chief Operating Officer beginning in 1995. Prior to our acquisition of MAGIC, from January 1993 to August 1996 he served as MAGIC's President and Chief Executive Officer. Prior to joining MAGIC, Mr. Loggia was a manager at the accounting firm of Coopers & Lybrand responsible for Fraud & Financial Investigations.

        James M. Alic has served as Chairman of the Board since August 2004. He previously served as our Vice Chairman and Vice President from July 1996 to July 2004. From June 1995 to June 1996, he was Vice President and Controller of IBM Corporation. From September 1994 to May 1995, he was Chairman of Reed Exhibition Companies. From August 1991 to August 1994, he was President of Reed Exhibitions North America.

        Theodore S. Alpert has served as our Vice President-Finance, Chief Financial Officer, and Assistant Secretary since September 2006. From March 2005 to September 2006, he served as Chief Financial Officer of IPS Corporation. Previously, from October 2000 to September 2004, Mr. Alpert was Executive Vice President and Chief Financial Officer of Transtar Metal Holdings, Inc and from September 1988 to October 2000, he served as Executive Vice President and Chief Financial Officer of Centis Inc. (f/k/a 20th Century Plastics, Inc.).

        Eric I. Lisman has served as our Executive Vice President—Corporate Development since November 2001. He previously served as our General Counsel from September 1998 to February 2005.

Prior to joining Advanstar, Mr. Lisman engaged in a private legal and investment banking practice. He also served from 1987-1997 as Corporate Counsel and General Counsel of Reed Publishing USA, the parent company of Reed Exhibition Companies and Cahners Publishing Company.

        Ward D. Hewins has served as our Vice President and General Counsel since February 2005. From July 2000 to February 2005, Mr. Hewins was our Deputy General Counsel. From March 1998 to July 2000, Mr. Hewins served as Assistant General Counsel for Interactive Data Corporation. From October 1993 to March 1998 Mr. Hewins was a corporate associate and then a partner in the Boston office of Eckert Seamans Cherin & Mellott.

        Rick Treese has served as our Vice President and Chief Technology Officer since March of 2002, a role he moved to after two years as the CTO of Advanstar.com. Prior to Advanstar, Mr. Treese was Vice President of Technology at Goldman, Sachs & Company where he led the software development effort for the Equity Research Division. He is also co-author of the book "CTO Leadership Strategies", part of Aspatore Book's "Inside the Minds" series.

        Nancy Nugent has served as our Vice President, Human Resources since September 2006. Prior to joining Advanstar, she served as Vice President, Human Resources of Gemstar—TV Guide International, Inc. from May 2004 to August 2006. Prior to joining Gemstar—TV Guide International, Inc., Ms. Nugent engaged in an independent Human Resources consulting practice. From May 1993 to October 2002, Ms. Nugent served as Vice President, Human Resources of Warner Bros. Studio Stores.

Key Employees

        R. Steven Morris currently serves as Executive Vice President responsible for the Healthcare, Science and Pharmaceutical markets. Prior to June 2005, he was Vice President of the Market Development Group. Mr. Morris joined Advanstar in 2004. Prior to joining Advanstar, Mr. Morris was Chief Operating Officer for Metro International Newspapers for the Americas and Asia.

        Daniel M. Phillips has served as Executive Vice President of our Powersports and Automotive market group since 2003. Prior to that, he was Vice President and General Manager of Advanstar's Technology groups. Mr. Phillips joined Advanstar in 1996 as Group Publisher of America's Network, Telecom Asia and Comunicaciones magazines, and in 1998 was promoted to Vice President and General Manager. Prior to joining Advanstar, Mr. Phillips was responsible for publications and events for EMAP (U.K.) in the area of IT & Telecommunications.

        Laura McConnell has served as Executive Vice President of our Fashion group since June 2006. Starting in 2002 through June 2006, she served as Vice President and General Manager of Advanstar's fashion group. Ms. McConnell was the general manager of WWDMAGIC from 2000 to 2002. Since joining Advanstar in 1997, Ms McConnell served in a variety of roles before being promoted to Vice President of Marketing and Attendee Development in 1999.

        Georgiann DeCenzo currently serves as Vice President responsible for the License and Market Development groups. Before being named to this position in March 2006, Ms. DeCenzo served as Vice President, Marketing & Communications and was responsible for corporate communications, marketing and research. Since joining Advanstar in 1998, Ms. DeCenzo has held numerous marketing roles at the Group and Corporate levels. Before joining Advanstar in 1998, Ms. DeCenzo served as Marketing Director of Penton Media's IndustryWeek.

Directors

        Joseph Loggia.    See "Executive Officers."

        James M. Alic.    See "Executive Officers."

        OhSang Kwon has served as a director since October 2000. Since July 2005, Mr. Kwon has been a partner of Avista Capital Holdings, LP, a private equity firm and also a Partner of MB Advisory Partners, LLC, which has been engaged by Credit Suisse Securities (USA), LLC to provide consulting services with respect to DLJ Merchant Banking portfolio companies. From February 2000 to June 2005, he served as a Partner, Principal, and Vice President of DLJ Merchant Banking, Inc. From May 1997 to February 2000, he was an Associate with DLJ Securities Corporation, and he became a Vice President of DLJ Securities Corporation in February 2000. From October 1996 to May 1997, he was an Associate at Davis Polk & Wardwell. Prior to that, he was a law clerk for the Hon. William C. Conner in the United States District Court for the Southern District of New York. Mr. Kwon currently serves on the board of directors of UAE Holdings Corp., MSW Energy Holdings II LLC and American Ref-Fuel Company LLC.

        Douglas B. Fox has served as a director and chairman of the audit committee since September 2002. Mr. Fox is a private investor and consultant. Prior to his current activities, he served as Senior Vice President of Marketing and Strategy at Compaq Computer Company from 2000 to 2001 and Senior Vice President of Marketing at International Paper Inc. from 1997 to 2000. He served as President of Landmark Communications Inc. from 1994 to 1996 and prior to that from 1987 to 1994 he served as President and Chief Operating Officer at Newsday in New York. Mr. Fox currently serves on the Board of Directors of The Vitamin Shoppe, Microban International, Ltd., Browne & Co., Young America and WI Link.

        Charles Pieper has served as a Director since August 2004. Mr. Pieper is a Managing Director of Credit Suisse Securities (USA), LLC in the Asset Management division. He is Vice Chairman of Alternative Investments, with oversight responsibility for Diversified Strategies, and heads the AI Business Development Task force. Prior to joining Credit Suisse in 2004, Mr. Pieper worked at General Electric for 18 years and served as President and Chief Executive Officer of GE Japan, Korea, Taiwan; GE Medical Systems Asia; Yokogawa Medical Systems; GE Lighting Europe and GE Trading Co. He joined GE in 1981, after five years in the Navy, including service in Vietnam. Mr. Pieper was also an Executive Advisor at the Boston Consulting Group and an Operating Partner with Clayton, Dubilier & Rice and spearheaded CD&R's European practice. Mr. Pieper holds a BA from Harvard College and an MBA from Harvard Business School, with distinction. Mr. Pieper is a Director of Grohe AG, Jostens, Inc., and Visant. He previously served as Chairman of the Board and Acting CEO of Alliant Foodservice, Inc., Chairman of the Board of Italtel Holding S.p.A. and North American Van Lines, Vice Chairman of Dynatech and held board positions in Mueller Holdings Inc., and Safilo S.p.A. and & Wastequip.

        James A. Finkelstein has served as a Director since October 2004. Mr. Finkelstein has been Executive Chairman of Thompson Publishing Group since May 2004. He is presently CEO of News Communications, Inc., which publishes Marquis Who's Who, LLC directories, publishes The Hill, the publication for Congress, and Dan's Publications. He is a partner at Avista Capital Partners since July 2005. Mr. Finkelstein also serves as a Director of WideOpenWest. He has served as Chairman of Global Media Partners at Credit Suisse First Boston from January 2004 to July 2005. Previously he served as media partner to DB Capital. From 1979 to 1998 he served as CEO of the National Law Publishing Company. Mr. Finkelstein has served on the Board of Directors of the Legal Aid Society, and New York University's Faculty of Arts and Sciences Board of Overseers, and was awarded an Honorary Doctor of Laws degree from Hofstra University.

        All of our directors also serve on the board of directors of Advanstar, Inc.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table presents compensation paid to our chief executive officer and the four other most highly paid officers in the last three fiscal years.

Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Long-Term Compensation Awards Securities Underlying Options/SARs	All Other Compensation(3)
Joseph Loggia Chief Executive Officer and Director(4)	2005 2004 2003	$625,000 625,000 500,000	$937,500 339,016 146,046	$1,800 990 —	— — 600,000	$8,010 7,860 7,140
James M. Alic Chairman of the Board	2005 2004 2003	150,000 150,000 150,000	150,000 75,000 50,000	— — —	— 106,250 —	9,369 8,632 6,427
David W. Montgomery(5) Vice President—Finance, Chief Financial Officer and Secretary	2005 2004 2003	300,000 298,462 259,615	125,766 120,000 75,000	— — —	— — —	7,682 7,388 7,015
Eric I. Lisman Executive Vice President— Corporate Development	2005 2004 2003	362,000 362,000 361,539	151,814 144,800 65,639	— — —	— — —	7,924 7,597 7,379
Rick Treese Vice President—Chief Technical Officer	2005 2004 2003	249,615 239,731 232,692	88,117 84,000 38,165	— — —	— — —	6,941 6,638 6,559

(1)
Bonuses are reported in the year earned, even though they were actually paid in the subsequent year.

(2)
Includes the fair market value of perquisites and personal benefits provided for by our company.

(3)
Includes value of group term life insurance premiums paid for by our company for the benefit of the officer.

(4)
See "—Employment Agreements and Arrangements" for a discussion of Mr. Alic's amended employment agreement.

(5)
Effective September 12, 2006, Mr. Montgomery resigned from the Company and was replaced by Mr. Theodore S. Alpert as the new Vice President-Finance, Chief Executive Officer and Assistant Secretary.

Option Grants in Last Fiscal Year

        The following table sets forth each grant of stock options made by Advanstar (consisting of options to purchase stock of Holdings) during the year ended December 31, 2005 pursuant to the 2000 Management Incentive Plan described below to each of the named executive officers. We have not granted any stock appreciation rights.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
		% of Total Options Granted to Employees in Fiscal Year
	Number of Securities Underlying Options Granted
Name			Exercise Price ($/share)	Expiration Date
					5% ($)	10% ($)
Rick Treese	50,000	11.8%	$10.00	2015	$314,447	$796,871

Option Exercises and Holdings

        The following table sets forth, for each of the officers named in the Summary Compensation Table, certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2005. None of the unexercised options were "in the money" at December 31, 2005 based on a good faith estimate of the fair market value of the stock price by our Board of Directors.

AGGREGATED OPTION EXERCISES IN 2005 AND DECEMBER 31, 2005 OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year End
					Value of Unexercised In-the-Money Options at Fiscal Year End
	Number of Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
James M. Alic	—	—	223,440	51,560	—	—
Joseph Loggia	—	—	674,167	425,833	—	—
David W. Montgomery	—	—	196,875	53,125	—	—
Eric I. Lisman	—	—	153,124	46,876	—	—
Rick Treese	—	—	30,312	54,688	—	—

        The following table sets forth the shares issued and issuable and exercise price for our equity compensation plan as of December 31, 2005.

EQUITY COMPENSATION PLAN INFORMATION

	Number of Shares To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Outstanding Securities)
Equity compensation plan approved by security holders	3,965,000	$10.00	107,789

        We do not have any equity compensation plans that were not approved by shareholders.

Stock Option Incentive Plans

2000 Management Incentive Plan

        The 2000 Management Incentive Plan was adopted by the board of Advanstar Holdings ("Holdings") on October 11, 2000 and amended by the board of Holdings as of September 17, 2002,

December 10, 2002, and April 19, 2005. The following description of the plan is intended to be a summary and does not describe all provisions of the plan.

        Purpose of the Plan.    The purpose of the plan is to attract and retain the best available key employees, non-employee directors and consultants for Holdings and its subsidiaries and affiliates and to encourage the highest level of performance by those individuals, thereby enhancing Holdings' value for the benefit of its stockholders. The plan is also intended to motivate such individuals by means of performance-related incentives to achieve longer-range performance goals and enable such individuals to participate in the long-term growth and financial success of Holdings.

        Administration of the Plan.    The plan will be administered by the compensation committee or the board as a whole, if no committee is constituted. The compensation committee has the power, in its discretion, to select the participants who will participate in the plan, to grant awards under the plan, to determine the terms of these awards, to interpret the provisions of the plan and to take any action that it deems necessary or advisable for the administration of the plan.

        Eligibility and Participation.    Eligibility to participate in the plan is limited to key employees of Holdings, its subsidiaries and affiliates. Participation in the plan is at the discretion of the compensation committee and will be based upon the individual's present and potential contributions to Holdings' success and such other factors as the compensation committee deems relevant. No individual may be granted in any calendar year awards covering more than 900,000 shares of Holdings common stock.

        Type of Awards Under the Plan.    The plan provides that the compensation committee may grant non-statutory stock options to eligible participants subject to such terms, conditions and provisions as the compensation committee may determine to be necessary or desirable.

        Number of Authorized Shares.    Holdings has authorized a maximum of 4,072,789 shares of its common stock for participants under the plan during the term of the plan, of which 3,965,000 have been granted and remain outstanding as of December 31, 2005. In addition, the number of shares available will be increased to the extent that shares are not purchased on a leveraged basis under Holdings' Direct Investment Program. The compensation committee may adjust the number and class of shares available under the plan to prevent dilution or enlargement of rights in the event of various changes in Holdings' capitalization.

        Put and Call Rights.    Holdings has certain rights to repurchase, or "call," shares purchased pursuant to the plan if a plan participant is terminated by Holdings or one of its subsidiaries for cause or without cause, or if the participant terminates employment for good reason, without good reason, or due to death, disability or "qualified retirement." A plan participant has the right to sell, or "put," shares purchased pursuant to the plan to Holdings if a participant's employment is terminated due to disability, "qualified retirement" or death. "Qualified retirement" means retirement at age 62 or with board approval.

        Change in Control.    If there is a change in control of Holdings, all unvested time-vesting options granted pursuant to the plan will vest and become immediately exercisable and, if the change in control constitutes a liquidity event (as defined in the award agreements). A change in control generally means the acquisition by any person or group of persons, other than an affiliate or affiliates of the DLJ Merchant Banking funds, of more than 51% of the outstanding voting securities of Holdings or a sale of all or substantially all of Holdings' assets.

        Amendment and Termination.    Holdings' board may amend, alter, suspend, discontinue or terminate the plan at any time, provided that no such amendment, alteration, suspension, discontinuation or termination will be made without stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory status or requirement with which the board deems it necessary or desirable to qualify or comply.

Direct Investment Plan

        The Direct Investment Plan was adopted by the board of Holdings on October 11, 2000 to promote the interests of Holdings and its stockholders by retaining exceptional executive personnel and aligning the interests of such employees with those of Holdings' equity investors. Upon the closing of the DLJ Acquisition, 1,100,000 million shares of common stock of Holdings were purchased by executives of the Company pursuant to the plan, and participation in the plan was closed at that level as of December 31, 2000. Pursuant to the plan, one-half of the shares were purchased through non-recourse loans granted by Holdings. The principal and accrued interest on the non-recourse loans were settled in full in 2004.

        Holdings has certain rights to repurchase, or "call," shares purchased pursuant to the plan if a plan participant is terminated by Holdings or one of its subsidiaries for cause or without cause, or if the participant terminates employment for good reason, without good reason, or due to death, disability or "qualified retirement." A plan participant has the right to sell, or "put," shares purchased pursuant to the plan to Holdings if a participant's employment is terminated due to disability, "qualified retirement" or death. "Qualified retirement" means retirement at age 62 or with board approval.

401(k) Plan

        Advanstar, Inc. has an Employees' 401(k) Plan and Trust. All current and future domestic employees of Advanstar, Inc. or any other domestic subsidiary who are at least 21 years-of-age are eligible to participate in the 401(k) Plan. Participants in the 401(k) Plan may not contribute more than the lesser of a specified statutory amount or 100% of his or her pre-tax total compensation. Advanstar, Inc. is required to make a matching contribution to the 401(k) Plan after the employee has completed one year of service, which vests in equal installments over five years, in accordance with the following schedule:

  •
  with respect to the employee's elective contribution in an amount up to 2% of the employee's gross compensation, the matching contribution is required to be equal to 100% of the employee's contribution;

  •
  with respect to the employee's elective contribution in excess of 2% and not in excess of 6% of gross compensation, the matching contribution is required to be equal to 25% of such employee's contribution; and

  •
  with respect to the employee's elective contribution in excess of 6% of gross compensation, there shall be no matching contribution.

Employment Agreements and Arrangements

        Mr. Loggia entered into an employment agreement with Advanstar, Inc. dated as of November 21, 2003, which was amended and restated effective June 22, 2005. Pursuant to the agreement, Mr. Loggia will continue to act as chief executive officer of Advanstar, Inc. and Advanstar Communications Inc. through December 31, 2007, followed by successive three year employment terms unless terminated by either party in accordance with the agreement. Mr. Loggia is entitled to an annual base salary of $625,000 and an annual bonus based on Advanstar, Inc.'s EBITDA for any year, up to a maximum bonus in any one year of 150% of base salary. The agreement provides for indemnification to the maximum extent permitted by law. If Mr. Loggia is terminated by Advanstar, Inc. without "cause" or terminates his employment for "good reason," each as defined in the agreement, he will be entitled to the continuation of his base salary for a period of two years following his termination, and the greater of his bonus that would have been payable to him had he remained employed through the end of the fiscal year or the annual bonus received by Mr. Loggia in 2004. Mr. Loggia's agreement also includes provisions triggered by a qualifying change in control, as defined in the agreement, including accelerated vesting of his stock options, and change in control bonus, calculated based upon the effective purchase price per share, and not to exceed $4,000,000. Mr. Loggia also has entered into a new non-compete and confidentiality agreement with Advanstar, Inc. The non-compete period is one year, during which time Mr. Loggia will continue to receive his base salary unless he was terminated for cause or as a result of his death or disability.

        Mr. Alic entered into an employment agreement with Advanstar, Inc., which was amended effective March 1, 2002, September 15, 2004 and February 1, 2006. The amended agreement provides for a fixed term through December 31, 2007, and continuation thereafter upon agreement mutual agreement of the parties. Pursuant to the amended agreement, Mr. Alic will serve as Chairman and will be entitled to an annual base salary of $150,000 and up to a maximum bonus in 2005, 2006 and 2007 of 100% of his base salary. The amended agreement does not provide for a bonus payment or severance upon termination. The agreement provides for indemnification of the executive to the extent permissible under New York law. Mr. Alic also entered into a non-competition and confidentiality agreement with Advanstar, Inc. The non-compete period is one year after termination of employment unless employment is terminated by us without cause or by the executive for good reason, in which case the non-competition period is six months. During the non-compete period, Mr. Alic may not hire any employee or solicit any tradeshow or publishing business from a third party that has a relationship or contract with us.

        Advanstar, Inc. currently has a severance arrangement with Theodore S. Alpert, our and Advanstar, Inc.'s Vice President-Finance, Chief Financial Officer and Assistant Secretary. In the event that Mr. Alpert's employment is involuntarily terminated for any reason other than for cause, the arrangement provides that Mr. Alpert will receive a termination payment equal to twelve months of salary.

        Advanstar, Inc. currently has a severance arrangement with Eric I. Lisman, its Executive Vice President—Corporate Development. In the event that Mr. Lisman's employment is terminated for any reason other than for cause or if Mr. Lisman's principal office location is relocated outside the greater Boston area, the arrangement provides that Mr. Lisman will receive twelve months of severance based on his then current salary, his target bonus and health benefits.

        Advanstar Communications Inc. currently has a severance arrangement with Ward D. Hewins, its Vice President and General Counsel. In the event that Mr. Hewins' employment is terminated for any reason other than for cause or if Mr. Hewins' principal office location is relocated outside the greater Boston area, the arrangement provides that Mr. Hewins will receive twelve months of severance based on his then current salary, his target bonus and health benefits.

        Advanstar Communications Inc. currently has a severance arrangement with Nancy Nugent, its Vice President, Human Resources. In the event that Ms. Nugent's employment is terminated for any reason other than for cause, the arrangement provides that Ms. Nugent will receive a six months of salary continuation.

        We do not have employment agreements with our other named executive officers.

Director Compensation

Standard Arrangements

        We currently have no standard arrangements pursuant to which our directors would be compensated for their services as a director.

Other Arrangements

        On October 1, 2004, Mr. James Finkelstein was appointed as a member of the board of directors. Mr. Finkelstein receives an annual retention fee of $50,000. He also was granted options to purchase 25,000 shares of the common stock of Holdings at an exercise price of $10.00 per share, pursuant to Holdings' 2000 Management Incentive Plan. These options will vest over a four-year period, with 20% vesting upon the grant date and an additional 20% vesting on each anniversary of the grant. Mr. Finkelstein is also reimbursed for all reasonable out-of-pocket expenses incurred in connection with his service as a director of the Company.

        On September 17, 2002, Mr. Douglas B. Fox was appointed as a member of the board of directors. Mr. Fox receives an annual retention fee of $40,000 and, through Renaissance Brands, LTD, a company wholly owned by Mr. Fox, a separate annual advisory fee of $40,000, both payable in equal quarterly installments. Mr. Fox is also reimbursed for all reasonable out-of-pocket expenses incurred in connection with his service as a director of the Company.

        As of the date of his appointment, Mr. Fox was granted options to purchase 25,000 shares of the common stock of Holdings at an exercise price of $10.00 per share, pursuant to Holdings' 2000 Management Incentive Plan. These options will vest over a four-year period, with 20% vesting upon the grant date and an additional 20% vesting on each anniversary of the grant. Mr. Fox was also granted the right, expiring December 31, 2002, to purchase up to 50,000 shares of the common stock of Holdings at a price of $10.00 per share, which he did not exercise.

Compensation Committee Interlocks and Insider Participation

        During the periods up to and including 2005, we did not have a compensation committee. During the fiscal year ended December 31, 2005, Messrs. Loggia and Alic participated in deliberations of our board of directors concerning executive officer compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of our common stock is owned by our parent company Advanstar Holdings. The following table sets forth information with respect to the beneficial ownership of Holdings' common stock as of October 4, 2006 by (a) any person or group who beneficially owns more than five percent of Holdings common stock, (b) each of our directors and executive officers and (c) all directors and officers as a group.

        In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to warrants that are exercisable within 60 days of October 4, 2006. Shares issuable pursuant to warrants are deemed outstanding in computing the percentage held by the person holding the warrants but are not deemed outstanding in computing the percentage held by any other person.

Name of Beneficial Owner:	Number of shares of Common Stock beneficially owned		Percentage of Outstanding Common Stock
DLJ Merchant Banking Partners III, L.P. and related investors	35,966,117	(1)	98.1%
Joseph Loggia	674,167	(2)	1.8%
James M. Alic	366,743	(3)	1.0%
Eric I. Lisman	156,250	(4)	*
Rick Treese	38,750	(5)	*
Theodore S. Alpert	—		—
Douglas B. Fox 223 Wall Street, Box 318 Huntington, New York 11743	20,000	(6)	*
James Finkelstein(8) 2 Park Avenue, Suite 1405 New York, New York 10019	15,000	(7)	*
OhSang Kwon(8) 65 East 55th St., 18th Floor New York, New York 10022	—		—
Charles Pieper(8) DLJ Merchant Banking Inc. Eleven Madison Avenue New York, New York 10010	—		—
All directors and officers as a group (9 persons)	1,270,910		3.4%

*
Represents less than 1% of the outstanding shares of common stock

(1)
Consists of 35,100,000 shares held directly by DLJ Merchant Banking Partners III, L.P. and the following related investors: DLJ ESC II, L.P., DLJMB Funding III, Inc., DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJMB Funding III, Inc. and DLJ Partners III GmbH & Co. KG and warrants to purchase 866,117 shares of common stock issued to DLJ Investment Partners, II, L.P. and the following related investors: DLJ ESC II, L.P., DLJ Investment Funding II, Inc. and DLJ Investment Partners, L.P. See "Item 13.—Certain Relationships and Related Party Transactions." The address of each of these investors is

  11 Madison Avenue, New York, New York 10010, except that the address of Offshore Partners is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles.

(2)
Consists of 674,167 shares issuable pursuant to stock options exercisable within 60 days.

(3)
Consists of 108,516 shares, warrants to purchase 34,787 shares and 223,440 shares issuable pursuant to stock options exercisable within 60 days.

(4)
Consists of 156,250 shares issuable pursuant to stock options exercisable within 60 days.

(5)
Consists of 38,750 shares issuable pursuant to stock options exercisable within 60 days.

(6)
Consists of 20,000 shares issuable pursuant to stock options exercisable within 60 days.

(7)
Consists of 15,000 shares issuable pursuant to stock options exercisable within 60 days.

(8)
Shares shown for Messrs. Kwon, Finkelstein and Pieper exclude shares shown as held by the DLJ Merchant Banking funds and the DLJ Investment Partners funds, as to which they disclaim beneficial ownership. Messrs. Finkelstein and Kwon are partners of Avista Capital Partners, a private equity firm that has been engaged by an affiliate of Credit Suisse Securities (USA) LLC to serve as a consultant to assist in the monitoring of certain DLJ Merchant Banking Partners portfolio companies. Mr. Pieper is an employee at Credit Suisse Securities (USA) LLC where he is a Managing Director with DLJ Merchant Banking Partners.

        Advanstar has no securities authorized for issuance under equity compensation plans; all equity issued as compensation consists of equity of Holdings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Advanstar Holdings was acquired by the DLJ Merchant Banking Partners III, L.P. and related funds in October 2000 ("The Acquisition").

        Credit Suisse Securities (USA), LLC ("CSS (USA)"), an affiliate of the DLJ Merchant Banking funds, has received customary fees and reimbursement of expenses in connection with the arrangement and syndication of the credit facility and as a lender thereunder. CSS (USA) acts as our financial advisor and acted as our financial advisor in connection with the Thomson acquisition, was one of the initial purchasers of the second priority senior secured notes issued in August and September of 2003 and was an initial purchaser of our senior subordinated notes and the parent company discount notes. We paid fees of $10.4 million in 2003, plus out-of-pocket expenses for these services. No fees were paid in 2004 or for the first half of 2006 related to financings.

        In May 2005, the Company paid a consulting fee of $1.5 million to CSS (USA), an affiliate, related to the sale of the Portfolio Group. In June 2005, the Company repurchased $7.1 million of its fixed rate notes at par, and $4.6 million of its floating rate notes at a price equal to 107.3% of principal, from CSS (USA) pursuant to our tender offer.

        In connection with the Acquisition, Advanstar Holdings agreed to pay CSS (USA) an annual advisory fee of $0.5 million beginning October 11, 2000 when the acquisition of Advanstar by DLJ Merchant Banking Partners III, L.P. and related funds occurred ("The Acquisition") until the earlier to occur of:

          (1)   an initial public offering of Advanstar Holdings;

          (2)   the date when the DLJ Merchant Banking funds own less than 16 2/3% of the shares of Advanstar Holdings' common stock held by them on the closing date of the Acquisition; and

          (3)   October 11, 2005.

        Subsequently, CSS (USA) assigned its rights under this agreement to DLJ Merchant Banking Funds.

        Advanstar Holdings is a holding company and has no direct material operations or source of cash to pay this obligation other than by distributions from its subsidiaries including Advanstar Communications Inc.

        Advanstar and its subsidiaries may from time to time enter into other investment banking relationships with CSS (USA) or one of its affiliates pursuant to which CSS (USA) or its affiliates will receive customary fees and will be entitled to reimbursement for all related disbursements and out-of-pocket expenses. We expect that any arrangement will include provisions for the indemnification of CSS (USA) against a variety of liabilities, including liabilities under the federal securities laws.

Stockholders Agreement

        Advanstar Holdings, the DLJ Merchant Banking funds, the DLJ Investment Partners funds and the other stockholders of Advanstar Holdings (collectively, including Mr. Alic, the "Advanstar Holdings Stockholders") entered into a stockholders' agreement at the closing of the DLJMB acquisition. The stockholders' agreement provides that any person acquiring shares of common stock of Advanstar Holdings who is required by the stockholders' agreement or by any other agreement or plan of Advanstar Holdings to become a party to the stockholders' agreement will execute an agreement to be bound by the stockholders' agreement.

        The terms of the stockholders' agreement restrict transfers of shares of Advanstar Holdings capital stock by the Advanstar Holdings Stockholders, except to permit transferees and subject to various exceptions. The agreement will permit:

  •
  the other stockholders to participate in specified sales of shares of Advanstar Holdings capital stock by the DLJ Merchant Banking funds,

  •
  the DLJ Merchant Banking funds to require the other stockholders to sell shares of Advanstar Holdings capital stock in specified circumstances should the DLJ Merchant Banking funds choose to sell any shares owned by them, and

  •
  the stockholders to purchase equity securities proposed to be issued by Advanstar Holdings to the DLJ Merchant Banking funds on a preemptive basis to maintain their percentage ownership interest.

        The stockholders' agreement also provides that the DLJ Merchant Banking funds have the right to select three of the six members of the board of directors of Advanstar Holdings, the DLJ Investment Partners funds will have the right to select one member so long as they maintain ownership of at least 50% of their initial ownership of senior discount notes of Advanstar, Inc. (and thereafter will have rights to an observer). In addition, the DLJ Merchant Banking funds are permitted to expand Advanstar Holdings' board and select all of the additional directors. Messrs. Finkelstein, Kwon and Pieper are the directors selected by the DLJ Merchant Banking funds. As of June 30, 2006, DLJ Investment Partners no longer owns Advanstar, Inc.'s senior discount notes, so they can no longer select a member of the board.

        Under the stockholders' agreement, the Advanstar Holdings Stockholders entered into a registration rights agreement with Advanstar Holdings. Under that agreement, the DLJ Merchant Banking funds will have the right to six demand registrations (or five if the holders of the warrants issued with the parent company notes have exercised a demand), and the holders of the warrants issued with the parent company notes will have the right to one demand registration of common stock after an initial public offering. In addition, all of the holders will be entitled to piggyback registration rights, subject to customary cutback and deferral provisions. The agreement also provides that Advanstar Holdings will indemnify the parties against specified liabilities, including liabilities under the Securities Act.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following descriptions are summaries of the material terms of certain indebtedness. They may not contain all of the information that may be important to you. To understand these agreements fully, you should carefully read each of the agreements, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. The following description is qualified in its entirety by reference to the agreements.

Credit Facility

        The credit facility has been provided to Advanstar Communications by a syndicate of financial institutions led by Credit Suisse, as joint lead arranger, joint bookrunner and syndication agent, and Goldman Sachs, as joint lead arranger and joint bookrunner. The credit facility consists of (i) a $10 million term loan and (ii) a $50 million revolving credit facility, which provides for revolving credit loans and swingline loans and under which letters of credit may be issued. The credit facility matures in May 2009.

        Loans under the credit facility bear interest, at Advanstar Communications' option, at the reserve adjusted LIBOR rate plus a margin of 2.5% or the alternate base rate plus a margin of 1.5%. Swingline loans may bear interest solely at the alternate base rate plus the applicable margin for the revolving loans.

        Advanstar Communications is required to pay commitment fees on the unused revolving commitments under its credit facility at an annual rate of 2.5%, in the case of standby letters of credit of 0.50%. The commitment fees are payable quarterly in arrears and upon the maturity or termination of the revolving credit facility.

        Advanstar Communications will pay a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the credit facility at an annual rate the LIBOR margin for revolving loans of 2.5%, or 1.25%, in the case of trade letter of credits, which fees shall be shared by all lenders participating in that letter of credit, and an additional fronting fee to the issuer of each letter of credit, payable quarterly in arrears.

        We along with Advanstar Holdings, Advanstar Communications and all of Advanstar Communications' direct and indirect domestic subsidiaries are guarantors of the credit facility. Advanstar Communications' obligations under the credit facility are secured by:

  •
  a first-priority perfected lien on substantially all existing and after-acquired personal property of us and the subsidiary guarantors, including a pledge of all of the stock of all our existing or future domestic subsidiaries and 65% of the voting stock of any foreign subsidiary that is a direct subsidiary of our company or one of our domestic subsidiaries and a pledge of all intercompany indebtedness in favor of our company or any domestic subsidiary;

  •
  first-priority perfected liens on all material existing and after-acquired real property fee and leasehold interests of us and the subsidiary guarantors, subject to customary permitted liens described in the credit facility;

  •
  a pledge by us of Advanstar Communications' capital stock and the capital stock of Advanstar IH, Inc.;

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  a pledge by Advanstar Holdings of our capital stock; and

  •
  a negative pledge on all assets of Advanstar Communications and its subsidiaries.

        The credit facility contains customary covenants and restrictions on our ability to engage in specified activities, including, but not limited to:

  (1)
  limitations on other indebtedness, subsidiary stock, liens, investments and guarantees,

  (2)
  restrictions on dividends and redemptions of stock,

  (3)
  limitations on redemptions and prepayments of subordinating debt (including the notes), and

  (4)
  restrictions on mergers and acquisitions, and sales of assets and sale-leaseback transactions.

        The credit facility contains customary events of default, including events of default triggered by a failure to pay principal or interest on the loans, a failure to comply with covenants, a failure by us or any of our subsidiaries (including Advanstar Communications and its subsidiaries) to pay material judgments, a cross default to other indebtedness of us or any of our subsidiaries (including Advanstar Communications and its subsidiaries), a material breach of Advanstar Communications' representations and warranties, certain ERISA events, a change of control (as defined in the credit facility documents) and, with respect to Advanstar Holdings and certain of its subsidiaries including Advanstar Communications and its subsidiaries), certain bankruptcy and insolvency events. Borrowings under the credit facility are subject to significant conditions, including the absence of any material adverse change.

Advanstar Communications' 12% Senior Subordinated Notes due 2011

        Advanstar Communications issued $160.0 million aggregate principal amount of the 12% senior subordinated notes due 2011 in February 2001 at the same time that we issued the old notes. The notes are senior subordinated unsecured obligations of Advanstar Communications and are guaranteed by each of its restricted subsidiaries, other than its foreign subsidiaries. The notes bear interest at an annual rate of 12%, payable semiannually on each February 15 and August 15.

        The notes are subject to redemption, in whole or in part, at the issuer's option, at any time at the redemption prices described below if redeemed during the twelve month period commencing February 15 in the years set forth below:

Period	Redemption Price
2006	106%
2007	104
2008	102
2009 and thereafter	100

        Holders of the 12% senior subordinated notes have the option of requiring Advanstar Communications to repurchase their notes upon a change of control at a repurchase price equal to 101% of the principal amount of the notes plus accrued interest, if any, to the date of the repurchase. In addition, to the extent that Advanstar Communications does not reinvest the proceeds of specified asset sales in its business or use those proceeds to repay indebtedness, it will be required to use the proceeds to make an offer to repurchase notes at a repurchase price equal to 100% of the principal amount of the notes plus accrued interest.

        The indenture governing the senior subordinated notes restricts the ability of the issuer and its subsidiaries to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  engage in sale-leaseback transactions;

  •
  pay dividends, including to us, or make distributions in respect of capital stock;

  •
  purchase or redeem capital stock;

  •
  make investments or restricted payments;

  •
  enter into agreements that restrict the ability of the issuer's subsidiaries to make dividends or loans, transfer assets or repay debt to the issuer;

  •
  sell assets;

  •
  enter into transactions with stockholders or affiliates; or

  •
  effect a consolidation or merger.

        However, these limitations are subject to a variety of exceptions and qualifications.

        The senior subordinated notes include customary events of default, including failure to pay principal and interest on the notes, a failure to comply with covenants, a failure by the issuer or its subsidiaries to pay material judgments or indebtedness and bankruptcy and insolvency events with respect to the issuer and its material subsidiaries.

Advanstar Communications' Second Priority Senior Secured Notes

        Advanstar Communications issued $230.0 million aggregate principal amount of 10 3/4% second priority senior secured notes due 2010 in August 2003 and $70 million aggregate principal amount of second priority senior secured notes due 2010 in September 2003. The second-lien senior secured notes are general senior obligations of Advanstar Communications and rank equal in right of payment with all existing and future unsubordinated indebtedness of Advanstar Communications. The second-lien senior secured notes are guaranteed by each of Advanstar Communications' restricted subsidiaries, other than its foreign subsidiaries. The second-lien senior secured notes are secured by second priority liens, subject to certain exceptions and permitted liens, on the collateral securing Advanstar Communications' credit facility, other than the capital stock of certain of Advanstar Communications' subsidiaries, our assets and the assets of Advanstar Holdings. The rights of the holders of the second priority senior secured notes with respect to the collateral are governed by security documents and an intercreditor agreement.

        The 10 3/4% second priority senior secured notes bear interest at an annual rate of 10 3/4%, payable on May 15 and November 15 of each year, beginning on November 15, 2003.

        The 10 3/4% second priority senior secured notes are subject to redemption, in whole or in part, at Advanstar Communications' option, at any time on or after February 15, 2008 at the redemption prices described below if redeemed during the period set forth below:

Period	Redemption Price
February 15, 2008 through August 14, 2008	105.375%
August 15, 2008 through August 14, 2009	102.688%
August 15, 2009 and thereafter	100.000%

        Upon a change of control, at any time prior to February 15, 2008, Advanstar Communications also has the right to redeem the second-lien senior secured notes at a price equal to 100% of their principal amount plus the applicable premium (as defined in the indenture governing the second-lien senior secured notes) and accrued and unpaid interest.

        Upon the occurrence of a change in control, unless Advanstar Communications shall have exercised its right to redeem the second-lien senior secured notes, the holders of the second-lien senior secured notes will have the option of requiring Advanstar Communications to repurchase their notes at a repurchase price of 101% of the principal amount of the notes plus accrued and unpaid interest to the date of repurchase. In addition, to the extent that Advanstar Communications does not reinvest the proceeds of specified asset sales in its business or use those proceeds to repay certain indebtedness, it will be required to use the proceeds to make an offer to repurchase the existing second-lien senior secured notes at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

        The indenture governing the second-lien senior secured notes contains covenants that restrict the ability of Advanstar Communications and its subsidiaries to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  engage in sale-leaseback transactions;

  •
  pay dividends, including to us, or make distributions in respect of capital stock;

  •
  purchase or redeem capital stock;

  •
  make investments or restricted payments;

  •
  enter into agreements that restrict the ability of the Advanstar Communications subsidiaries to make dividends or loans, transfer assets or repay debt to the Advanstar Communications;

  •
  sell assets;

  •
  enter into transactions with stockholders or affiliates; or

  •
  effect a consolidation or merger.

        However, these limitations are subject to a variety of exceptions and qualifications.

        The second priority senior secured notes include customary events of default, including failure to pay principal and interest on the notes, a failure to comply with covenants, a failure by the Advanstar Communications or its subsidiaries to pay material judgments or indebtedness and bankruptcy and insolvency events with respect to Advanstar Communications and its material subsidiaries.

DESCRIPTION OF NOTES

        The notes were issued pursuant to an indenture dated February 21, 2001 between Advanstar Inc. and Wells Fargo Bank Minnesota, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The following description is a summary of the material provisions of the indenture. It is not complete and is qualified in its entirety by reference to the indenture, including the definitions therein of certain terms used below. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus forms a part.

        The new notes and old notes are part of a single class under the indenture and are referred to below as "notes".

        The definitions of certain terms used in the following summary are set forth below under "Certain Definitions." For purposes of this summary, the term "Advanstar" refers only to Advanstar, Inc. and not to any of its Subsidiaries.

General

        The notes:

  •
  are general unsecured obligations of Advanstar;

  •
  are effectively junior to all secured Indebtedness of Advanstar, including its guarantee of the credit facility;

  •
  rank equally in right of payment with any future unsecured Indebtedness of Advanstar;

  •
  rank senior in right of payment to all future subordinated Indebtedness of Advanstar; and

  •
  effectively rank junior to all liabilities of Advanstar's subsidiaries, which have not guaranteed the notes.

        As of June 30, 2006, we had outstanding approximately $10.0 million of secured indebtedness, consisting of our guarantee of the credit facility, and our subsidiaries had $602.5 million of outstanding liabilities, including trade payables, the second priority senior secured notes, 12% senior subordinated notes and debt under the credit facility. The indenture permits Advanstar and its Subsidiaries to incur additional Indebtedness, including secured Indebtedness, in the future.

        As of the date of this prospectus, all of our Subsidiaries are Restricted Subsidiaries other than Advanstar IH, Inc. and its Subsidiaries, which operate our Internet business. So long as we satisfy the conditions described in the definition of "Unrestricted Subsidiary," we will be permitted to designate additional current or future Subsidiaries as "Unrestricted" Subsidiaries that are not subject to the restrictive covenants included in the indenture.

Principal, Maturity and Interest

  •
  The notes are limited in aggregate principal amount at maturity to $171,792,000 and will mature on October 15, 2011. The Accreted Value of the notes, which is all that is payable upon default or redemption, was approximately $171.8 million at June 30, 2006.

  •
  The notes are issued in denominations of $1,000 principal amount at maturity and integral multiples thereof.

  •
  Interest on the notes accrues at the rate of 15% per year from the most recent date to which interest has been paid or, if no interest has been paid, from October 15, 2005.

  •
  We will pay interest in arrears every April 15 and October 15 to holders of record on the immediately preceding April 1 and October 1.

  •
  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        We will pay principal of, premium, if any, and interest and liquidated damages, if any, on the notes:

  •
  at the office or agency we maintain for that purpose within the City and State of New York;

  •
  at our option, by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes; or

  •
  with respect to notes represented by global notes and any certificated notes, the holders of which have provided us with wire transfer instructions, by wire transfer of immediately available funds to the specified account.

        Until we designate another office or agency, our office or agency in New York will be the office of the trustee maintained for that purpose.

Optional Redemption

        The notes will be redeemable at Advanstar's option, in whole or in part, in cash at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

Year	Percentage
2006	103.750%
2007	101.875%
2008 and thereafter	100.000%

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select the notes for redemption as follows:

          (1)   in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

          (2)   if the notes are not so listed, on a pro rata basis, by lot or by another method the trustee considers fair and appropriate;

provided that no notes of $1,000 principal amount at maturity or less shall be redeemed in part.

        Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount at maturity thereof to be redeemed. A new note in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

        Advanstar is not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

Repurchase at the Option of Holders

  Change of Control

        Upon the occurrence of a Change of Control, each holder of notes will have the right to require Advanstar to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate Accreted Value thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase (the "Change of Control Payment"). Within 60 days following any Change of Control, Advanstar will, or will cause the trustee to, mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in that notice, which date shall be no earlier than 30 days and no later than 60 days from the date that notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in that notice. Advanstar will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to a Change of Control Offer, Advanstar will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

        On the Change of Control Payment Date, Advanstar will, to the extent lawful:

          (1)   accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount at maturity of notes or portions thereof being purchased by Advanstar.

        The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for that holder's notes, and the trustee will promptly authenticate and mail or cause to be transferred by book-entry to each holder a new note equal in principal amount at maturity to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount at maturity of $1,000 or an integral multiple thereof.

        The indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, Advanstar will either repay all outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness to permit the repurchase of notes required by this covenant. The indenture requires Advanstar to publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Advanstar repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Advanstar will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Advanstar and purchases all notes validly tendered and not withdrawn under that Change of Control Offer.

        "Change of Control" means the occurrence of any of the following:

          (1)   the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Advanstar and its Subsidiaries, taken as a whole, to any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties;

          (2)   the adoption of a plan for the liquidation or dissolution of Advanstar;

          (3)   the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting Equity Interests of Advanstar;

          (4)   the first day on which a majority of the members of the board of directors of Advanstar are not Continuing Members; or

          (5)   Advanstar shall fail to own, directly or indirectly, 100% of the outstanding Equity Interests of Advanstar Communications, Inc., or any successor thereto.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Advanstar and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Advanstar to repurchase notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Advanstar and its Subsidiaries taken as a whole to another person or group may be uncertain.

        "Continuing Members" means, as of any date of determination, any member of the board of directors of Advanstar who:

          (1)   was a member of Advanstar's board of directors immediately after consummation of the Acquisition; or

          (2)   was nominated for election or elected to Advanstar's board of directors with the approval of, or whose election to the board of directors was ratified by, at least a majority of the Continuing Members who were members of Advanstar's board of directors at the time of that nomination or election.

  Asset Sales

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   Advanstar or the Restricted Subsidiary, as the case may be, receives consideration at the time of that Asset Sale at least equal to the fair market value (evidenced by a resolution of the board of directors set forth in an Officers' Certificate delivered to the trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2)   at least 75% of the consideration therefor received by Advanstar or the Restricted Subsidiary is in the form of:

            (a)   cash or Cash Equivalents; or

            (b)   property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by Advanstar or any Restricted Subsidiary thereof, that Person becomes a Restricted Subsidiary.

          For the purposes of this provision, each of the following shall be deemed to be cash:

                (i)  any liabilities, as shown on Advanstar's or the Restricted Subsidiary's most recent balance sheet, of Advanstar or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Advanstar or the Restricted Subsidiary from further liability;

               (ii)  any securities, notes or other obligations received by Advanstar or the Restricted Subsidiary from the transferee that are converted within 180 days of their receipt by Advanstar or the Restricted Subsidiary by Advanstar or the Restricted Subsidiary into cash or Cash Equivalents, but only to the extent of the cash or Cash Equivalents received; and

              (iii)  any Designated Noncash Consideration received by Advanstar or any of its Restricted Subsidiaries in that Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of that Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

        The 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with subclauses (i), (ii) and (iii) above, is equal to or greater than what the after-tax proceeds would have been had that Asset Sale complied with the aforementioned 75% limitation.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Advanstar or the Restricted Subsidiary, as the case may be, shall apply the Net Proceeds, at its option (or to the extent Advanstar is required to apply the Net Proceeds pursuant to the terms of the Credit facility), to:

          (1)   repay or purchase Pari Passu Indebtedness of Advanstar or any Indebtedness of any Restricted Subsidiary, as the case may be,

          provided that if Advanstar shall so repay or purchase Pari Passu Indebtedness of Advanstar;

            (a)   it will equally and ratably reduce Indebtedness under the notes if the notes are then redeemable; or

            (b)   if the notes may not then be redeemed, Advanstar shall make an offer, in accordance with the procedures set forth below for an Asset Sale Offer, to all holders of notes to purchase at a purchase price equal to 100% of the Accreted Value of the notes, plus accrued and unpaid interest, if any, thereon to the date of purchase, the notes that would otherwise be redeemed; or

          (2)   (a)    an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business; or

          (b)   the acquisition of Capital Stock of any Person primarily engaged in a Permitted Business if:

             (x)  as a result of the acquisition by Advanstar or any Restricted Subsidiary thereof, that Person becomes a Restricted Subsidiary; or

             (y)  the Investment in that Capital Stock is permitted by clause (6) of the definition of Permitted Investments.

        Pending the final application of any Net Proceeds, Advanstar may temporarily reduce Indebtedness or otherwise invest those Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of the second preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Advanstar will be required to make an offer to all holders of notes (an "Asset Sale Offer") to purchase the maximum principal amount at maturity of notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the Accreted Value thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the indenture.

        To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Advanstar may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate Accreted Value of notes surrendered by holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased as set forth under "Selection and Notice." Upon completion of an offer to purchase, the amount of Excess Proceeds shall be reset at zero.

        Advanstar will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to an Asset Sale Offer, Advanstar will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

Certain Covenants

  Restricted Payments

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any other payment or distribution on account of Advanstar's or any of its Restricted Subsidiaries' Equity Interests other than dividends or distributions payable in Equity Interests, other than Disqualified Stock, of Advanstar or dividends or distributions payable to Advanstar or any Restricted Subsidiary of Advanstar;

          (2)   purchase, redeem or otherwise acquire or retire for value any Equity Interests of Advanstar or Holdings other than any of those Equity Interests owned by Advanstar or any Restricted Subsidiary of Advanstar;

          (3)   make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Advanstar that is subordinated in right of payment to the notes, except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing that Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event); or

          (4)   make any Restricted Investment

(all payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to that Restricted Payment:

          (1)   no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2)   Advanstar would, immediately after giving pro forma effect thereto as if that Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (3)   that Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Advanstar and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (1) (to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments pursuant to this clause (3)), (2) through (9), (11), (12), (14), (15), (16) and (18) of the next succeeding paragraph), is less than the sum, without duplication, of:

            (a)   (i) the aggregate amount of Consolidated Cash Flow (or, if Consolidated Cash Flow is negative, 100% of such negative amount) accrued on a cumulative basis during the period (taken as one accounting period) beginning on January 1, 2001 and ending on the last day of the most recent fiscal quarter for which internal financial statements are available less (ii) 150% of Consolidated Interest Expense of Advanstar accrued on a cumulative basis for such period; plus

            (b)   100% of the Qualified Proceeds received by Advanstar on or after the date of the indenture from (less any such Qualified Proceeds used to make any Investment contemplated by clause (17) below) contributions to Advanstar's capital or from the issue or sale on or after the date of the indenture of Equity Interests of Advanstar or of Disqualified Stock or convertible debt securities of Advanstar to the extent that they have been converted into those Equity Interests, other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Advanstar and Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock; plus

            (c)   the amount equal to the net reduction in Investments in Persons after the date of the indenture who are not Restricted Subsidiaries (other than Permitted Investments) resulting from:

                (i)  Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to Advanstar or any Restricted Subsidiary from those Persons;

               (ii)  Qualified Proceeds received upon the sale or liquidation of those Investments; and

              (iii)  the redesignation of Unrestricted Subsidiaries (excluding any increase in the amount available for Restricted Payments pursuant to clause (10) or (14) below arising from the redesignation of that Unrestricted Subsidiary) whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued, proportionate to Advanstar's equity interest in that Subsidiary, at the fair market value of the net assets of that Subsidiary at the time of that redesignation).

        The foregoing provisions will not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, the payment would have complied with the provisions of the indenture;

          (2)   the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Advanstar (the "Retired Capital Stock") in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Advanstar) of other Equity Interests of Advanstar (other than any Disqualified Stock) (the "Refunding Capital Stock"), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

          (3)   the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of Advanstar with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

          (4)   the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Advanstar or Holdings held by any member of Advanstar's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement and any dividend to Holdings to fund any such repurchase, redemption acquisition or retirement; provided that:

            (a)   the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed:

                (i)  $7.5 million in any calendar year, with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following clause (ii)) of $15.0 million in any calendar year; plus

               (ii)  the aggregate net cash proceeds received by Advanstar during that calendar year from any reissuance of Equity Interests by Advanstar or Holdings to members of management of Advanstar and its Restricted Subsidiaries; and

            (b)   no Default or Event of Default shall have occurred and be continuing immediately after that transaction;

          (5)   payments and transactions in connection with the Acquisition, including any purchase price adjustment or any other payments made pursuant to the Acquisition Agreement, the financial advisory agreements with Credit Suisse First Boston Corporation, the Acquisition Financing, the Credit facility (including commitment, syndication and arrangement fees payable thereunder) and the application of the proceeds thereof, and the payment of fees and expenses with respect thereto;

          (6)   the payment of dividends or the making of loans or advances by Advanstar to Holdings to pay for costs and expenses incurred by Holdings in its capacity as a holding company or for services rendered by Holdings on behalf of Advanstar (including advisory fees in an amount not to exceed $1.0 million in the aggregate in any Fiscal Year) in an amount not to exceed $5.0 in the aggregate in any Fiscal Year;

          (7)   payments or distributions to Holdings pursuant to any Tax Sharing Agreement;

          (8)   the payment of dividends by a Restricted Subsidiary on any class of common stock of that Restricted Subsidiary if:

            (a)   that dividend is paid pro rata to all holders of that class of common stock; and

            (b)   at least 51% of that class of common stock is held by Advanstar or one or more of its Restricted Subsidiaries;

          (9)   the repurchase of any class of common stock of a Restricted Subsidiary if:

            (a)   that repurchase is made pro rata with respect to that class of common stock; and

            (b)   at least 51% of that class of common stock is held by Advanstar or one or more of its Restricted Subsidiaries;

         (10)  any other Restricted Investment made in a Permitted Business which, together with all other Restricted Investments made pursuant to this clause (10) since the date of the indenture, does not exceed $30.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (10), either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary valued, (proportionate to Advanstar's equity interest in that Subsidiary at the time of that redesignation), at the fair market value of the net assets of that Subsidiary at the time of that redesignation, in the case of clause (i) and (ii), not to exceed the amount of the Restricted Investment previously made pursuant to this clause (10); provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Investment;

         (11)  the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Advanstar or any Restricted Subsidiary issued on or after the date of the indenture in accordance with the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Payment;

         (12)  repurchases of Equity Interests deemed to occur upon exercise of stock options if those Equity Interests represent a portion of the exercise price of those options;

         (13)  the payment of dividends or distributions on Advanstar's common stock, following the first public offering of Advanstar's common stock or Holdings' common stock after the date of the indenture, of up to 6.0% per year of (a) the net proceeds received by Advanstar from that public offering of its common stock or (b) the net proceeds received by Advanstar from that public offering of Holdings' common stock as common equity or preferred equity (other than Disqualified Stock) other than, in each case, with respect to public offerings registered on Form S-8; provided that no Default or Event of Default shall have occurred and be continuing immediately after any such payment of dividends or distributions.

         (14)  any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (14) since the date of the indenture, does not exceed $30.0 million, in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (14) either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued, proportionate to Advanstar's equity interest in that Subsidiary at the time of that redesignation, at the fair market value of the net assets of that Subsidiary at the time of that redesignation), in the case of clause (i) and (ii), not to exceed the amount of the Restricted Investment previously made pursuant to this clause (14); provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Payment;

         (15)  the pledge by Advanstar of the Capital Stock of an Unrestricted Subsidiary of Advanstar to secure Non-Recourse Debt of that Unrestricted Subsidiary;

         (16)  the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary issued after the date of the indenture, provided that the aggregate price paid for any such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of:

            (a)   the amount of cash and Cash Equivalents received by that Restricted Subsidiary from the issue or sale thereof; and

            (b)   any accrued dividends thereon the payment of which would be permitted pursuant to clause (11) above;

         (17)  any Investment in an Unrestricted Subsidiary that is funded by Qualified Proceeds received by Advanstar on or after the date of the indenture from contributions to Advanstar's capital or from the issue and sale on or after the date of the indenture of Equity Interests of Advanstar or of Disqualified Stock or convertible debt securities to the extent they have been converted into that Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Advanstar and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock) in an amount (measured at the time that Investment is made and without giving effect to subsequent changes in value) that does not exceed the amount of those Qualified Proceeds (excluding any such Qualified Proceeds to the extent utilized to permit a prior "Restricted Payment" pursuant to clause (3)(b) of the preceding paragraph); and

         (18)  distributions or payments of Receivables Fees.

        The board of directors of Advanstar may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. For purposes of making that designation, all outstanding Investments by Advanstar and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of that designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant; provided that no adjustment was required for the Subsidiaries designated as Unrestricted Subsidiaries on the issue date of the notes pursuant to the definition of "Unrestricted Subsidiaries". All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of

  (1)
  the net book value of that Investments at the time of that designation and

  (2)
  the fair market value of that Investments at the time of that designation.

        That designation will only be permitted if that Restricted Investment would be permitted at that time and if that Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        The amount of

  (1)
  all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Advanstar or that Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment and

  (2)
  Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by Advanstar of those Qualified Proceeds.

        The fair market value of any non-cash Restricted Payment shall be determined by the board of directors of Advanstar whose resolution with respect thereto shall be delivered to the trustee.

        Not later than the date of making any Restricted Payment, Advanstar shall deliver to the trustee an Officers' Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        The indenture provides that:

  (1)
  Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness);

  (2)
  Advanstar will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock; and

  (3)
  Advanstar will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock;

provided that Advanstar or any Restricted Subsidiary may incur Indebtedness, including Acquired Indebtedness, or issue shares of Disqualified Stock if the Leverage Ratio for Advanstar's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been no greater than

  •
  6.5 to 1 if such four-quarter period ended on or prior to December 31, 2002 and

  •
  6.25 to 1 thereafter

but, in each case, not less than zero, determined on a consolidated pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness has been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

  (1)
  the incurrence by Advanstar and its Restricted Subsidiaries of Indebtedness under the Credit Facility and the Foreign Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Advanstar and those Restricted Subsidiaries thereunder) then classified as having been incurred in reliance upon this clause (1) that remains outstanding (x) under the Credit Facility after giving effect to that incurrence does not exceed an amount equal to $565.0 million or (y) under the Foreign Credit Facilities after giving effect to that incurrence does not exceed an amount equal to $10.0 million;

  (2)
  Existing Indebtedness;

  (3)
  Indebtedness represented by the notes and the indenture;

  (4)
  Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or other obligations, in each case, the proceeds of which are used solely for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment (including acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the property, plant or equipment so acquired) used in the business of Advanstar or that Restricted Subsidiary, in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $30.0 million outstanding after giving effect to that incurrence;

  (5)
  Indebtedness arising from agreements of Advanstar or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing that acquisition; provided that:

  (a)
  that Indebtedness is not reflected on the balance sheet of Advanstar or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause (a)); and

  (b)
  the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Advanstar and/or that Restricted Subsidiary in connection with that disposition;

  (6)
  the incurrence by Advanstar or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness;

  (7)
  the incurrence by Advanstar or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Advanstar and/or any of its Restricted Subsidiaries; provided that:

  (a)
  any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Advanstar or a Restricted Subsidiary thereof and

  (b)
  any sale or other transfer of any such Indebtedness to a Person that is not either Advanstar or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of that Indebtedness by Advanstar or that Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

  (8)
  the incurrence by Advanstar or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging;

  (a)
  interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding; and

  (b)
  exchange rate risk with respect to agreements or Indebtedness of that Person payable denominated in a currency other than United States dollars;

    provided that those agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

  (9)
  the guarantee by Advanstar or any of its Restricted Subsidiaries of Indebtedness of Advanstar or a Restricted Subsidiary of Advanstar that was permitted to be incurred by another provision of this covenant;

  (10)
  the incurrence by Advanstar or any of its Restricted Subsidiaries of Indebtedness in connection with an acquisition in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $50.0 million outstanding at any time;

  (11)
  obligations in respect of performance and surety bonds and completion guarantees (including related letters of credit) provided by Advanstar or any Restricted Subsidiary in the ordinary course of business; and

  (12)
  the incurrence by Advanstar or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding after giving effect to that incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $45.0 million.

        For purposes of determining compliance with this covenant: in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Advanstar shall, in its sole discretion, classify that item of Indebtedness in any manner that complies with this covenant and that item of Indebtedness will be treated as having been incurred pursuant to only one of those clauses or pursuant to the first paragraph hereof Advanstar may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph hereof; provided that Advanstar would be permitted to incur that item of Indebtedness (or that portion thereof) pursuant to that other clause or the first paragraph hereof, as the case may be, at the time of reclassification Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  Liens

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or subordinated Indebtedness of Advanstar on any asset or property now owned or hereafter acquired by Advanstar or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the notes are equally and ratably secured with the obligations so secured until such time as those obligations are no longer secured by a Lien; provided that, in any case involving a Lien securing subordinated Indebtedness of Advanstar, that Lien is subordinated to the Lien securing the notes to the same extent that subordinated Indebtedness is subordinated to the notes.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  (a)   pay dividends or make any other distributions to Advanstar or any of its Restricted Subsidiaries (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits; or

  (b)
  pay any Indebtedness owed to Advanstar or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to Advanstar or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to Advanstar or any of its Restricted Subsidiaries.

        However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  Existing Indebtedness as in effect on the date of the indenture;

  (2)
  the Credit facility as in effect as of the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances or restrictions imposed thereby are, in the good faith judgment of the board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in the Credit facility as in effect as of the date of the indenture;

  (3)
  the indenture and the notes;

  (4)
  applicable law and any applicable rule, regulation or order;

  (5)
  any agreement or instrument of a Person acquired by Advanstar or any of its Restricted Subsidiaries as in effect at the time of that acquisition (except to the extent created in contemplation of that acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, that Indebtedness was permitted by the terms of the indenture to be incurred;

  (6)
  customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

  (7)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (5) above on the property so acquired;

  (8)
  contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of that Subsidiary;

  (9)
  Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are, in the good faith judgment of Advanstar's board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in the agreements governing the Indebtedness being refinanced;

  (10)
  secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Incurrence of Indebtedness and Issuance of Preferred Stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing that Indebtedness;

  (11)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (12)
  other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the date of the indenture pursuant to the provisions of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that the encumbrances or restrictions imposed thereby are, in the good faith judgment of the board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in any agreement covering any Indebtedness or Disqualified Stock of such Restricted Subsidiary existing on the date of the indenture;

  (13)
  customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

  (14)
  restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of Advanstar, are necessary or advisable to effect that Receivables Facility.

  Merger, Consolidation, or Sale of Assets

        The indenture provides that Advanstar may not consolidate or merge with or into (whether or not Advanstar is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

  (1)
  Advanstar is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Advanstar) or to which that sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than Advanstar) or the Person to which that sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Advanstar under the registration rights agreement, the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

  (3)
  immediately after that transaction no Default or Event of Default exists; and

  (4)
  Advanstar or the Person formed by or surviving any such consolidation or merger (if other than Advanstar), or to which that sale, assignment, transfer, conveyance or other disposition shall have been made

  (a)
  will, at the time of such transaction and after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under the caption
  "—Incurrence of Indebtedness and Issuance of Preferred Stock" or

  (b)
  would, together with its Restricted Subsidiaries, have a lower Leverage Ratio immediately after that transaction (after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period) than the Leverage Ratio of Advanstar and its Restricted Subsidiaries immediately prior to that transaction.

        The foregoing clause (4) will not prohibit:

    (a)
    a merger between Advanstar and a Wholly Owned Subsidiary of Holdings created for the purpose of holding the Capital Stock of Advanstar;

    (b)
    a merger between Advanstar and a Wholly Owned Restricted Subsidiary; or

    (c)
    a merger between Advanstar and an Affiliate incorporated solely for the purpose of reincorporating Advanstar in another State of the United States so long as, in each case, the amount of Indebtedness of Advanstar and its Restricted Subsidiaries is not increased thereby.

        The indenture provides that Advanstar will not lease all or substantially all of its assets to any Person.

  Transactions with Affiliates

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Advanstar (each of the foregoing, an "Affiliate Transaction"), unless:

  (1)
  that Affiliate Transaction is on terms that are no less favorable to Advanstar or that Restricted Subsidiary than those that would have been obtained in a comparable transaction by Advanstar or that Restricted Subsidiary with an unrelated Person; and

  (2)
  Advanstar delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, either:

  (a)
  a resolution of the board of directors set forth in an Officers' Certificate certifying that the relevant Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors; or

  (b)
  an opinion as to the fairness to the holders of that Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

  (1)
  customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by Advanstar or any of its Restricted Subsidiaries in the ordinary course of business (including ordinary course loans to employees not to exceed (a) $5.0 million outstanding in the aggregate at any time and (b) $2.0 million to any one employee) and consistent with the past practice of Advanstar or that Restricted Subsidiary;

  (2)
  transactions between or among Advanstar and/or its Restricted Subsidiaries;

  (3)
  payments of customary fees by Advanstar or any of its Restricted Subsidiaries to DLJMB and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the board of directors in good faith;

  (4)
  any agreement as in effect on the date of the indenture or any amendment thereto (so long as that amendment is not disadvantageous to the holders of the notes in any material respect) or any transaction contemplated thereby;

  (5)
  payments and transactions in connection with the Acquisition and the Acquisition Financing, including any purchase price adjustment or any other payments made pursuant to the Acquisition Agreement or the financial advisory agreements with Credit Suisse First Boston Corporation and the Credit facility (including commitment, syndication and arrangement fees payable thereunder) and the offering of the notes and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto;

  (6)
  Restricted Payments that are permitted by the provisions of the indenture described under the caption "—Restricted Payments" and any Permitted Investments;

  (7)
  sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

  (8)
  transactions with Advanstar IH, Inc., and its Subsidiaries in the ordinary course of business.

  Sale and Leaseback Transactions

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Advanstar or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

  (1)
  Advanstar or that Restricted Subsidiary, as the case may be, could have:

  (a)
  incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to that sale and leaseback transaction pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (b)
  incurred a Lien to secure that Indebtedness pursuant to the covenant described under the caption "—Liens;"

  (2)
  the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the board of directors and set forth in an Officers' Certificate delivered to the trustee) of the property that is the subject of that sale and leaseback transaction; and

  (3)
  the transfer of assets in that sale and leaseback transaction is permitted by, and Advanstar applies the proceeds of that transaction in compliance with, the covenant described under the caption "Repurchase at the Option of Holders—Asset Sales."

  Reports

        The indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Advanstar will furnish to the holders of notes:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Advanstar were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Advanstar's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if Advanstar were required to file those reports, in each case, within the time periods specified in the SEC's rules and regulations.

        In addition, following the declaration of effectiveness of a registration statement filed pursuant to the terms of the Registration Rights Agreement, whether or not required by the rules and regulations of the SEC, Advanstar will file a copy of all that information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make that information available to securities analysts and prospective investors upon request.

        In addition, Advanstar has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        The indenture provides that each of the following constitutes an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on the notes;

  (2)
  default in payment when due of the principal of or premium, if any, on the notes;

  (3)
  failure by Advanstar or any of its Restricted Subsidiaries for 30 days after receipt of notice from the trustee or holders of at least 25% in principal amount at maturity of the notes then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders—Change of Control," "—Asset Sales," "Certain Covenants—Restricted Payments," "—Incurrence of Indebtedness and Issuance of Preferred Stock" or "Merger, Consolidation or Sale of Assets;"

  (4)
  failure by Advanstar for 60 days after notice from the trustee or the holders of at least 25% in principal amount at maturity of the notes then outstanding to comply with any of its other agreements in the indenture or the notes;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Advanstar or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Advanstar or any of its Restricted Subsidiaries), whether that Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

  (a)
  is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in that Indebtedness) (a "Payment Default"); or

  (b)
  results in the acceleration of that Indebtedness prior to its stated final maturity and,

    in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

  (6)
  failure by Advanstar or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; and

  (7)
  certain events of bankruptcy or insolvency with respect to Advanstar or any of its Restricted Subsidiaries that is a Significant Subsidiary.

        If any Event of Default (other than an Event of Default specified in clause (7) above with respect to events of bankruptcy or insolvency with respect to Advanstar or any Restricted Subsidiary or group of Restricted Subsidiaries that is a Significant Subsidiary) occurs and is continuing, the holders of at least 25% in principal amount at maturity of the then outstanding notes may direct the trustee to declare the Accreted Value of all the notes, together with all accrued and unpaid interest, to be due and payable immediately. Upon any such declaration, the Accreted Value of the notes, together with all accrued and unpaid interest, shall become due and payable immediately.

        Notwithstanding the foregoing, in the case of an Event of Default specified in clause (7) above with respect to events of bankruptcy or insolvency with respect to Advanstar or any Restricted Subsidiary or group of Restricted Subsidiaries that is a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture.

        The holders of a majority in aggregate principal amount at maturity of the then outstanding notes by written notice to the trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium, if any, that has become due solely because of the acceleration) have been cured or waived, provided that, in the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) above, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in that clause (5) have rescinded the declaration of acceleration in respect of that Indebtedness within 30 days of the date of that declaration and if:

  (1)
  the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

  (2)
  all existing Events of Default, except non-payment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

        Subject to certain limitations, holders of a majority in principal amount at maturity of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

        The holders of not less than a majority in aggregate principal amount at maturity of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the notes.

        Advanstar is required to deliver to the trustee annually a statement regarding compliance with the indenture, and Advanstar is required upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying that Default or Event of Default and what action Advanstar is taking or proposes to take with respect thereto.

No Personal Liability of Member, Directors, Officers, Employees and Stockholders

        No member, director, officer, employee, incorporator or stockholder of Advanstar, as such, shall have any liability for any obligations of Advanstar under the notes or the indenture or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each holder of notes by accepting a note waives and releases all that liability. The waiver and release are part of the consideration for issuance of the notes. That waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        Advanstar may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and the indenture ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest, on those notes when those payments are due from the trust referred to below;

  (2)
  Advanstar's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and Advanstar's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, Advanstar may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment with respect to the notes, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance,

  (1)
  Advanstar must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in those amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and liquidated damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Advanstar must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, Advanstar shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

  (a)
  Advanstar has received from, or there has been published by, the Internal Revenue Service a ruling; or

  (b)
  since the date of the indenture, there has been a change in the applicable federal income tax law,

    in either case to the effect that, and based thereon that opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of that Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, Advanstar shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of that Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of that deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to that deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

  (5)
  that Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Advanstar or any of its Subsidiaries is a party or by which Advanstar or any of its Subsidiaries is bound;

  (6)
  Advanstar must have delivered to the trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision or any other applicable federal or New York bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7)
  Advanstar must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Advanstar with the intent of preferring the holders of notes over the other creditors of Advanstar with the intent of defeating, hindering, delaying or defrauding creditors of Advanstar or others; and

  (8)
  Advanstar must deliver to the trustee an Officers' Certificate and an opinion of counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Advanstar may require a holder to pay any taxes and fees required by law or permitted by the indenture. Advanstar is not required to transfer or exchange any note selected for redemption. Also, Advanstar is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

        Except as provided below, the indenture and the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount at maturity of the notes then outstanding, and any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount at maturity of the then outstanding notes. Consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes shall be included for those purposes.

        Notwithstanding the preceding paragraph and except as otherwise provided below, if DLJ Investment Partners II, L.P. owns at least 25% of the principal amount at maturity of the notes then outstanding,

  •
  any amendment or supplement to the indenture or the notes, and

  •
  any waiver of any existing Default or Event of Default or of compliance with any provision of the indenture or the notes,

shall require the consent of the holders of at least 75% of the principal amount at maturity of the notes then outstanding.

        Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

  (1)
  reduce the principal amount at maturity of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than the provisions described under the caption
  "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or extend the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount at maturity of the notes and a waiver of the payment default that resulted from that acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults;

  (7)
  waive a redemption payment with respect to any note (other than the provisions described under the caption "—Repurchase at the Option of Holders"); or

  (8)
  make any change in the foregoing amendment and waiver provisions.

        Notwithstanding the foregoing, any amendment to or waiver of the covenant described under the caption "—Repurchase at the Option of Holders" will require the consent of the holders of at least two-thirds in aggregate principal amount at maturity of the notes then outstanding if that amendment would materially adversely affect the rights of holders of notes.

        Notwithstanding the foregoing, without the consent of any holder of notes, Advanstar and the trustee may amend or supplement the indenture or the notes:

  (1)
  to cure any ambiguity, defect or inconsistency,

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes,

  (3)
  to provide for the assumption of Advanstar's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the assets of Advanstar,

  (4)
  to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any such holder, or

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Concerning the Trustee

        The indenture contains certain limitations on the rights of the trustee, should it become a creditor of Advanstar, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount at maturity of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless that holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

  The Global Notes

        Notes will be issued in the form of one or more registered notes in global form, which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

        Except as set forth below, the global notes, may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

        All interests in the global notes may be subject to the procedures and requirements of DTC.

  Book-Entry Procedures for the Global Notes

        The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and, are subject to change by them from time to time. Advanstar takes no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

        DTC has advised Advanstar that it is:

  (1)
  a limited purpose trust company organized under the laws of the State of New York,

  (2)
  a "banking organization" within the meaning of the New York Banking Law,

  (3)
  a member of the Federal Reserve System,

  (4)
  a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

  (5)
  a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates.

        DTC's participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, or "indirect participants" that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

        Advanstar expects that pursuant to procedures established by DTC ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC and the records of participants and the indirect participants.

        The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note, Advanstar understands that under existing industry practice, in the event that Advanstar requests any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither Advanstar nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

        Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture. Under the terms of the indenture, Advanstar and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither Advanstar nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        Although DTC, has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Advanstar nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

  Certificated Notes

        If

  (1)
  Advanstar notifies the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice,

  (2)
  Advanstar, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture or

  (3)
  upon the occurrence of a Default or Event of Default,

        then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons, or the nominee of any thereof, and cause the same to be delivered thereto.

        In addition, beneficial interests in the global notes may be exchanged for certificated notes upon at least 20 days' prior written notice to the trustee by or on behalf of DTC in accordance with customary procedures.

        Neither Advanstar nor the trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all those terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Accounts Receivable Subsidiary" means an Unrestricted Subsidiary of Advanstar to which Advanstar or any of its Restricted Subsidiaries sells any of its accounts receivable pursuant to a Receivables Facility.

        "Accreted Value" means

  (1)
  as of any date of determination prior to October 15, 2005, the sum of

  (a)
  the initial offering price of the Notes (which shall be calculated by discounting from October 15, 2005 the aggregate principal amount at maturity of the Notes at a rate of 15.0% per annum, (compounded semiannually on each April 15 and October 15 from February 21, 2001)) and

  (b)
  the portion of the excess of the principal amount at maturity of the Notes over such initial offering price which shall have been accreted thereon through such date, such amount to be accreted on a daily basis at a rate of 15.0% per annum of the initial offering price of the Notes, compounded semi-annually on each April 15 and October 15 from February 21, 2001 through the date of determination and computed on the basis of a 360-day year of twelve 30-day months and

  (2)
  as of any date of determination on or after October 15, 2005, the aggregate principal amount at maturity of the Notes.

        "Acquired Indebtedness" means, with respect to any specified Person,

  (1)
  Indebtedness of any other Person existing at the time that other Person is merged with or into or became a Subsidiary of that specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, that other Person merging with or into or becoming a Subsidiary of that specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering an asset acquired by that specified Person at the time that asset is acquired by that specified Person.

        "Acquisition" means the acquisition of Advanstar by Holdings, a newly formed affiliate of the Principals and their Related Parties, pursuant to the terms of the Acquisition Agreement.

        "Acquisition Agreement" means that certain Agreement and Plan of Merger dated as of August 14, 2000 with respect to the Acquisition.

        "Acquisition Financing" means;

  (1)
  the issuance and sale by Holdings of common stock for consideration

  (2)
  the issuance and sale by Advanstar of the notes; and

  (3)
  the issuance and sale by Advanstar of the 15% Senior Discount Notes pursuant to the Securities Purchase Agreement dated as of October 11, 2000;

  (4)
  the issuance by certain subsidiaries of Advanstar of bridge notes (and any Permitted Refinancing Indebtedness incurred in lieu thereof); and

  (5)
  the execution and delivery by Advanstar and certain of its subsidiaries of the Credit facility and the borrowing of loans, if any, and issuance of letters of credit thereunder to fund the Acquisition and any related transactions, including without limitation, the payment of fees and expenses and the refinancing of outstanding indebtedness of Advanstar and its subsidiaries;

the proceeds of each of which were used to fund the purchase price for the Acquisition and related fees and expenses.

        "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, that specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including, without limitation, by way of a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Advanstar and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described under the caption "Change of Control" and/or the provisions described under the caption "Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance, sale or transfer by Advanstar or any of its Restricted Subsidiaries of Equity Interests of any of Advanstar's Restricted Subsidiaries,

  in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions,

    (a)
    that have a fair market value in excess of $5.0 million; or

    (b)
    for net proceeds in excess of $5.0 million.

        Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

  (1)
  dispositions in the ordinary course of business;

  (2)
  a disposition of assets by Advanstar to a Restricted Subsidiary or by a Restricted Subsidiary to Advanstar or to another Restricted Subsidiary;

  (3)
  a disposition of Equity Interests by a Restricted Subsidiary to Advanstar or to another Restricted Subsidiary;

  (4)
  the sale and leaseback of any assets within 90 days of the acquisition thereof;

  (5)
  foreclosures on assets;

  (6)
  any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;

  (7)
  any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

  (8)
  a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "Restricted Payments"; and

  (9)
  sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

        "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in that transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in that sale and leaseback transaction, including any period for which that lease has been extended or may, at the option of the lessor, be extended.

        "Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction or any property or assets acquired or constructed by that Person which have a useful life or more than one year so long as:

  (1)
  the purchase or construction price for that property or assets is included in "addition to property, plant or equipment" in accordance with GAAP;

  (2)
  the acquisition or construction of that property or assets is not part of any acquisition of a Person or line of business; and

  (3)
  that Indebtedness is incurred within 90 days of the acquisition or completion of construction of that property or assets.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means;

  (1)
  Government Securities;

  (2)
  any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or demand deposit or time deposit of, an Eligible Institution or any lender under the Credit facility;

  (3)
  commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of Advanstar) with a rating, at the time as of which any investment therein is made, of "A-3" (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;

  (4)
  any bankers acceptances of money market deposit accounts issued by an Eligible Institution;

  (5)
  short-term tax-exempt securities rated not lower than MIG-1/1+ by either Moody's or S&P with provisions for liquidity or maturity accommodations of 183 days or less;

  (6)
  repurchase agreements which (x) are entered into with any entity referred to in clauses (2), (3) or (4) above or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose holding company) is rated at least A- or better by S&P or Baal or better by Moody's and maturing not more than one year after such time, (y) are secured by a fully perfected security interest in securities of the type referred to in clause (1) above and (z) have a market value at the time of such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

  (7)
  any fund investing exclusively in investments of the types described in clauses (1) through (5) above; and

  (8)
  in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (7) above, including without limitation any deposit with a bank that is a lender to any Restricted Subsidiary.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of that Person and its Restricted Subsidiaries for that period plus, to the extent deducted in computing Consolidated Net Income,

  (1)
  provision for taxes based on income or profits of that Person and its Restricted Subsidiaries for that period;

  (2)
  Fixed Charges of that Person for that period;

  (3)
  depreciation, amortization (including amortization of goodwill and other intangibles) and all other non-cash charges, but excluding any other non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, of that Person and its Restricted Subsidiaries for that period;

  (4)
  net periodic post-retirement benefits;

  (5)
  other income or expense net as set forth on the face of that Person's statement of operations;

  (6)
  expenses and charges of Advanstar related to the Acquisition and Acquisition Financing, including any purchase price adjustment or any other payments made pursuant to the Acquisition Agreement or the financial advisory agreements with Credit Suisse First Boston Corporation, the Credit facility and the application of the proceeds thereof; and

  (7)
  any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, financing and refinancing fees and costs incurred in connection with the Acquisition and Acquisition Financing, in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that Net Income of that Restricted Subsidiary was included in calculating the Consolidated Net Income of that Person.

        "Consolidated Indebtedness" means the aggregate amount of Indebtedness of Advanstar and its Restricted Subsidiaries on a consolidated basis outstanding at the date of determination.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication,

  (1)
  the interest expense of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP, including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense; and

  (2)
  the consolidated capitalized interest of that Person and its Restricted Subsidiaries for that period, whether paid or accrued; provided, however, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense.

        Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent and in the same proportion that the net income of that Restricted Subsidiary was included in calculating Consolidated Net Income.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that

  (1)
  the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

  (2)
  the Net Income (or loss) of any Restricted Subsidiary other than a Subsidiary organized or having its principal place of business outside the United States shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income (or loss) is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (other than any agreement or instrument entered into by Advanstar Communications Inc.);

  (3)
  the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of that acquisition shall be excluded; and

  (4)
  the cumulative effect of a change in accounting principles shall be excluded.

        "Credit Facility" means that certain Credit Agreement, dated as of October 11, 2000 among Advanstar Communications Inc., as borrower, the various financial institutions party thereto, DLJ Capital Funding, Inc., as lead arranger and sole book runner and as syndication agent and documentation agent, and Fleet National Bank, as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement:

  (1)
  extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby;

  (2)
  adding or deleting borrowers or guarantors thereunder;

  (3)
  increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date that Indebtedness is incurred it would not be prohibited by clause (1) of the second paragraph of the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; or

  (4)
  otherwise altering the terms and conditions thereof.

        "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "Designated Noncash Consideration" means the fair market value of non-cash consideration received by Advanstar or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of that valuation, executed by the principal executive officer and the principal financial officer of Advanstar, less the amount of cash or Cash Equivalents received in connection with a sale of that Designated Noncash Consideration.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of that Person subject to the terms of any debt instrument to which that Person is a party) or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature; provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Advanstar to repurchase that Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of that Capital Stock provide that Advanstar may not repurchase or redeem any such Capital Stock pursuant to those provisions unless that repurchase or redemption complies with the covenant described under the caption "—Certain Covenants—Restricted Payments," and provided further that, if that Capital Stock is issued to any plan for the benefit of employees of Advanstar or its Subsidiaries or by any such plan to those employees, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Advanstar in order to satisfy applicable statutory or regulatory obligations.

        "DLJMB" means DLJ Merchant Banking Partners III, L.P. and its Affiliates.

        "Domestic Subsidiary" means a Subsidiary that is organized under the laws of the United States or any State, district or territory thereof.

        "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to "S&P" or "P-2" or higher according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Existing Indebtedness" means Indebtedness of Advanstar and its Restricted Subsidiaries (other than Indebtedness under the Credit facility) in existence on the date of the indenture, until those amounts are repaid.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of,

  (1)
  the Consolidated Interest Expense of that Person for that period; and

  (2)
  all dividend payments on any series of preferred stock of that Person (other than dividends payable solely in Equity Interests that are not Disqualified Stock),

in each case, on a consolidated basis and in accordance with GAAP.

        "Foreign Credit Facilities" means any Indebtedness of a Restricted Subsidiary organized or having its principal place of business outside the United States. Indebtedness under the Foreign Credit Facilities outstanding on the date of the indenture shall be deemed to have been incurred on that date in reliance on the first paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

        "Hedging Obligations" means, with respect to any Person, the obligations of that Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect that Person against fluctuations in interest rates.

        "Holdings" means Advanstar Holdings, Inc., a Delaware corporation, the corporate parent of Advanstar, and its successors.

        "Indebtedness" means, with respect to any Person, any indebtedness of that Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital

Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense, trade payable or customer contract advances, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of that Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of that Person (whether or not that Indebtedness is assumed by that Person) and, to the extent not otherwise included, the guarantee by that Person of any Indebtedness of any other Person, provided that Indebtedness shall not include the pledge by Advanstar of the Capital Stock of an Unrestricted Subsidiary of Advanstar to secure Non-Recourse Debt of that Unrestricted Subsidiary.

        The amount of any Indebtedness outstanding as of any date shall be:

  (1)
  the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest; and

  (2)
  the principal amount thereof in the case of any other Indebtedness;

provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that Indebtedness was incurred or, if that indebtedness was incurred prior to the date of the indenture, the Spot Rate in effect on the date of the indenture.

        "Investments" means, with respect to any Person, all investments by that Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an investment by Advanstar for consideration consisting of common equity securities of Advanstar shall not be deemed to be an Investment other than for purposes of clause (3) of the definition of "Qualified Proceeds."

        If Advanstar or any Restricted Subsidiary of Advanstar sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Advanstar such that, after giving effect to any such sale or disposition, that Person is no longer a Subsidiary of Advanstar, Advanstar shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of that Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "Restricted Payments."

        "Leverage Ratio" means, with respect to any Person as of any date of determination, the ratio of (x) the Consolidated Indebtedness of such Person as of such date of determination to the (y) the Consolidated Cash Flow of such Person for the four full fiscal quarters ending on or immediately preceding such date of determination for which internal financial statements are available (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the date of determination).

        In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Leverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Leverage Ratio is made (the "Calculation Date"), then the Leverage Ratio shall be calculated giving pro forma effect to that incurrence, assumption, guarantee or redemption of Indebtedness, or that issuance or redemption of preferred stock and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        For purposes of making the computation referred to above, the Acquisition and acquisitions that have been made by Advanstar or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for that reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings reasonably expected to be realized in connection with that acquisition, as determined in good faith by an officer of Advanstar (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC) and without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Management Loans" means one or more loans by Advanstar or Holdings to officers and/or directors of Advanstar and any of its Restricted Subsidiaries to finance the purchase by such officers and directors of common stock of Holdings or Advanstar; provided that the aggregate principal amount of all such Management Loans outstanding at any time shall not exceed $7.5 million.

        "Net Income" means, with respect to any Person, the net income (loss) of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes on that gain (or loss), realized in connection with:

  (a)
  any Asset Sale, including, without limitation, dispositions pursuant to sale and leaseback transactions; or

  (b)
  the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on that extraordinary or nonrecurring gain (or loss).

        "Net Proceeds" means the aggregate cash proceeds received by Advanstar or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication,

  (1)
  the direct costs relating to that Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale, and any relocation expenses incurred as a result thereof;

  (2)
  taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

  (3)
  amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness incurred pursuant to the Credit facility) secured by a Lien on the asset or assets that were the subject of that Asset Sale; and

  (4)
  any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as that reserve is reversed or that escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Advanstar or its Restricted Subsidiaries from that escrow arrangement, as the case may be.

        "Non-Recourse Debt" means Indebtedness,

  (1)
  no default with respect to, which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Advanstar or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (2)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by Advanstar to secure debt of that Unrestricted Subsidiary) or assets of Advanstar or any of its Restricted Subsidiaries;

provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by Advanstar or any of its Restricted Subsidiaries if Advanstar or that Restricted Subsidiary was otherwise permitted to incur that guarantee pursuant to the indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Pari Passu Indebtedness" means Indebtedness of Advanstar that ranks pari passu in right of payment to the notes.

        "Permitted Business" means any person engaged, directly or indirectly, in the business-to-business marketing communications solutions business or any business reasonably related, incidental or ancillary thereto.

        "Permitted Investments" means:

  (1)
  any Investment in Advanstar or in a Restricted Subsidiary of Advanstar;

  (2)
  any Investment in cash or Cash Equivalents;

  (3)
  any Investment by Advanstar or any Restricted Subsidiary of Advanstar in a Person, if as a result of that Investment,

  (a)
  that Person becomes a Restricted Subsidiary of Advanstar; or

  (b)
  that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Advanstar or a Wholly Owned Restricted Subsidiary of Advanstar;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of Advanstar;

  (6)
  any Investment in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (6) that are at that time outstanding, not to exceed 15% of Total Assets at the time of that Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

  (7)
  Investments relating to any special purpose Wholly Owned Subsidiary of Advanstar organized in connection with a Receivables Facility that, in the good faith determination of the board of directors of Advanstar, are necessary or advisable to effect that Receivables Facility;

  (8)
  the Management Loans or Investments in Holdings to fund Management Loans;

  (9)
  Hedging Obligations permitted to be incurred under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (10)
  Investments made in any Subsidiary of Advanstar that is principally engaged in a Permitted Business in connection with the Internet which, together with all other Investments made pursuant to this clause (10) since the date of the indenture, does not exceed $30 million, in each case, after giving effect to all subsequent reductions in the amount of any Investment made pursuant to this clause (10) as a result of the repayment or disposition thereof for cash, not to exceed the amount of the Investment previously made pursuant to this clause (10).

        "Permitted Liens" means:

  (1)
  Liens on property of a Person existing at the time that Person is merged into or consolidated with Advanstar or any Restricted Subsidiary, provided that those Liens were not incurred in contemplation of that merger or consolidation and do not secure any property or assets of Advanstar or any Restricted Subsidiary other than the property or assets subject to the Liens prior to that merger or consolidation;

  (2)
  Liens existing on the date of the indenture;

  (3)
  Liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of Advanstar or its Restricted Subsidiaries, or repairs, additions or improvements to those assets, provided that:

  (a)
  those Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, additional or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of that Indebtedness);

  (b)
  those Liens do not extend to any other assets of Advanstar or its Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, that Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved);

  (c)
  the Incurrence of that Indebtedness is permitted by "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (d)
  those Liens attach within 365 days of that purchase, construction, installation, repair, addition or improvement;

  (4)
  Liens to secure any refinancings, renewals, extensions, modification or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any

    Indebtedness secured by Liens referred to in the clauses above so long as that Lien does not extend to any other property (other than improvements thereto);

  (5)
  Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice;

  (6)
  Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of that Unrestricted Subsidiary;

  (7)
  Liens securing (a) Indebtedness (including all Obligations) under the Credit facility or any Foreign Credit Facility and (b) Hedging Obligations payable to a lender under the Credit facility or an Affiliate thereof or to a Person that was a lender of Affiliate thereof at the time the contract was entered into to the extent such Hedging Obligations are secured by Liens on assets also securing Indebtedness (including all Obligations) under the Credit facility;

  (8)
  Liens securing Indebtedness of any Restricted Subsidiary permitted to be incurred by "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (9)
  other Liens securing Indebtedness that is permitted by the terms of the indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $25.0 million.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Advanstar or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Advanstar or any of its Restricted Subsidiaries then classified as incurred under the Leverage Ratio or pursuant to clauses (2), (3), (4), (6), (8), (9), (10) or (12) of the second paragraph under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that:

  (1)
  the principal amount (or accreted value, if applicable) of that Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

  (2)
  that Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, that Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

provided further, that if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Indebtedness of Advanstar, then such Permitted Refinancing Indebtedness also must be Indebtedness of Advanstar.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

        "Principals" means DLJMB.

        "Qualified Proceeds" means any of the following or any combination of the following:

  (1)
  cash;

  (2)
  Cash Equivalents;

  (3)
  assets (other than Investments) that are used or useful in a Permitted Business; and

  (4)
  the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by Advanstar or any Restricted Subsidiary of Advanstar of that Capital Stock,

  (a)
  that Person becomes a Restricted Subsidiary of Advanstar or any Restricted Subsidiary of Advanstar; or

  (b)
  that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Advanstar or any Restricted Subsidiary of Advanstar.

        "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which Advanstar or any of its Restricted Subsidiaries sells its accounts receivable to an Accounts Receivable Subsidiary.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

        "Related Party" means, with respect to any Principal,

  (1)
  any controlling stockholder or partner of that Principal on the date of the indenture; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (1) or (2).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as that Regulation is in effect on the date hereof.

        "Spot Rate" means, for any currency, the spot rate at which that currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on that date of determination for the immediately preceding business day or, if that rate is not available, as determined in any publicly available source of similar market data.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which that payment of interest or principal was scheduled to be paid in the original documentation governing that Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any that interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any Person,

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership or limited liability company,

  (a)
  the sole general partner or the managing general partner or managing member of which is that Person or a Subsidiary of that Person; or

  (b)
  the only general partners or managing members of which are that Person or of one or more Subsidiaries of that Person (or any combination thereof).

        "Tax Sharing Agreement" means any tax sharing agreement or arrangement between Advanstar and Holdings, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount Advanstar would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries as if it were a corporation that was a parent of a consolidated group.

        "Total Assets" means the total consolidated assets of Advanstar and its Restricted Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of Advanstar.

        "Unrestricted Subsidiary" means any Subsidiary that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with Advanstar or any Restricted Subsidiary of Advanstar unless the terms of any such agreement, contract, arrangement or understanding comply with the covenant described under the caption entitled "—Certain Covenants—Transactions with Affiliates";

  (3)
  is a Person with respect to which neither Advanstar nor any of its Restricted Subsidiaries has any direct or indirect obligation,

  (a)
  to subscribe for additional Equity Interests (other than Investments described in clause (7) of the definition of Permitted Investments); or

  (b)
  to maintain or preserve that Person's financial condition or to cause that Person to achieve any specified levels, of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Advanstar or any of its Restricted Subsidiaries.

        Any such designation by the board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to that designation and an Officers' Certificate certifying that designation complied with the foregoing conditions and was permitted by the covenant described under the caption entitled "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as a Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Advanstar as of that date (and, if that Indebtedness is not permitted to be incurred as of that date under the covenant described under the caption entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," Advanstar shall be in default of that covenant).

        The board of directors of Advanstar may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of

Indebtedness by a Restricted Subsidiary of Advanstar of any outstanding Indebtedness of that Unrestricted Subsidiary and that designation shall only be permitted if:

  (1)
  that Indebtedness is permitted under the covenant described under the caption entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (2)
  no Default or Event of Default would be in existence following that designation.

        Advanstar IH, Inc. and its Subsidiaries shall be Unrestricted Subsidiaries until designated otherwise by Advanstar pursuant to the preceding sentence.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying,

  (a)
  the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by

  (b)
  the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of that payment; by

  (2)
  the then outstanding principal amount of that Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of that Person all the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by that Person or by one or more Wholly Owned Restricted Subsidiaries of that Person or by that Person and one or more Wholly Owned Restricted Subsidiaries of that Person.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of that Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by that Person or by one or more Wholly Owned Subsidiaries of that Person.

MATERIAL UNITED STATES TAX CONSEQUENCES TO THE HOLDERS OF THE NOTES

        The following discussion is the opinion of Davis Polk & Wardwell. It describes the material United States federal tax consequences of ownership and disposition of the notes. This discussion only applies to:

  •
  notes held as capital assets; and

  •
  United States Holders (as defined below).

        This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as:

  •
  certain financial institutions;

  •
  insurance companies;

  •
  dealers in securities or foreign currencies;

  •
  persons holding notes as part of a hedge;

  •
  United States Holders whose functional currency is not the U.S. dollar;

  •
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

  •
  persons subject to the alternative minimum tax.

        This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. Persons considering the purchase of notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

        As used herein, the term "United States Holder" means a beneficial owner of a note that is for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

  •
  an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

        The term United States Holder also includes certain former citizens of the United States.

General

        The notes were originally issued as part of units consisting of the notes and warrants to purchase shares of our common stock. Based on our determination of the relative fair market values of the notes and the warrants at the time of issuance, we allocated 83.9% of the issue price of the units to the notes and 16.1% to the warrants. Our allocation of the issue price between the notes and the warrants will be binding on a holder of notes unless the holder timely and explicitly discloses to the Internal Revenue Service that its allocation is different from ours.

Tax Treatment of the Notes

        Original Issue Discount.    The notes were issued with original issue discount for U.S. federal income tax purposes in an amount equal to the excess of a note's "stated redemption price at maturity" and a note's "issue price." For these purposes a note's stated redemption price at maturity equals the sum of all payments required under the note (including the interest payable on the note). The issue price of a note equaled the allocable portion (83.9%) of the original issue price of the unit of which the note was a part, as described above.

        Subject to the discussion of the rules relating to acquisition premium below, a United States Holder of a note will be required to include original issue discount in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income. Under this method, United States Holders of notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

        Market Discount.    If a United States Holder purchases a note for an amount that is less than its adjusted issue price (as defined below), the amount of the difference between the purchase price and the note's adjusted issue price will be treated as market discount for U.S. federal income tax purposes unless this difference is less than a specified de minimis amount. For this purpose (and for the purpose of the acquisition premium rules described below), the adjusted issue price of a note equals the sum of the issue price of the note and the aggregate amount of previously accrued original issue discount, less any prior interest payments made on the notes.

        A United States Holder will be required to treat any payment on a note, or any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the market discount accrued on the note at the time of payment or disposition unless this market discount has been previously included in income by the holder either on any prior payment on the note or pursuant to an election by the holder to include market discount in income as it accrues. If the note is disposed of in certain nontaxable transactions, accrued market discount will be includible as ordinary income to the holder as if the holder had sold the note at its then fair market value. In addition, the holder may be required to defer, until maturity of the note or its earlier disposition (including certain nontaxable transaction), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry the note.

        Acquisition Premium. A United States Holder who purchases a note for an amount that is greater than the note's adjusted issue price but less than or equal to the sum of all amounts payable on the note after the purchase date will be considered to have purchased the note at an acquisition premium. Under the acquisition premium rules, the amount of original issue discount that the holder must include in its gross income with respect to the note for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

        Sale, Exchange or Retirement of a Note.    Upon the sale, exchange or retirement of a note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will equal the cost of the note to the holder, increased by the amounts of any market discount and original issue discount previously included in income by the holder with respect to the note and reduced by any interest payments received by the holder with respect to the note.

        Gain on the sale, exchange or retirement of a note will be ordinary income to the extent of any market discount not previously included in the holder's taxable income. Otherwise, gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held by the holder for more than one year.

Backup Withholding and Information Reporting

        Information returns will be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A United States Holder will be subject to United States backup withholding tax on these payments if the holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against its United States federal income tax liability and may entitle it to a refund, provided that the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

        This prospectus is to be used by Credit Suisse Securities (USA), LLC in connection with offers and sales of the new notes in market-making transactions effected from time to time. Credit Suisse First Boston LLC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

        DLJ Merchant Banking, an affiliate of Credit Suisse Securities (USA), LLC, and its affiliates beneficially own substantially all of the common stock of our parent. Charles Pieper is an employee at Credit Suisse Securities (USA), LLC where he is a Managing Director with DLJ Merchant Banking Partners. Mr. Pieper is a member of the board of directors of our company. OhSang Kwon and James Finkelstein are partners of Avista Capital Partners, a private equity firm that has been engaged by an affiliate of Credit Suisse Securities (USA), LLC to serve as a consultant to assist in the monitoring of certain DLJ Merchant Banking Partners portfolio companies. Mr. Kwon and Mr. Finkelstein are members of the board of directors of our company. Further, an affiliate of Credit Suisse Securities (USA), LLC acts as lead arranger and syndication agent in connection with the credit facility for which it received customary fees and expenses. Credit Suisse Securities (USA), LLC has, from time to time, provided investment banking and other financial advisory services to Advanstar in the past for which it has received customary compensation, and will provide such services and financial advisory services to our company in the future. Credit Suisse Securities (USA), LLC acted as purchaser in connection with the initial sale of the old notes and Advanstar Communications' senior subordinated notes and second priority senior secured notes and received an underwriting fee or discount in connection therewith. See "Certain Relationships and Related Transactions."

        Credit Suisse Securities (USA), LLC has informed us that it does not intend to confirm sales of the new notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

        We have been advised by Credit Suisse Securities (USA), LLC that, subject to applicable laws and regulations, Credit Suisse Securities (USA), LLC currently intends to make a market in the notes. However, Credit Suisse Securities (USA), LLC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors—Risks Related to the Notes—There is no existing trading market for the notes, which could make it difficult for you to sell your notes at an acceptable price or at all."

        Credit Suisse Securities (USA), LLC and Advanstar have entered into a registration rights agreement with respect to the use by Credit Suisse Securities (USA), LLC of this prospectus. In that agreement, we agreed to bear all registration expenses incurred under such agreement, and we agreed to indemnify Credit Suisse Securities (USA), LLC against a variety of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the notes offered hereby will be passed upon for Advanstar by Davis Polk & Wardwell, New York, New York.

EXPERTS

        The financial statements of Advanstar, Inc. as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005, included in this Prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to our offering of the notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the notes in the registration statement. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the company and the notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

        If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act. We also maintain an Internet site at http://www.advanstar.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Report of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors
of Advanstar, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Advanstar, Inc., a wholly owned subsidiary of Advanstar Holdings Corporation, and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
March 1, 2006, except as to the eleventh paragraph of Note 6 and the change in operating segments described in Notes 1, 3, 4, and 11 for which the dates are March 14, 2006 and October 4, 2006, respectively.

ADVANSTAR, INC.

Consolidated Balance Sheets

December 31, 2004 and 2005
(in thousands, except share and per share data)

	2004	2005
ASSETS
Current assets
Cash and cash equivalents	$41,328	$46,641
Accounts receivable, net of allowance of $785 and $1,076 at December 31, 2004 and 2005	27,047	24,607
Prepaid expenses	6,417	7,871
Other	2,450	1,965
Current assets of discontinued operations	2,690	—

Total current assets	79,932	81,084
Due from parent	256	804
Property, plant and equipment, net	19,331	21,306
Intangible and other assets
Goodwill	586,967	594,982
Intangibles and other, net	92,587	63,157

Total intangible and other assets, net	679,554	658,139
Non-current assets of discontinued operations and assets held for sale	135,837	4,620

	$914,910	$765,953

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
Current maturities of long-term debt	$1,300	$201
Accounts payable	13,578	12,507
Accrued compensation	7,494	7,236
Other accrued expenses	32,981	36,126
Deferred revenue	39,323	46,472
Current liabilities of discontinued operations	15,886	—

Total current liabilities	110,562	102,542
Long-term debt, net of current maturities	752,019	620,391
Deferred income taxes	18,250	31,500
Other long-term liabilities	4,229	4,933
Long-term liabilities of discontinued operations	3,627	—
Commitments and contingencies (Note 10)
Stockholder's equity
Common stock, $.01 par value, 10,000 shares authorized; 100 shares issued and outstanding at December 31, 2004 and 2005	—	—
Capital in excess of par value	370,424	370,424
Accumulated deficit	(350,446)	(372,250)
Accumulated other comprehensive income	6,245	8,413

Total stockholder's equity	26,223	6,587

	$914,910	$765,953

The accompanying notes are an integral part of these consolidated financial statements.

ADVANSTAR, INC.

Consolidated Statements of Operations

Years Ended December 31, 2003, 2004 and 2005
(in thousands)

	2003	2004	2005
Revenue	$191,535	$271,066	$288,913
Operating expenses
Cost of production (excluding depreciation)	35,363	50,958	56,326
Selling, editorial and circulation (excluding depreciation)	69,702	107,219	112,373
General and administrative (excluding depreciation)	31,581	41,334	41,677
Restructuring charge	2,692	(4,015)	4,771
Amortization of intangibles	35,841	34,809	29,750
Depreciation	10,266	8,280	8,005

Total operating expenses	185,445	238,585	252,902

Operating income	6,090	32,481	36,011
Other income (expense)
Interest expense	(77,162)	(92,225)	(88,060)
Interest income	471	468	1,476
Loss on extinguishment of debt (Note 6)	(11,324)	—	(12,581)
Other income, net	893	826	83

Loss from continuing operations before income taxes	(81,032)	(58,450)	(63,071)
Income tax (benefit) provision	(6,887)	6,259	(9,524)

Loss from continuing operations	(74,145)	(64,709)	(53,547)
Income (loss) from operations of discontinued businesses, net of tax (Note 4)	4,001	(2,418)	31,743

Net loss	$(70,144)	$(67,127)	$(21,804)

The accompanying notes are an integral part of these consolidated financial statements.

ADVANSTAR, INC.

Consolidated Statements of Stockholder's Equity

Years Ended December 31, 2003, 2004 and 2005
(in thousands)

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Capital in Excess of Par Value	Accumulated Deficit
	Shares	Amount				Total
Balances at December 31, 2002	100	$—	$310,424	$(213,175)	$(9,078)	$88,171
Comprehensive loss
Net loss	—	—	—	(70,144)	—	—
Translation adjustment	—	—	—	—	8,283	—
Change in unrealized loss on derivative financial instruments	—	—	—	—	4,308	—
Total comprehensive loss	—	—	—	—	—	(57,553)
Contribution of capital from parent	—	—	60,000	—	—	60,000

Balances at December 31, 2003	100	—	370,424	(283,319)	3,513	90,618
Comprehensive loss
Net loss	—	—	—	(67,127)	—	—
Translation adjustment	—	—	—	—	2,587	—
Change in unrealized loss on derivative financial instruments	—	—	—	—	145	—
Total comprehensive loss	—	—	—	—	—	(64,395)

Balances at December 31, 2004	100	—	370,424	(350,446)	6,245	26,223
Comprehensive loss
Net loss	—	—	—	(21,804)	—	—
Translation adjustment	—	—	—	—	2,271	—
Change in unrealized loss on derivative financial instruments	—	—	—	—	(103)	—
Total comprehensive loss	—	—	—	—	—	(19,636)

Balances at December 31, 2005	100	$—	$370,424	$(372,250)	$8,413	$6,587

The accompanying notes are an integral part of these consolidated financial statements.

ADVANSTAR, INC.

Consolidated Statements of Cash Flows

Years Ended December 31, 2003, 2004 and 2005
(in thousands)

	2003	2004	2005
Cash flows from operating activities
Net loss	$(70,144)	$(67,127)	$(21,804)
Adjustments to reconcile net loss to net cash provided by operating activities
Impairment of intangibles	—	—	2,272
Write-off of deferred financing costs	11,324	—	3,517
Restructuring charge	—	(4,015)	—
Impairment of goodwill	—	15,570	—
Depreciation and amortization	59,180	50,433	40,718
Gain on derivative financial instruments	(772)	(1,391)	(103)
Losses of minority interest holders	627	562	566
Non-cash interest expense	21,386	24,489	22,474
Loss (gain) on disposition of business and other	661	(1,006)	(52,710)
Provision for bad debts	589	874	1,417
Deferred income taxes	6,990	11,260	13,250
Changes in operating assets and liabilities
Accounts receivable	(407)	6,060	(224)
Inventories	188	(708)	507
Prepaid expenses	891	(506)	24
Accounts payable and accrued expenses	16,216	(10,776)	3,515
Deferred revenue	1,394	(6,902)	(3,926)
Other	(1,598)	1,733	(1,258)

Net cash provided by operating activities	46,525	18,550	8,235

Cash flows from investing activities
Additions to property, plant and equipment	(7,930)	(9,576)	(9,564)
Acquisition of publications and shows, net of cash acquired	(137,728)	(7,915)	(15,561)
Proceeds from sale of assets	—	24,418	174,067
Acquisitions of intangibles, contingent payments, and other	3	(1,931)	17

Net cash (used in) provided by investing activities	(145,655)	4,996	148,959

Cash flows from financing activities
Proceeds from revolving credit loan	21,000	6,000	—
Payments on revolving credit loan	(50,100)	(14,000)	—
Proceeds from long-term debt	431,050	—	—
Payments of long-term debt	(333,525)	(3,700)	(152,167)
Capital contributions from parent	60,000	—	—
Deferred financing costs	(16,962)	(315)	(168)
Project grant refunds received	—	—	600
Dividends paid to minority interest holders	(1,227)	(500)	(900)

Net cash provided by (used in) financing activities	110,236	(12,515)	(152,635)

Effect of exchange rate changes on cash	(407)	576	754

Net increase in cash and cash equivalents	10,699	11,607	5,313
Cash and cash equivalents
Beginning of year	19,022	29,721	41,328

End of year $29,721	$29,721	$41,328	$46,641

The accompanying notes are an integral part of these consolidated financial statements.

ADVANSTAR, INC.

Notes to Consolidated Financial Statements

December 31, 2003, 2004 and 2005

1.    Nature of Business and Basis of Presentation

        The accompanying consolidated financial statements include the accounts of Advanstar, Inc. ("Advanstar"), a wholly owned subsidiary of Advanstar Holdings Corporation ("Holdings"), and its wholly owned subsidiaries, Advanstar Communications Inc. ("Communications") and Advanstar IH, Inc. ("Advanstar.com"), (collectively, the "Company"). All intercompany accounts and transactions between consolidated entities have been eliminated.

        The Company operates and manages shows and conferences; publishes controlled and paid circulation trade, professional and consumer periodicals; and markets a broad range of marketing, direct mail and database products and services. The Company's MAGIC tradeshows and Life Sciences segment (see Note 11) generated approximately 27% and 51% of total revenue in 2005.

        The Company has restated its consolidated financial statements and footnotes from those included in the Company's annual report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 30, 2006, only to reflect the Company's change in operating segments as described in Note 11.

2.    Summary of Significant Accounting Policies

Cash and Cash Equivalents

        Cash and cash equivalents include cash on deposit and highly liquid investments with original maturities of three months or less. Cash equivalents are stated at cost, which approximates fair market value.

Prepaid Expenses and Other Current Assets

        Prepaid expenses consist primarily of prepaid show and conference expenses, prepaid publication production costs and miscellaneous deposits. Event and publication expenses are charged to operations at the time of the related event and at the time of publication issuance. Other current assets consist primarily of paper inventories.

Property, Plant and Equipment

        Property, plant and equipment consisted of the following at December 31:

	2004	2005
	(in thousands)
Land and improvements	$481	$481
Buildings	3,093	3,850
Furniture, machinery and equipment	44,005	43,519
Leasehold improvements	6,083	7,997

	53,662	55,847
Accumulated depreciation	(34,331)	(34,541)

Property, plant and equipment, net	$19,331	$21,306

        Property, plant and equipment is stated at its original cost and is depreciated on a straight-line basis over the following estimated useful lives:

Land improvements	10-15 years
Buildings	20-40 years
Furniture, machinery and equipment	3-10 years
Leasehold improvements	Shorter of useful life or original lease term

        Maintenance and repairs are charged to expense as incurred. Major betterments and improvements, which extend the useful life of the item, are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to operations.

Intangible and Other Assets

        Trade exhibitor and advertiser lists are amortized on a double-declining balance method over six years and five years, respectively. Subscriber lists and other intangible assets are amortized on a straight-line basis over three to ten years. Trademarks and trade names are amortized on a straight-line basis over twenty years.

Impairment of Long-Lived Assets and Goodwill

        The Company evaluates the carrying value of long-lived assets, including identifiable intangibles, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying value is reduced to the estimated fair value as measured by the associated discounted cash flows.

        The Company evaluates goodwill for impairment annually using a two-step test based upon a fair value approach. The first step is used to identify a potential impairment, while the second step calculates the amount of impairment, if any. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

Accrued Expenses

        Accrued expenses consisted of the following at December 31:

	2004	2005
	(in thousands)
Interest	$13,084	$16,629
Deposits and customer advances	11,537	10,292
Benefits and severance	2,300	2,018
Income, real estate, and other taxes	4,371	3,953
Other	1,689	3,234

	$32,981	$36,126

Revenue Recognition

        Shows and conferences revenue is recognized in the period in which the event is conducted. Subscription revenue is recognized on a pro rata basis as publications are issued to fulfill the subscription obligations. Advertising revenue is recognized when the publication with the respective advertisement is issued. Custom project contract revenue with both conference and print elements are deferred and not recognized until all elements are delivered. Deferred revenue is recorded when cash is received in advance of when an event is held, the publication is issued, or project is completed. Customer advances are recorded when cash is received in anticipation of future advertising unrelated to a specific publication issue.

        Deferred revenue consisted of the following at December 31:

	2004	2005
	(in thousands)
Deferred shows and conferences revenue	$30,176	$35,732
Deferred advertising, subscription and project revenue	9,147	10,740

Total deferred revenue	$39,323	$46,472

Foreign Currency Translation

        The Company accounts for translation adjustments related to its investments in foreign entities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, Foreign Currency Translation. Local currencies are considered the functional currencies outside of the U.S. Income and expense items are translated at average rates of exchange prevailing during the year. For operations in local currency environments, assets and liabilities are translated at year-end exchange rates with cumulative translation adjustments included as a component of stockholder's equity.

Financial Derivative Instruments

        The Company accounts for derivative instruments on the balance sheet at fair value in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Changes in the fair value of derivative financial instruments must be recognized currently in earnings unless specific hedge accounting criteria are met. For those instruments which meet the hedging criteria, gains and losses will be recognized in other comprehensive income rather than in earnings.

Stock-Based Compensation

        As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to account for stock options and awards to employees using the intrinsic value method under the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.

        The following table presents unaudited pro forma net income as if the Company had elected to recognize compensation cost based on the fair value of the options granted as prescribed by SFAS No. 123, for the years ended December 31:

	2003	2004	2005
	(in thousands—unaudited)
Net loss—as reported	$(70,144)	$(67,127)	$(21,804)
Less: Pro forma stock-based employee compensation cost	(2,400)	(2,550)	(5,740)

Net loss—pro forma	$(72,544)	$(69,677)	$(27,544)

        See Note 7 for further discussion of the Company's stock compensation plans.

Comprehensive Income (Loss)

        The Company follows the provisions of SFAS No. 130, Reporting Comprehensive Income. This statement established rules for the reporting of comprehensive income (loss) and its components. Comprehensive income (loss) reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Comprehensive income (loss) consists of net income (loss), foreign currency translation adjustments and changes in unrealized loss on derivative financial instruments, and is presented in the accompanying consolidated statements of stockholder's equity.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Ultimate results could differ from these estimates. On an ongoing basis, management reviews its estimates, including those affecting doubtful accounts, recovery of goodwill and intangible assets, restructuring and medical claims accruals and income taxes. Changes in facts and circumstances may result in revised estimates.

New Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, Share-Based Payment which revises SFAS 123 and supersedes APB 25. This statement establishes standards relating to accounting for transactions in which equity instruments are exchanged for goods or services. The Company is required to adopt the provisions of this standard effective January 1, 2006. This statement requires companies to classify their awards as either an equity award or liability award. In accordance with this standard, the Company will classify the vested portion of the awards as a liability valued at their intrinsic value at each reporting date. Using the intrinsic method to value liability awards, compensation expense is recorded only if the value of the Company's shares are greater than the option exercise amounts as of the reporting date. As of January 1, 2006, management believes the intrinsic value of vested options is zero thus no liability or expense will be recorded upon adoption.

3.    Goodwill and Other Intangible Assets

        The Company is required to test acquired goodwill on an annual basis based upon a fair value approach. Additionally, goodwill shall be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

        On July 1, 2005 and 2004, the Company completed its annual goodwill impairment test of each of its three reporting units. Based on this valuation, which utilized a discounted cash flow method, there was no impairment of goodwill indicated.

        The changes in the carrying amount of goodwill for the year ended December 31, by operating segment, are as follows:

	Fashion & Licensing	Life Sciences	Powersports	Other	Total
	(in thousands)
Balances at December 31, 2003	$307,708	$182,569	$77,835	$9,420	$577,532
Goodwill acquired or completion of purchase price allocation	—	6,268	—	251	6,519
Foreign currency translation	—	—	—	2,916	2,916

Balances at December 31, 2004	307,708	188,837	77,835	12,587	586,967
Goodwill acquired or completion of purchase price allocation	8,846	—	1,839	—	10,685
Foreign currency translation	—	—	—	(2,670)	(2,670)

Balances at December 31, 2005	$316,554	$188,837	$79,674	$9,917	$594,982

        Intangible and other assets consist of the following at December 31:

	2004	2005
	(in thousands)
Trade exhibitor lists	$129,691	$132,936
Advertiser lists	46,712	29,680
Subscriber lists	15,238	6,023
Trade names and trademarks	17,982	19,211
Other intangible assets	19,928	20,275
Deferred financing costs	23,379	19,789

	252,930	227,914
Accumulated amortization	(160,343)	(164,757)

Total intangible and other assets, net	$92,587	$63,157

        The allocated fair value of intangible assets acquired during the year ended December 31 was as follows:

	2004	2005
	(in thousands)
Trade exhibitor lists	$—	$3,820
Advertiser lists	—	103
Subscriber lists	789	—
Trade names and trademarks	97	1,230
Other intangible assets	1,566	1,730

	$2,452	$6,883

        Estimated amortization expense of intangible assets for the next five years is as follows:

(in thousands)
2006	$21,129
2007	8,372
2008	5,454
2009	1,919
2010	1,570

4.    Acquisitions, Divestitures and Assets Held for Sale

Acquisitions

        All acquisitions have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of the acquisitions. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since their respective dates of acquisition. All acquisitions have been consummated to expand the Company's show and publication presence within its existing market sector and to maximize marketing and customer service infrastructure and expertise.

        On October 1, 2003, the Company purchased a portfolio of healthcare industry magazines and related custom service projects from the Thomson Corporation and its subsidiaries ("Thomson") for $150.7 million, including $136.5 million in cash (including related fees and expenses) and $14.1 million of liabilities assumed.

        During 2003, the Company acquired intangible assets, primarily customer relationships, for $0.7 million in cash. The Company also paid an additional $0.5 million of contingent purchase price related to its 2002 acquisition of HT—the Magazine for Healthcare Travel Professionals.

        On March 8, 2004, the Company purchased a portfolio of pharmaceutical industry conferences and magazines from the Institute of Validation Technology, Inc. ("IVT") for $7.9 million in cash. The Company is required to pay additional contingent cash consideration to the former shareholders based on 2004 and 2005 operating results of the acquired assets and their continued employment with the Company. For the year ended December 31, 2004 and 2005, the Company recorded $1.5 million and $0.7 million of contingent consideration. These charges were recorded as compensation expense in the consolidated statement of operations in the periods indicated. As of December 31, 2004, $1.0 million of the contingent consideration accrual is included in other accrued liabilities and $0.5 million is included in other long-term liabilities. In 2005, the Company paid $0.9 million of contingent consideration to the former shareholders. As of December 31, 2005, the balance of the remaining contingent consideration accrual is $1.3 million and is included in other accrued liabilities in the accompanying consolidated balance sheet.

        On August 19, 2005, the Company purchased Project Global Tradeshow, Inc. ("Project"), a producer of tradeshows serving the premium contemporary sector of the fashion industry, for $9.9 million in cash, subject to a working capital adjustment which will be completed in 2006. In addition, the Company may pay additional contingent cash consideration to the former shareholders based on the 2007 and 2008 operating results of the acquired assets and their continued employment with the Company. Any contingent consideration paid will be recorded as compensation expense in the consolidated statement of operations. The purchase price working capital adjustment has yet to be finalized. The Company does not believe the final allocation of purchase price will be materially different from preliminary estimates.

        On August 23, 2005, the Company purchased a fashion industry tradeshow business and related products from the owner of the POOL Tradeshow ("Pool") for $3.0 million in cash, subject to a working capital adjustment, which will be completed in 2006. In addition, the Company may pay additional contingent cash consideration to the former owner based on the 2007 and 2008 operating results from the acquired assets and the owner's continued employment with the Company. Any contingent consideration paid will be recorded as compensation expense in the consolidated statement of operations. The purchase price working capital adjustment has yet to be finalized. The Company does not believe the final allocation of purchase price will be materially different from preliminary estimates.

        On September 12, 2005, the Company purchased an off-road consumer event business from Petersen Events Corporation ("Off-Road Expo") for $2.2 million in cash. In addition, the Company may pay additional contingent cash consideration to the former shareholders based on the 2006 operating revenue from the acquired assets. Any contingent consideration paid will be recorded as goodwill.

        In 2005, the Company completed two other acquisitions of consumer tradeshow businesses with an aggregate purchase price of $0.5 million in cash.

        The following are the Company's unaudited pro forma operating results as if the Thomson acquisition had taken place at January 1, 2003. The unaudited pro forma operating results related to all other acquisitions discussed above were immaterial.

2003
(in thousands- unaudited)
Revenue	$254,934
Loss from continuing operations	(87,498)
Net loss	(83,497)

        The unaudited pro forma operating results do not purport to represent what the Company's results of operations actually would have been if the acquisition had occurred as of the date indicated or what such results will be for any future periods.

Divestitures

        The operating results, related income taxes and any gains or losses of the following divestitures (collectively, the "Disposed Businesses") have been reported in discontinued operations in the consolidated statements of operations for the years ended December 31, 2003, 2004 and 2005. Interest expense was not allocated to any of the Company's discontinued operations.

        The assets and liabilities of the following Disposed Businesses are reported as assets and liabilities of discontinued operations, where appropriate, in the consolidated balance sheets as of December 31, 2004 and 2005.

Art Group

        On March 12, 2004, the Company completed the sale of its art industry tradeshows and magazines business (the "Art Group") for a total selling price of $19.6 million in cash. The Company recorded a gain after taxes on the sale of $3.4 million.

        Revenue of the Art Group, included in discontinued operations in the consolidated statements of operations, was $10.9 million for the year ended December 31, 2003 and $8.5 million for the period from January 1, 2004 to March 12, 2004.

Post

        On July 2, 2004, the Company completed the sale of its Post business trade publication ("Post") for $1.0 million in cash. The Company recorded an after tax loss on the sale of $1.3 million.

        Revenue of Post, included in discontinued operations in the consolidated statements of operations, was $1.7 million for the year ended December 31, 2003 and $0.7 million for the period from January 1, 2004 to July 2, 2004.

SeCA

        On August 5, 2004, the Company completed the sale of its 65% ownership in its French joint venture ("SeCA") for a total selling price of $3.1 million in cash. In connection with the sale, the Company recorded a goodwill impairment charge of $9.4 million, net of minority interest effect of $5.1 million in the second quarter of 2004. The impairment charge relates to the Company's tradeshow reporting segment and was determined based upon the excess of the carrying value of the Company's interest in SeCA over the selling price, less the costs incurred by the Company to sell SeCA.

        Revenue of SeCA, included in discontinued operations in the consolidated statements of operations, was $4.1 million for the year ended December 31, 2003 and $2.9 million for the period from January 1, 2004 to August 5, 2004.

DMS

        On September 8, 2004, the Company sold its German tradeshow business ("DMS") for $1.7 million in cash. In connection with the sale, the Company recorded a goodwill impairment charge of $6.2 million in the third quarter of 2004. The amount of the impairment charge was determined based upon the excess of the carrying value of DMS over the selling price, less the costs incurred by the Company to sell DMS. The Company is continuing to incur accounting and legal fees in connection with the closure of its DMS office. These costs will be reported in income (loss) from discontinued operations.

        Revenue of DMS, included in discontinued operations in the consolidated statements of operations, was $2.0 million for the year ended December 31, 2003, and $0.1 million for the period from January 1, 2004 to September 8, 2004.

4.    Acquisitions, Divestitures and Assets Held for Sale

Portfolio Group

        On May 23, 2005, the Company and certain affiliates (Communications, Advanstar Expositions Canada Limited and Advanstar.com) completed the sale of virtually all business assets and liabilities associated with its tradeshows and conferences, trade publications and direct marketing products in the following primary industries: Information Technology & Communications, Travel/Hospitality, Beauty, Home Entertainment, Abilities and Portfolio, including the shares of the Company's Hong Kong subsidiaries. The shares of the Company's Brazilian subsidiary were sold to the same buyer in July 2005 after final regulatory approval. Collectively, all of the above properties are referred to as "the Portfolio Group." The sale price for these assets and shares was $173.8 million in cash, net of selling expenses. The Company recorded a gain on the sale of $52.9 million.

        Revenue of the Portfolio Group, included in discontinued operations in the consolidated statements of operations, was $104.9 million and $102.5 million for the years ended December 31, 2003 and 2004, and $49.0 million for the period from January 1, 2005 to May 23, 2005.

East Coast Fashion

        In the second quarter of 2005, the Company discontinued its East Coast Fashion group business ("East Coast Fashion") and recognized a $2.3 million impairment, which was the carrying value of the related intangibles.

        Revenue of East Coast Fashion included in discontinued operations in the consolidated statements of operations was $10.9 million, $6.1 million and $0.9 million for the years ended December 31, 2003, 2004, and 2005.

Arenacross

        In December 2005, the Company closed on the sale of its Arenacross Championship Series business ("Arenacross") for a total selling price of $0.2 million. The Company recorded a $0.4 million loss on the sale.

        Revenue of Arenacross included in discontinued operations in the consolidated statements of operations was $0.9 million for the year ended December 31, 2005. Arenacross had no revenue for the years ended December 31, 2003 and 2004.

Assets Held for Sale

        In the second quarter of 2005, the Company committed to a plan to sell its Cleveland office building and land ("the Cleveland Office") as a result of the sale of the Portfolio Group. As of December 31, 2005, the Company reported this building and land as assets held for sale and ceased depreciation of these assets, effective second quarter of 2005. The Cleveland Office is reported as assets held for sale in the consolidated balance sheet as of December 31, 2004 and 2005.

        The financial results of the Disposed Businesses included in the discontinued operations in the accompanying consolidated statements of operations for the years ended December 31 are as follows:

	2003	2004	2005
	(in thousands)
Income (loss) before income taxes (including
goodwill impairment charge and gain on sale)	$18,240	$(977)	$55,961
Income tax provision	13,612	5,705	23,652
Minority interests	(627)	4,264	(566)

Income (loss) from discontinued businesses	$4,001	$(2,418)	$31,743

        The Company allocated goodwill to the Disposed Businesses and included the allocated goodwill in its determined gain or loss on disposal. Goodwill allocated to Art, Post, and the Portfolio Group is based on the relative fair values of the Disposed Business to the entire reporting unit prior to disposal. SeCA and DMS were never integrated into the Company's broader reporting units. Thus, the carrying amount of acquired goodwill for those businesses was included in the calculation of any gain or loss on disposal.

        Goodwill allocated to the businesses disposed of and used in the calculation of the gain or loss on sale of the Disposed Businesses was $23.5 million and $121.8 million for the years ended December 31, 2004 and 2005. Subsequent to the sale of the Disposed Businesses, management changed its reportable segments (see Note 11). The Company's new reporting segments do not include a segment which would contain the goodwill allocated to the Disposed Businesses.

        The assets held for sale and discontinued operations of the Portfolio Group, East Coast Fashion and the Cleveland Office included in the consolidated balance sheets as of December 31 are as follows:

	2004			2005
	Assets Held For Sale	Discontinued Operations	Total	Assets Held For Sale
	(in thousands)
Assets
Accounts receivable	$—	$242	$242	$—
Prepaid expenses	—	2,448	2,448	—

Total current assets of discontinued operations	—	2,690	2,690	—
Property, plant and equipment, net	4,648	1,174	5,822	4,620
Goodwill	—	120,789	120,789	—
Intangibles and other, net	—	9,226	9,226	—

Total non-current assets of discontinued operations	4,648	131,189	135,837	4,620
Liabilities
Accounts payable and other accrued expenses	—	2,812	2,812	—
Deferred revenue	—	13,074	13,074	—

Total current liabilities of discontinued operations	—	15,886	15,886	—
Deferred income taxes	—	48	48	—
Minority interests	—	3,579	3,579	—

Total long-term liabilities of discontinued operations	—	3,627	3,627	—

Net assets of discontinued operations	$4,648	$114,366	$119,014	$4,620

5.    Financial Derivative Instruments

        The Company periodically uses derivative instruments to manage exposure to interest rate and foreign currency risks. The Company's objectives for holding derivatives are to minimize the risks using what management believes are the most effective methods to eliminate or reduce the impact of these exposures.

Interest Rate Risk

        Variable rate debt instruments are subject to interest rate risk. The Company periodically enters into interest rate collar and swap agreements to manage its exposure to interest rate movements on its variable rate debt obligations. The effective portion of the cumulative gain or loss on these agreements are reported as a component of accumulated other comprehensive income in stockholder's equity and recognized in earnings as the underlying interest expense is incurred. The ineffective portion of these agreements are recognized in current earnings. Gains and losses on the undesignated portion of these agreements at the end of each fiscal quarter (which are calculated as the net amount payable upon termination at the date of determination) are recognized in current earnings until expired.

        In 2001, the Company entered into an interest rate collar agreement which expired in February 2004 to manage its exposure to interest rate movements on a portion of its variable rate debt obligations.

        In May 2003, the Company entered into an interest rate swap agreement expiring November 2005, and subsequently terminated the agreement in December 2003. The net gain at termination of approximately $0.2 million was reported in accumulated other comprehensive income and was amortized into earnings over the original contract term.

        In connection with the Company's private placement of $360 million of second priority senior secured notes in August 2003 and the use of proceeds therefrom to repay and terminate all outstanding term A loans under the credit facility and all but $25.0 million of the outstanding term B loans under its credit facility (Note 6), the Company reclassified approximately $1.8 million of deferred losses previously reported as a component of accumulated other comprehensive income into other expense in 2003.

Foreign Currency Risk

        The Company periodically uses forward contracts to manage its exposure associated with forecasted international revenue and expense transactions denominated in euro and British Pound Sterling for up to 15 months in the future. Changes in the fair value of these instruments are reported as a component of accumulated other comprehensive income in stockholder's equity and are recognized in earnings as the underlying revenue or expense is recognized. Forward contracts not designated as hedging instruments under SFAS No. 133 are also used to manage the impact of the variability in exchange rates. Changes in the fair value of these foreign exchange contracts are recognized in current earnings.

        At December 31, 2005, the Company had no foreign exchange derivative contracts.

Accumulated Other Comprehensive Income (Loss)

        The following table summarizes the effects of SFAS No. 133 on the Company's accumulated other comprehensive income at December 31:

	Interest Rate Collar Agreements	Foreign Exchange Contracts	Total
	(in thousands)
Accumulated other comprehensive loss balance at December 31, 2003	$(42)	$—	$(42)
Unwound from accumulated other comprehensive income during the period	(99)	—	(99)
Mark to market hedge contracts	244	—	244

Accumulated other comprehensive income balance at December 31, 2004	103	—	103
Unwound from accumulated other comprehensive income during the period	(103)	—	(103)

Accumulated other comprehensive income balance at December 31, 2005	$—	$—	$—

        The Company had no outstanding derivatives as of December 31, 2004 and 2005.

Statement of Operations

        The following tables summarize the effects of SFAS No. 133 on the Company's statement of operations related to the ineffective portion of the Company's interest rate collar agreements and changes in the fair value of foreign exchange contracts not designated as hedging instruments for the years ended December 31:

	Interest Rate Collar Agreements	Foreign Exchange Contracts	Total
	(in thousands)
Year ended December 31, 2004
Other income	$1,319	$71	$1,390

Total statement of operations impact before taxes	$1,319	$71	$1,390

Year ended December 31, 2005
Other income	$103	$—	$103

Total statement of operations impact before taxes	$103	$—	$103

6.    Debt

  Credit Facility

        Communications is party to a credit facility (the "Credit Facility") with a group of financial institutions acting as lenders. The Credit Facility is collateralized by Communications' domestic subsidiaries and is collateralized by first priority liens on substantially all of the assets of Communications and the guarantors. The Credit Facility contains restrictive covenants, including limitations on certain asset dispositions, dividends, investments and other restricted payments. In addition, the Credit Facility requires a minimum fixed charge coverage ratio (as defined). Failure to comply with the covenants could cause an event of default under the Credit Facility.

        Prior to the June 2005 transaction described below, the Credit Facility consisted of (i) $25.0 million of term B due October 11, 2008, and (ii) $60.0 million of revolving loan availability through April 11, 2007.

        In June 2005, Communications repaid the outstanding term B loans with proceeds from the sale of the Portfolio Group (see Note 4) and amended the Credit Facility to allow Communications to retain its revolving loan availability at $60.0 million while allowing for repayment of second lien and junior debt with proceeds from the sale of the Portfolio Group. At December 31, 2005, the Company had $1.1 million of unused letters of credit, which reduce borrowings available under the Credit Facility to $58.9 million.

  Senior Secured Notes

        Communications' Senior Secured Notes consist of $130.0 million of Second Priority Senior Secured Floating Rate Notes due 2008, which require quarterly amortization equal to 0.25% of the principal amount thereof (the "floating rate notes"), and $300.0 million of 10.75% Second Priority Senior Secured Notes due 2010 (the "fixed rate notes"). Interest on the floating rate notes is payable at a rate equal to three-month LIBOR, which is reset quarterly, plus 7.5%.

        In June 2005, Communications repurchased $8.7 million of the fixed rate notes pursuant to an offer to purchase at an offer price of 100% of principal amount tendered, plus accrued interest to the date of settlement.

        Separately, Communications also consummated a tender offer in June 2005 for the floating rate notes and repurchased $117.8 million of the floating rate notes at a price equal to $1,043 plus a consent payment of $30 per $1,000 principal amount tendered, and accrued and unpaid interest to the date of settlement. In connection with the tender offer, the Company and the trustee entered into a supplemental indenture that eliminated substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions with respect to the floating rate notes and released the floating rate notes' lien on the collateral under the indenture. The floating rate notes and fixed rate notes were initially fully and unconditionally guaranteed on a senior basis, jointly and severally, by Communications' wholly owned domestic subsidiaries and collateralized by second priority liens on substantially all the collateral pledged against borrowings under Communications' Credit Facility (other than the capital stock of certain of its subsidiaries and assets of its parent companies, including the Company). The financial covenants under the notes include limitations, among other things, on Commnuications' ability to make payments, incur debt incurrence, pay dividends, and make other restricted payments. The fixed rate notes remain collateralized by the collateral and subject to the restrictive covenants in the indenture.

        In 2005, Communications recognized $12.6 million loss on extinguishment of debt related to the repurchase, including $8.6 million in tender offer premium and consent fees, a write-off of $3.5 million in unamortized deferred financing costs, and $0.5 million in legal fees and expenses.

  Senior Subordinated Debt

        Communications' $160.0 million unsecured, 12% senior subordinated notes due 2011 (the "Senior Subordinated Notes") bear interest payable semiannually on February 15 and August 15 of each year. The Senior Subordinated Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by Communications' wholly owned domestic subsidiaries. The covenants under the Senior Subordinated Notes include limitations on certain asset dispositions, payments, debt incurrence, dividends and other restricted payments.

  Discount Notes

        The Company's senior discount notes due October 2011 (the "Discount Notes") with a principal amount at maturity of $171.8 million bear interest at 15%, payable semiannually beginning October 2005, and have an implied yield to maturity of approximately 17.2%. The notes are redeemable at the Company's option at specified premiums through 2007 and at par thereafter. The notes may also be redeemed at a premium upon a qualifying change of control of the Company.

        The Discount Notes are not guaranteed by the Company's subsidiaries, do not require cash interest payments until April 2006 and contain restrictive covenants that, among other things, limit the Company's ability and that of its subsidiaries to incur debt, pay dividends and make investments. Since the Company is a holding company and its subsidiaries serve as its only source of cash flow, its ability to pay interest on these notes will be dependent upon the receipt of dividends from its subsidiaries. The Credit Facility, the Senior Secured Notes and the Senior Subordinated Notes impose substantial restrictions on the Company's subsidiaries' ability to pay dividends to the Company.

        The restricted payments covenants in Communications' Senior Secured Notes indenture and Senior Subordinated Notes indenture provide that Communications can pay dividends only if its leverage ratio (as defined) is 6.0 to 1.0 or better and only from "a basket" as defined as the amount by which its cumulative EBITDA (as defined) since January 1, 2001 exceeds 150% of Communications' cumulative interest expense in that period plus certain other items, including proceeds from equity offerings. Communications' results are subject to a variety of factors, including general economic conditions and conditions in its markets. Although management believes that as of December 31, 2005, Communications would be permitted to pay dividends, the Company cannot assure you Communications' results will allow it to make distributions in light of these restrictions. Failure to pay interest on these notes will be a default under the notes and also result in a default under Communications' Credit Facility, which could have a material adverse effect on the Company's financial position, results of operations, and cash flows and/or could impact the Company's ability to continue to operate without an amendment or restructuring of its credit facility and the notes. Notwithstanding the leverage ratio limitation on restricted payments, Communications can make restricted payments in an aggregate amount of up to $20 million to the Company. On March 14, 2006, Communications declared and paid a dividend of $12.9 million to the Company to be used for servicing its debt obligations.

        Accretion of the debt discount on the Discount Notes was $17.9 million, $21.1 million, and $19.5 million during the years ended December 31, 2003, 2004, and 2005. These amounts are included in interest expense in the respective accompanying consolidated statements of operations.

        Long-term debt consists of the following at December 31:

	2004	2005
	(in thousands)
Term loan B, interest at LIBOR plus 4.50%	$25,000	$—
Revolving credit loan, interest at LIBOR plus 3.75%; due April 11, 2007	—	—
Second priority senior secured floating rate notes, interest at LIBOR plus 7.50%, 11.89% at December 31, 2005, due 2008	128,375	9,872
10.75% Second priority senior secured notes, due 2010, plus unamortized premium of $844 and $680 at December 31, 2005 and 2004, respectively	300,844	292,015
12% Senior subordinated notes, due 2011	160,000	160,000
Senior discount notes, interest at 15%, due October 2011, net of unamortized discount of $13,187 and $32,692 at December 31, 2005 and 2004, respectively	139,100	158,605
Non-interest bearing acquisition note payable, June 2006	—	100

	753,319	620,592
Less: Current maturities	(1,300)	(201)

	$752,019	$620,391

        Based on the borrowing rates currently available to the Company for debt instruments with similar terms and average maturities, the fair value of long-term debt exceeded its carrying value by $55.6 million and $56.7 million at December 31, 2004 and 2005.

        Cash paid for interest for the years ended December 31, 2003, 2004 and 2005, was approximately $51.1 million, $67.2 million and $60.4 million, respectively.

        Annual maturities of long-term debt for the next five years (excluding amortization of premium) are as follows:

(in thousands)
2006	$201
2007	101
2008	9,670
2009	—
2010	291,335
Thereafter	331,792

$633,099

7.    Stockholder's Equity

  2000 Management Incentive Plan

        On October 12, 2000, Holdings adopted the 2000 Management Incentive Plan ("the Plan"). A maximum of 4,072,789 shares of Holdings are authorized for grant to participants under the Plan. Options are granted by Holdings' board of directors at an exercise price of not less than the fair value of Holdings common stock at the date of grant and vest over a maximum of nine years. In 2005, Holdings amended and restated the Plan to accelerate the vesting of certain options granted under the Plan. Although this modification resulted in a new measurement date for all modified options, the intrinsic value on the date of modification was zero and accordingly resulted in no compensation expense. Shares available for grant under the Plan totaled 107,789 at December 31, 2005.

        For purposes of computing pro-forma compensation cost of stock options granted, as summarized in Note 2, the fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for each of the years ended December 31:

	2003	2004	2005
Expected dividend yield	—	—	—
Expected stock price volatility	36.0%	42.3%	26.8%
Risk-free interest rate	3.8%	3.6%	4.3%
Expected life of options	7.0 years	5.0 years	3.5 years

        Holdings uses comparable public companies in its industry for estimating its expected stock price volatility. Holdings has not declared or paid any cash dividends in the past.

        A summary of stock option activity under the Plan is as follows:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2002	3,243,750	$10.00
Granted	600,000	10.00

Outstanding at December 31, 2003	3,843,750	10.00
Granted	256,250	10.00
Cancelled	(275,000)	10.00

Outstanding at December 31, 2004	3,825,000	10.00
Granted	425,000	10.00
Cancelled	(285,000)	10.00

Outstanding at December 31, 2005	3,965,000	10.00

        At December 31, 2004 and 2005, the outstanding stock options had a weighted average remaining contractual life of 6.8 years and 5.2 years and an exercise price of $10.00 per option. Of the options outstanding at December 31, 2004 and 2005, 2,230,798 and 2,762,915 were exercisable. The weighted average fair value of grants, as estimated using the Black-Scholes option pricing model, for the years ended December 31, 2003, 2004 and 2005, was $5.34, $5.24 and $4.76 per option.

8.    401(k) Plan

        The Company has a 401(k) savings plan and trust (the "401(k) Plan") available to employees of the Company and its domestic subsidiaries. All domestic employees who are at least 21 years of age are eligible to participate in the 401(k) Plan. The Company is required to make a matching contribution, after the employee completes one year of service, to the 401(k) Plan and may make discretionary contributions to the 401(k) Plan. Eligible employees are vested 100% in their own contributions. Contributions made by the Company vest in equal installments over five years. Total contribution expense was $1.2 million, $1.6 million, and $1.4 million for the years ended December 31, 2003, 2004 and 2005.

9.    Income Taxes

        The Company's taxable income or loss is included in the consolidated federal income tax return of Holdings. Federal income taxes are paid or refunded pursuant to the terms of a tax sharing agreement under which taxes approximate the amount that would have been computed on a separate company basis. Taxes payable to Holdings of $0.1 million at December 31, 2004 and 2005 are included in Due from parent in the accompanying consolidated balance sheets.

        Cash paid for income taxes for the years ended December 31, 2003, 2004 and 2005, was $0.3 million, $0.2 million and $0.9 million, respectively.

        The summary of loss from continuing operations before (benefit) provision for income taxes was as follows for the years ended December 31:

	2003	2004	2005
	(in thousands)
Domestic	$(76,007)	$(58,201)	$(61,220)
Foreign	(5,025)	(249)	(1,851)

	$(81,032)	$(58,450)	$(63,071)

        The (benefit) provision for income taxes is comprised of the following for the years ended December 31:

	2003	2004	2005
	(in thousands)
Current
Federal	$—	$—	$—
State	—	7	14
Foreign	4	20	(675)
Deferred	(6,891)	6,232	(8,863)

Total (benefit) provision	$(6,887)	$6,259	$(9,524)

        The Company accounts for income taxes following the provisions of SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of differing amounts that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates at which the differences are expected to reverse.

        Significant components of the Company's deferred income taxes were as follows at December 31:

	2004	2005
	(in thousands)
Net current deferred tax asset
Accounts receivable	$367	$467
Accrued expenses and other	7,560	5,204
Prepaid and other	(372)	(1,037)

Total net current deferred tax asset	7,555	4,634

Net noncurrent deferred tax asset
Property, plant and equipment	777	1,246
Identifiable intangible assets	16,012	17,598
Goodwill	(18,250)	(31,500)
U.S. net operating loss carryforwards	41,878	40,314
Foreign jurisdiction net operating loss carryforwards	10,744	8,600
Financial derivatives	(419)	—
Debt discount	17,089	23,331
AMT credit carryforwards	453	453

Total net noncurrent deferred tax asset	68,284	60,042
Valuation allowance	(94,089)	(96,176)

Net deferred income tax liabilities	$(18,250)	$(31,500)

        The Company has established a valuation allowance to offset all of these net deferred tax assets. The amortization of goodwill for income tax purposes resulted in the tax basis of goodwill being less than the carrying value for financial reporting purposes. Because goodwill is not amortized for financial reporting purposes, the Company has established a deferred tax liability equal to this tax effected basis difference of $18.3 million and $31.5 million at December 31, 2004 and 2005 and has increased the valuation allowance by the same amount. All goodwill resulting from acquisitions during 2005 is expected to be deductible for tax purposes.

        At December 31, 2004 and 2005, the Company had net operating loss carryforwards of $134.5 million and $124.6 million. Of these losses, $26.9 million and $21.5 million are related to losses generated by the Company's operations in foreign tax jurisdictions whose use are subject to the tax laws of such foreign jurisdictions and will be limited by the ability of such foreign entities to generate taxable income. Of the total operating loss carryforwards at December 31, 2005, approximately $21.5 million have no expiration date and approximately $103.1 million expire at various dates beginning in 2021. The Company has recorded a valuation allowance to offset the potential tax benefits of the loss carryforwards and all other deferred tax assets because their realization is uncertain based on the Company's operating history.

        A reconciliation of the Company's (benefit) provision for income taxes at the federal statutory rate to the reported income tax (benefit) provision is as follows:

	2003	2004	2005
	(in thousands)
Income tax benefit at statutory rates	$(28,361)	$(20,458)	$(22,075)
Change in valuation allowance	28,832	27,580	2,087
State taxes, net of federal benefit	(2,026)	(1,461)	(1,577)
Nondeductible interest	2,220	2,616	3,084
Foreign rate differential	(526)	213	345
Permanent difference due to sale of Portfolio Group	—	—	7,382
Permanent difference due to discontinuation of
East Coast Fashion Group	—	—	852
Other permanent differences	259	1,007	280
Other, net	(7,285)	(3,238)	98

Provision for income taxes	$(6,887)	$6,259	$(9,524)

10.    Commitments and Contingencies

  Leases

        The Company has long-term operating leases for office space and office equipment. The leases generally require the Company to pay maintenance, insurance, taxes and other expenses in addition to minimum annual rentals. Building and equipment rent expense, including an allocation of certain facility operating expenses net of sublease rent income of $0.2 million, $0.2 million, and $2.7 million, was $7.3 million, $9.1 million and $7.0 million for the years ended December 31, 2003, 2004 and 2005, respectively. Future minimum rent commitments under operating leases with initial terms of one year or more are as follows:

(in thousands)
2006	$7,681
2007	6,695
2008	6,451
2009	4,835
2010	2,174
Thereafter	4,919

  Litigation

        The Company is a defendant in legal proceedings arising in the ordinary course of business. Based on information presently available, management has determined that the accruals for these routine actions and claims are adequate. Although recorded accruals include management's best estimates of probable outcome, the resolution of these matters cannot be predicted with certainty. Management believes, however, that it is unlikely that any identified matters, either individually or in the aggregate, will have a material adverse effect on the Company's results of operations, financial position or cash flows.

11.    Segments

        The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." During the first quarter of 2006, the Company undertook a strategic change in the monitoring and management of the business to better reflect management's focus and commitment to its three industry-focused segments: Fashion & Licensing, Life Sciences, and Powersports. This change was prompted as a result of a substantial change in the business organization following the divestiture of the Portfolio Group (see Note 4). The Company has included its non reportable operating segments in Other. In the Company's most recently filed annual report on Form 10-K for the year ended December 31, 2005, the Company's reportable segments were by product type rather than by market sector as currently is being reported. The Company has restated its segment information for the years ended December 31, 2003, 2004 and 2005 into the new reportable segments.

        The Company evaluates the performance of, and allocates resources to, its segments based on contribution margin—defined as revenue less cost of production; selling, editorial and circulation; and certain allocated general and administrative costs, which is a non-GAAP measure. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There are no inter-segment sales or transfers. Assets are not allocated to segments and therefore have not been presented. Revenue and contribution margins of the Company's reportable segments are as follows for the years ended December 31:

	2003	2004	2005
	(in thousands)
Revenue
Fashion & Licensing	$73,076	$79,982	$89,998
Life Sciences	73,683	145,597	146,884
Powersports	30,086	34,098	39,490
Other	14,690	11,389	12,541

Total	$191,535	$271,066	$288,913

Contribution margin (loss)
Fashion & Licensing	$43,471	$47,872	$52,140
Life Sciences	25,542	42,492	46,138
Powersports	11,187	11,376	11,678
Other	3,144	7,012	5,905

        The reconciliation of total segment contribution margin to consolidated loss from continuing operations before taxes and cumulative effect of accounting change is as follows for the years ended December 31:

	2003	2004	2005
	(in thousands)
Total segment contribution margin	$83,344	$108,752	$115,861
General and administrative expense not allocated to segment operations	(28,455)	(37,197)	(37,324)
Restructuring charge	(2,692)	4,015	(4,771)
Depreciation and amortization	(46,107)	(43,089)	(37,755)
Other expense (primarily interest)	(87,122)	(90,931)	(99,082)

Consolidated loss before income taxes and cumulative effect of accounting change	$(81,032)	$(58,450)	$(63,071)

        Financial information relating to the Company's continuing operations by geographic area is as follows for the years ended December 31:

	2003	2004	2005
	(in thousands of dollars)
Revenue
United States	$178,547	$262,618	$280,059
International	12,988	8,448	8,854

	$191,535	$271,066	$288,913

	2004	2005
	(in thousands of dollars)
Long-Lived Assets
United States	$672,590	$656,590
International	26,295	22,855

	$698,885	$679,445

12.    Restructuring Activity

        Related to the sale of the Portfolio Group (see Note 4), in May 2005, the Company ceased use of certain leased office space in New York, NY, Milford, CT, and Santa Ana, CA. In the third quarter of 2005, the Company vacated additional leased office space in Milford, CT and Chicago, IL. These activities resulted in charges to the Company's operations during the year ended December 31, 2005. These charges consist of the discounted remaining future minimum lease payments due under non-cancelable leases, net of estimated future sublease income. These lease commitments expire at various dates through 2010.

        In connection with the sale of the Portfolio Group and the reorganization of the Company's healthcare and support department management team restructuring of its operations during 2005, the Company notified 120 employees that they would be severed from the Company. The Company took a charge to operations during the year ended December 31, 2005 for severance and other termination costs. As of December 31, 2005, 116 employees have been terminated. Severance payments will continue into 2006.

        In September 2003, the Company consolidated its midtown New York leased office space from two floors to one. In December 2003, the Company consolidated its Chester, U.K. leased office space. These actions resulted in a charge to the Company's operations during the year ended December 31, 2003. These activities included a charge for the present value of future facility rental payments, net of sublease income. The Company will continue to pay facility lease costs, net of sublease income, associated with the previously used facilities through August 2015.

        The Company integrated many of the sales, marketing, technology and operating functions of Advanstar.com with Communications and its core activities in publishing, shows and direct marketing products. These restructuring activities were completed by the end of 2001, except for facility lease costs, which continue through June 2010, including leasehold improvements from the facility Advanstar.com vacated. The facility lease obligation was settled in May 2004 for less than amounts owed under the lease. A $4.0 million favorable settlement (net of fees and related expenses) of the lease obligation was recognized as an offset to operating expenses in 2004.

        Restructuring charges incurred are as follows for the years ended December 31:

	2003	2004	2005
	(in thousands)
Facility exit costs	$2,692	$—	$2,499
Advanstar.com lease settlement	—	(4,015)	—
Employee severance and other termination costs	—	—	2,272

Restructuring charge	$2,692	$(4,015)	$4,771

        The Change in restructuring accruals is as follows (in thousands):

	Facility Exit Costs	Employee Severance	Total
	(in thousands)
Balance at December 31, 2003	$8,565	$—	$8,565
Restructuring charge	—	—	—
Utilized-cash	(2,571)	—	(2,571)
Utilized-non-cash	(4,167)	—	(4,167)

Balance at December 31, 2004	$1,827	$—	$1,827
Restructuring charge	2,499	2,272	4,771
Utilized-cash	(914)	(1,465)	(2,379)
Utilized-non-cash	—	—	—

Balance at December 31, 2005	$3,412	$807	$4,219

        The restructuring accrual balance in the accompanying consolidated balance sheet is $1.8 million and $4.2 million at December 31, 2004 and 2005, of which $0.5 million and $2.1 million is in other accrued expenses at December 31, 2004 and 2005, and $1.3 million and $2.1 million is in other long term liabilities at December 31, 2004 and 2005.

13.    Related-Party Transactions

  Financial Advisory Fees and Agreements

        In 2003, Credit Suisse Corporation ("CS Corp."), an affiliate of the DLJ Merchant Banking funds, provided services to the Company in connection with the arrangement and syndication of the Credit Facility and as a lender thereunder. CS Corp. was an initial purchaser of the Senior Secured Notes. The Company paid customary financing fees to CS Corp. for those services. The aggregate amount of all fees paid to the CS Corp. entities in connection with these financings during 2003 was approximately $10.4 million, including out-of-pocket expenses. This amount has been capitalized as deferred financing costs and is being amortized over the remaining term of the Senior Secured Notes.

        In May 2005, the Company paid a consulting fee of $1.5 million to Credit Suisse Securities (USA), LLC ("CSS (USA)"), an affiliate of CS Corp. related to the sale of the Portfolio Group (see Note 4).

        In June 2005, the Company repurchased $7.1 million of its fixed rate notes at par, and $4.6 million of its floating rate notes at a price equal to 107.3% of principal, from CSS (USA) pursuant to Communications' tender offer (see Note 6).

        The Company has agreed to pay CSS (USA) an annual advisory fee of $0.5 million until the earlier of (i) an initial public offering of Holdings, (ii) the date when the DLJ Merchant Banking funds own less than 16 2/3% of the shares of Holdings' common stock held by them on the closing date of the DLJ Acquisition or (iii) October 11, 2005. This amount was expensed as incurred.

ADVANSTAR, INC.

Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share and per share data)

	December 31, 2005	June 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$46,641	$51,855
Accounts receivable, net of allowance of $1,076 and $1,026 at December 31, 2005 and June 30, 2006	24,607	22,861
Prepaid expenses	7,871	9,988
Other	1,965	2,048

Total current assets	81,084	86,752
Due from parent	804	859
Property, plant and equipment, net	21,306	21,560
Intangible and other assets:
Goodwill	594,982	596,268
Intangibles and other, net	63,157	49,295

Total intangible and other assets, net	658,139	645,563

Non current assets held for sale	4,620	4,620

	$765,953	$759,354

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term debt	$201	$101
Accounts payable	12,507	13,814
Accrued compensation	7,236	4,490
Other accrued expenses	36,126	35,234
Deferred revenue	46,472	44,067

Total current liabilities	102,542	97,706
Long-term debt, net of current maturities	620,391	630,929
Deferred income taxes	31,500	35,317
Other long-term liabilities	4,933	3,221
Commitments and contingencies
Stockholder's equity:
Common stock, $.01 par value, 10,000 shares authorized; 100 shares issued and outstanding at December 31, 2005 and June 30, 2006	—	—
Capital in excess of par value	370,424	370,424
Accumulated deficit	(372,250)	(387,618)
Accumulated other comprehensive income	8,413	9,375

Total stockholder's equity	6,587	(7,819)

	$765,953	$759,354

The accompanying notes are an integral part of these condensed consolidated financial statements.

ADVANSTAR, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands)

	For the Three Months Ended June 30,
	2005	2006
Revenue	$55,990	$59,238
Operating expenses:
Cost of production (excluding depreciation)	11,293	11,806
Selling, editorial and circulation (excluding depreciation)	26,632	27,846
General and administrative (excluding depreciation)	9,969	10,388
Restructure charge	2,015	(80)
Depreciation and amortization	9,519	10,030

Total operating expenses	59,428	59,990

Operating loss	(3,438)	(752)
Other income (expense):
Interest expense	(23,809)	(20,897)
Interest income	668	498
Loss on extinguishment of debt	(12,581)	(497)
Other expense, net	(35)	(4)

Loss from continuing operations before income taxes	(39,195)	(21,652)
(Benefit) provision for income taxes	(5,730)	1,871

Loss from continuing operations	(33,465)	(23,523)
Income (loss) from operations of discontinued businesses, net of taxes (see Note 4)	42,624	(48)

Net income (loss)	$9,159	$(23,571)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ADVANSTAR, INC.

Condensed Consolidated Statements of Operations (Unaudited)
(in thousands)

	For the Six Months Ended June 30,
	2005	2006
Revenue	$146,562	$165,816
Operating expenses:
Cost of production (excluding depreciation)	27,519	33,945
Selling, editorial and circulation (excluding depreciation)	56,666	60,541
General and administrative (excluding depreciation)	22,905	20,550
Restructuring charge	2,015	2,325
Depreciation and amortization	19,477	18,692

Total operating expenses	128,582	136,053

Operating income	17,980	29,763
Other income (expense):
Interest expense	(47,266)	(41,486)
Interest income	845	1,001
Loss on extinguishment of debt (see Note 5)	(12,581)	(497)
Other expense, net	(18)	(157)

Loss from continuing operations before income taxes	(41,040)	(11,376)
(Benefit) provision for income taxes	(3,935)	3,870

Loss from continuing operations	(37,105)	(15,246)
Income (loss) from operations of discontinued businesses, net of taxes (see Note 4)	41,747	(122)

Net income (loss)	$4,642	$(15,368)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ADVANSTAR, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	For the Six Months Ended June 30,
	2005	2006
Operating activities:
Net income (loss)	$4,642	$(15,368)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Impairment of intangible assets	2,272	—
Depreciation and amortization	22,431	18,692
Write-off of deferred financing costs	3,517	497
Gain on derivative financial instruments	(52)	—
Loss on asset disposal	—	176
Gain on sale of business and other assets	(53,053)	—
Losses of minority interest holders	566	—
Non-cash interest expense	13,575	2,155
Deferred income taxes	10,940	3,816
Provision for bad debts	471	374
Changes in operating assets and liabilities	(19,005)	(7,018)

Net cash (used in) provided by operating activities	(13,696)	3,324

Investing activities:
Additions to property, plant and equipment	(2,740)	(6,102)
Acquisitions of intangible assets and other	(476)	(50)
Proceeds from sale of business and other assets	166,739	21

Net cash provided by (used in) investing activities	163,523	(6,131)

Financing activities:
Payments of long-term debt	(152,117)	(150)
Proceeds from issuance of long-term debt	—	10,000
Payment of deferred finance costs	(129)	(1,526)
Dividends paid to minority interest holders	(900)	—

Net cash (used in) provided by financing activities	(153,146)	8,324

Effect of exchange rate changes on cash	384	(303)

Net (decrease) increase in cash and cash equivalents	(2,935)	5,214
Cash and cash equivalents, beginning of period	41,328	46,641

Cash and cash equivalents, end of period	$38,393	$51,855

The accompanying notes are an integral part of these condensed consolidated financial statements.

ADVANSTAR, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.    Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared by Advanstar, Inc. ("Advanstar"), its wholly owned subsidiary, Advanstar Communications Inc. ("Communications"), and Communications' majority owned subsidiaries (collectively, the "Company") in accordance with the instructions to Form 10-Q and, therefore, do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. Management believes that all adjustments, consisting solely of normal recurring items considered necessary for a fair statement of financial position and results of operations, have been included. These condensed consolidated financial statements, however, should be read in conjunction with the audited financial statements and the related notes included in this prospectus. The results of operations for the three and six months ended June 30, 2006 are not necessarily indicative of the operating results that may be expected for the entire year ending December 31, 2006.

2.    Summary of Significant Interim Accounting Policies

  Interim income tax expense

        The Company determines its quarterly income tax provision based upon an estimated annual effective income tax rate and discrete items as they occur. In determining the effective income tax rate applicable to interim periods, the Company excludes tax jurisdictions where no tax expense or benefit is expected for the entire year.

3.    Goodwill and Other Intangible Assets

        The changes in the carrying amount of goodwill by operating segment are as follows:

	Fashion & Licensing	Life Sciences	Powersports	Other	Total
	(in thousands)
Balance as of December 31, 2005	$316,554	$188,837	$79,674	$9,917	$594,982
Goodwill acquired or completion of purchase price allocation	9	—	41	—	50
Foreign currency translation	—	—	—	1,236	1,236

Balance as of June 30, 2006	$316,563	$188,837	$79,715	$11,153	$596,268

        Trade exhibitor and advertiser lists are amortized on a double-declining balance method over six years and five years, respectively, subscriber lists and other intangible assets are amortized on a straight-line basis over three to ten years, and trademarks and trade names are amortized on a straight-line basis over twenty years. These intangible assets consist of the following:

	December 31, 2005	June 30, 2006
	(in thousands)
Trade exhibitor lists	$132,936	$133,203
Advertiser lists	29,680	29,680
Subscriber lists	6,023	6,023
Trade names and trademarks	19,211	19,211
Other intangible assets	20,275	20,071
Deferred financing costs	19,789	19,478

	227,914	227,666
Accumulated amortization	(164,757)	(178,371)

Total intangible and other assets, net	$63,157	$49,295

        Estimated amortization expense of identified intangible and other assets for the remaining six months of 2006 and for the next five years is as follows:

(in thousands)
2006	$7,754
2007	8,372
2008	5,454
2009	1,919
2010	1,570
2011	1,092

4.    Acquisitions and Divestitures

  Acquisitions

        All acquisitions (collectively, the "Acquired Businesses") have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of the acquisitions. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. Results of operations for the Acquired Businesses have been included in the accompanying condensed consolidated financial statements since their respective dates of acquisition. The Acquired Businesses have been consummated to expand the Company's show and publication presence within its existing market sector and to maximize marketing and customer service infrastructure and expertise.

        On August 19, 2005, the Company purchased Project Global Tradeshow, Inc. ("Project"), a producer of tradeshows serving the fashion industry, for $9.9 million in cash, subject to a working capital adjustment, which will be completed in 2006. The Company does not believe the final allocation of purchase price will be materially different from preliminary estimates. In addition, the Company may pay additional contingent cash consideration to the former shareholders based on the 2007 and 2008 operating results of the acquired business and their continued employment with the Company. Any contingent consideration paid will be recorded as compensation expense when earned by the former shareholders.

        On August 23, 2005, the Company purchased a fashion industry tradeshow business and related products from the owner of POOL Tradeshow ("POOL") for $3.0 million in cash. In addition, the Company may pay additional contingent cash consideration to the former owner based on the 2007 and 2008 operating results from the acquired business and the owner's continued employment with the Company. Any contingent consideration paid will be recorded as compensation expense when earned by the former owner (see Note 12 for subsequent event).

        On September 12, 2005, the Company purchased an off-road consumer event business from Petersen Events Corporation ("Off-Road Expo") for $2.2 million in cash. In addition, the Company may pay additional contingent cash consideration to the former shareholders based on the 2006 operating revenue from the acquired business. Any contingent consideration paid will be recorded as goodwill when earned by the former shareholder.

        In the second quarter of 2005, the Company completed two other acquisitions of consumer tradeshow businesses with an aggregate purchase price of $0.5 million in cash.

        The Company has recognized contingent consideration for the Acquired Businesses as compensation expense in the condensed consolidated statements of operations as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)
IVT contingent consideration	$320	$—	$620	$—

        The change in the balance of accrued contingent consideration in the accompanying condensed consolidated balance sheet included as part of other accrued expenses is as follows:

Total
(in thousands)
Balance at December 31, 2005	$1,336
Contingent consideration	—
Payments to former shareholders	(448)

Balance at June 30, 2006	$888

        The pro forma operating results of the Acquired Businesses for the three and six months ended June 30, 2005 discussed above are immaterial to the Company's consolidated results of operations.

  Divestitures

        The operating results, related income taxes, and any gains or losses of the following divestitures (collectively, the "Disposed Businesses") have been reported in discontinued operations in the condensed consolidated statements of operations for the three and six months ended June 30, 2005 and 2006. Interest expense was not allocated to any of the Company's discontinued operations.

  Portfolio Group

        On May 23, 2005, the Company and certain affiliates (Communications, Advanstar Expositions Canada Limited and Advanstar.com) completed the sale of virtually all its business assets and liabilities associated with its tradeshows and conferences, trade publications and direct marketing products serving information technology, communications, travel, beauty, home entertainment, and portfolio markets, including the shares of the Company's Hong Kong subsidiaries. The shares of the Company's Brazilian subsidiary were sold to the same buyer in July 2005 after obtaining final regulatory approval. Collectively, all of the above properties are referred to as "the Portfolio Group." The sale price for these assets and shares was $185.0 million in cash, less selling expenses and working capital adjustments of $11.2 million. The Company recorded a gain of $52.9 million on the sale of these assets.

        Revenue of the Portfolio Group, included in discontinued operations in the condensed consolidated statements of operations, was $25.5 million and $49.0 million for the three and six months ended June 30, 2005.

  East Coast Fashion Tradeshow Acquired from Larkin-Pluznik-Larkin, LLC

        In the second quarter of 2005, the Company discontinued the remaining East Coast Fashion tradeshow business acquired in the 1999 Larkin transaction ("East Coast Fashion") and recognized a $2.3 million impairment, which was the carrying value of the related intangibles. East Coast Fashion had $0.9 million of revenue in the three and six months ended June 30, 2005.

  Arenacross

        In December 2005, the Company sold its Arenacross Championship Series business ("Arenacross") for a total selling price of $0.2 million. The Company recorded a $0.4 million loss on the sale. Arenacross had no revenue in the three or six months ended June 30, 2005.

  Assets Held for Sale

        In the second quarter of 2005, the Company committed to a plan to sell its Cleveland office building and land ("the Cleveland Office"). The Company ceased depreciation of these assets, effective second quarter of 2005. As of December 31, 2005 and June 30, 2006, the Company reported this building and land as assets held for sale in the condensed consolidated balance sheet.

        The financial results of the Disposed Businesses included in discontinued operations in the accompanying condensed consolidated statements of operations are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)
Income (loss) before income taxes	$57,153	$(48)	$58,575	$(167)
Income tax provision (benefit)	14,609	—	16,262	(45)
Minority interests	80	—	(566)	—

Income (loss) from operations of discontinued businesses	$42,624	$(48)	$41,747	$(122)

        The Company allocated $121.8 million of goodwill to the Portfolio Group and included the allocated goodwill in its calculation of gain on disposal in the second quarter of 2005. Goodwill allocated to the Portfolio Group was based on its relative fair value to the entire reporting unit prior to disposal. Subsequent to the sale of the Portfolio Group, management changed its reportable segments (see Note 7). The Company's new reporting segments do not include a segment which would contain the goodwill allocated to the Portfolio Group.

5.    Debt

  Credit facility

        Communications is party to a credit facility (the "Credit Facility") with a group of financial institutions acting as lenders. On May 24, 2006, Communications amended and restated its existing credit facility. The amended Credit Facility reduced the revolving loan from $60.0 million to $50.0 million, added a $10.0 million Term Loan, modified or eliminated certain restrictive covenants and extended the maturity date from April 2007 to May 2009 for the entire Credit Facility. The Credit Facility is guaranteed by the Company's parent, Advanstar Holdings Corp., the Company and Communications' domestic subsidiaries and is collateralized by first priority liens on substantially all of the assets of the Communications and the guarantors. As a result of the amendment and restatement of the Credit Facility, Communications expensed unamortized deferred finance costs of $0.5 million and capitalized additional deferred finance costs of $1.5 million.

        The Credit Facility contains restrictive covenants, including limitations on certain asset dispositions, dividends, investments and other restricted payments. Failure to comply with the covenants could cause an event of default under the Credit Facility. As of June 30, 2006, Communications had $2.1 million of unused letters of credit, which reduced borrowings available under the Credit Facility to $47.9 million.

        Prior to June 2005, the Credit Facility consisted of (i) $25.0 million of term B loans due October 11, 2008, and (ii) $60.0 million of revolving loan availability through April 11, 2007. In June 2005, Communications repaid the outstanding term B loans with proceeds from the sale of the Portfolio Group (see Note 4).

  Senior secured notes

        Communications' Senior Secured Notes initially consisted of $130.0 million of Second Priority Senior Secured Floating Rate Notes due 2008, which require quarterly amortization equal to 0.25% of the principal amount thereof (the "floating rate notes"), and $300.0 million of 10.75% Second Priority Senior Secured Notes due 2010 (the "fixed rate notes"). Interest on the floating rate notes is payable at a rate equal to three-month LIBOR, which is reset quarterly, plus 7.5%.

        The floating rate notes and fixed rate notes prior to the transaction described below, were fully and unconditionally guaranteed on a senior basis, jointly and severally, by Communications' wholly owned domestic subsidiaries and collateralized by second priority liens on substantially all the collateral pledged against borrowings under Communications' Credit Facility (other than the capital stock of certain of its subsidiaries and assets of its parent companies, including the Company). The financial covenants under the notes include limitations, among other things, on Communications' ability to make payments, incur debt incurrence, pay dividends, and make other restricted payments.

        In June 2005, Communications used a portion of the proceeds from the Portfolio Group sale to repurchase $8.7 million of the fixed rate notes at a price equal to 100% of the principal amount plus accrued interest. Communications also consummated a tender offer in June 2005 for the floating rate notes and repurchased $117.8 million of the floating rate notes at a price equal to $1,073 per $1,000 principal amount tendered plus accrued and unpaid interest to the date of settlement. In the second quarter of 2005, Communications recognized a $12.6 million loss on extinguishment of debt related to the repurchase, including $8.6 million in tender offer premium and consent fees, a write-off of $3.5 million in unamortized deferred financing costs, and $0.5 million in legal fees and expenses.

        In connection with the tender offer, Communications and the trustee entered into a supplemental indenture that eliminated substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions with respect to the floating rate notes and released the floating rate notes' lien on the collateral under the indenture. The fixed rate notes remain collateralized by the collateral and subject to the restrictive covenants in the indenture.

        On June 23, 2006, Communications issued a notice of redemption to redeem all of its remaining $9.8 million of outstanding floating rate notes at par. The redemption will occur on August 15, 2006.

  Senior subordinated debt

        Communications' $160.0 million unsecured, 12% senior subordinated notes due 2011 (the "Senior Subordinated Notes") bear interest payable semiannually on February 15 and August 15 of each year. The Senior Subordinated Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by Communications' wholly owned domestic subsidiaries. The covenants under the Senior Subordinated Notes include limitations on certain asset dispositions, payments, debt incurrence, dividends and other restricted payments.

  Discount notes

        The Company's senior discount notes due October 2011 (the "Discount Notes") with a principal amount at maturity of $171.8 million bear interest at 15%, payable semiannually beginning October 2005, and have an implied yield to maturity of approximately 17.2%. The notes are redeemable at the Company's option at specified premiums through 2007 and at par thereafter. The notes may also be redeemed at a premium upon a qualifying change of control of the Company.

        The Discount Notes are not guaranteed by the Company's subsidiaries and require cash interest payments starting in April 2006. The Discount Notes contain restrictive covenants that, among other things, limit the Company's ability and that of its subsidiaries to incur debt, pay dividends and make investments. Since the Company is a holding company and its subsidiaries serve as its only source of cash flow, its ability to pay interest on these notes will be dependent upon the receipt of dividends from its subsidiaries. The Credit Facility, the Senior Secured Notes and the Senior Subordinated Notes impose substantial restrictions on the Company's subsidiaries' ability to pay dividends to the Company.

        The restricted payments covenants in Communications' Senior Secured Notes indenture and Senior Subordinated Notes indenture provide that Communications can pay dividends only if its leverage ratio (as defined) is 6.0 to 1.0 or better and only from "a basket" as defined as the amount by which its cumulative EBITDA (as defined) since January 1, 2001 exceeds 150% of Communications' cumulative interest expense in that period plus certain other items, including proceeds from equity offerings. The Company cannot assure you Communications' results will allow it to make future distributions in light of these restrictions. Failure to pay interest on these notes will be a default under the notes and also result in a default under Communications' Credit Facility, which could have a material adverse effect on the Company's financial position, results of operations, and cash flows and/or could impact the Company's ability to continue to operate without an amendment or restructuring of its credit facility and the notes. Notwithstanding the leverage ratio limitation on restricted payments, Communications can make restricted payments in an aggregate amount of up to $20 million to the Company, none of which has been used as of June 30, 2006. On March 14, 2006, Communications declared and paid a dividend of $12.9 million to the Company to be used for the Company's April 2006 interest payment on the Discount Notes. Debt service on the discount notes will be $38.7 million during the next 18 months ending December 31, 2007. The Company expects Communications' results will allow Communications to continue to make dividend payments to it for purposes of debt service.

        Accretion of the debt discount on the Discount Notes was $6.2 million and $0.3 million during the three months ended June 30, 2005 and 2006 and was $11.9 million and $0.7 million during the six months ended June 30, 2005 and 2006. These amounts are included in interest expense in the respective accompanying condensed consolidated statements of operations.

        Long-term debt consists of the following:

	December 31, 2005	June 30, 2006
	(in thousands)
Revolving credit loan, interest at LIBOR plus 2.5%; due May 2009	$—	$—
Term loan, interest at LIBOR plus 2.5%; 7.83% at June 30, 2006 due May 2009	—	10,000
Second priority senior secured floating rate notes, interest at LIBOR plus 7.5%; 12.83% at June 30, 2006, due 2008	9,872	9,822
10.75% Second priority senior secured notes, due 2010, plus unamortized premium of $680 and $606 at December 31, 2005 and June 30, 2006, respectively	292,015	291,942
Senior subordinated notes, interest at 12.00%, due 2011	160,000	160,000
Senior discount notes, interest at 15.00%, due October 2011, net of unamortized discount of $13,187 and $12,525 at December 31, 2005 and June 30, 2006, respectively	158,605	159,266
Acquisition note payable, due June 2006	100	—

	620,592	631,030
Less current maturities	(201)	(101)

	$620,391	$630,929

6.    Comprehensive Income

        The table below presents comprehensive income, defined as changes in the equity of the Company excluding changes resulting from investments by and distributions to shareholders:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)
Net income (loss)	$9,159	$(23,571)	$4,642	$(15,368)
Change in cumulative translation adjustment	535	768	77	962
Change in unrealized losses on derivative
financial instruments	(25)	—	(51)	—

Comprehensive income (loss)	$9,669	$(22,803)	$4,668	$(14,406)

7.    Segments

        The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." During the first quarter of 2006, the Company undertook a strategic change in the monitoring and management of the business to better reflect management's focus and commitment to its three industry-focused segments: Fashion & Licensing, Life Sciences, and Powersports. This change was prompted as a result of a substantial change in the business organization following the divestiture of the Portfolio Group (see Note 4). The Company has included its non reportable operating segments in Other. In the Company's most recently filed annual report on Form 10-K for the year ended December 31, 2005, the Company's reportable segments were by product type rather than by market sector as currently is being reported. The Company has restated its segment information for the three and six months ended June 30, 2005 into the new reportable segments.

        The Company evaluates the performance of, and allocates resources to, its segments based on contribution margin—defined as revenue less cost of production; selling, editorial and circulation; and certain allocated general and administrative costs, which is a non-GAAP measure. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There are no inter-segment sales or transfers. Assets are not allocated to segments and therefore have not been presented. Revenue and contribution margins of the Company's reportable segments are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)
Revenue
Fashion & Licensing	$10,074	$10,952	$46,970	$59,046
Life Sciences	38,977	40,002	71,679	75,122
Powersports	4,435	5,514	23,060	26,660
Other	2,504	2,770	4,853	4,988

Total	$55,990	$59,238	$146,562	$165,816

Contribution margin
Fashion & Licensing	$4,286	$4,999	$27,872	$33,917
Life Sciences	12,488	13,428	21,660	23,580
Powersports	(1,043)	(115)	8,114	10,410
Other	1,199	173	2,458	1,170

        The reconciliation of total segment contribution margin to consolidated income from continuing operations before income taxes is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)
Total segment contribution margin	$16,930	$18,485	$60,104	$69,077
General and administrative expense not allocated
to segment operations	(8,834)	(9,287)	(20,632)	(18,297)
Restructuring charge	(2,015)	80	(2,015)	(2,325)
Depreciation and amortization	(9,519)	(10,030)	(19,477)	(18,692)
Other expense (primarily interest)	(35,757)	(20,900)	(59,020)	(41,139)

Loss from continuing operations before income taxes	$(39,195)	$(21,652)	$(41,040)	$(11,376)

8.    Restructuring Activity

        Related to the sale of the Portfolio Group (see Note 4), in May 2005, the Company ceased use of certain leased office space in New York, NY, Milford, CT, and Santa Ana, CA. In the third quarter of 2005, the Company vacated additional leased office space in Milford, CT and Chicago, IL. These activities resulted in charges to the Company's operations during 2005. In the first quarter of 2006, the Company vacated additional leased office space in New York, NY, and revised its estimate of expected future sublease income for this space, resulting in additional charges during the first quarter of 2006. These charges consist of the discounted remaining future minimum lease payments due under non-cancelable leases, net of estimated future sublease income. These lease commitments expire at various dates through 2010.

        Effective June 2006, the Company entered into a lease modification and surrender agreement for approximately 60% of its vacated office space in New York, NY. Under the terms of the agreement, the Company will pay the landlord $2.8 million in cash, the lease covering the surrendered space will be terminated and it will have no further future lease obligations for the portion of the space surrendered. In June 2006 the Company adjusted its accrual for this space based upon the terms of the agreement and recorded a gain of $0.1 million.

        During 2005 the Company notified 120 employees that they would be severed from the Company in connection with the sale of the Portfolio Group and the reorganization of the Company's operating and support department management team. As of June 30, 2006, 117 of these employees have been terminated. Severance payments are expected to continue through 2007.

        Restructuring charges incurred are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)
Facility exit costs	$794	$(82)	$794	$2,339
Employee severance and
other termination costs	1,221	2	1,221	(14)

Restructuring charge	$2,015	$(80)	$2,015	$2,325

        The summary of the Company's change in restructuring accruals is as follows:

	Facility Exit Costs	Employee Severance	Total
	(in thousands)
Balance at December 31, 2005	$3,412	$807	$4,219
Restructuring charge	2,339	(14)	2,325
Utilized-cash	(1,299)	(687)	(1,986)
Utilized-non-cash	—	—	—

Balance at June 30, 2006	$4,452	$106	$4,558

        The restructuring accrual balance in the accompanying condensed consolidated balance sheet is $4.2 million and $4.6 million at December 31, 2005 and June 30, 2006, of which $2.1 million and $3.7 million is in other accrued expenses at December 31, 2005 and June 30, 2006, and $2.1 million and $0.9 million is in other long term liabilities at December 31, 2005 and June 30, 2006.

9.    Stock Based Compensation

        On January 1, 2006, the Company adopted Statements of Financial Accounting Standards No. 123R, Share-Based Payment ("SFAS 123R"). Under SFAS 123R, the Company's share based awards meet the definition of liability awards. As allowed under the provisions of this statement for entities not meeting the public company definition, the Company adopted the intrinsic value method of accounting for its liability awards. Accordingly, compensation expense and a related liability is recorded only if the value of the Company's shares underlying its share based awards are greater than the awards' exercise price as of the end of the applicable reporting period. As of June 30, 2006, the Company's management has determined that the fair value of its common stock underlying its share based payment awards is less than the exercise price of all its options. Accordingly, no liability or expense has been recorded during the three or six months ended June 30, 2006. The Company had no options exercised or cash settlement transactions during the three or six months ended June 30, 2006 relating to its stock option plan.

        Prior to January 1, 2006, the Company accounted for its stock options and awards to employees under the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No compensation expense was recorded in the condensed consolidated statement of operations for the three and six months ended June 30, 2005.

        On October 12, 2000, Advanstar Holdings Inc. ("Holdings"), the parent company of Advanstar, Inc., adopted the 2000 Management Incentive Plan ("the Plan"). A maximum of 4,072,789 shares of Holdings are authorized for grant to participants under the Plan. Options are granted by Holdings' board of directors at an exercise price of not less than the fair value of Holdings common stock at the date of grant and vest over a maximum of nine years. Shares available for grant under the Plan totaled 297,789 at June 30, 2006.

        A summary of stock option activity under the Plan is as follows:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2005	3,965,000	$10.00
Cancelled	(190,000)	10.00

Outstanding at June 30, 2006	3,775,000	$10.00

        At June 30, 2006, the outstanding stock options had a weighted average remaining contractual life of 4.8 years and an exercise price of $10.00 per option. Of the options outstanding at June 30, 2006, 2,661,040 were exercisable.

10.    Related-Party Transactions

  Financial Advisory Fees and Agreements

        In May 2005, the Company paid a consulting fee of $1.5 million to Credit Suisse Securities (USA), LLC ("CSS (USA)"), an affiliate of Credit Suisse Corporation ("CS Corp."), an affiliate of the DLJ Merchant Banking funds, related to the sale of the Portfolio Group (see Note 4).

        In June 2005, the Company repurchased $7.1 million of Communications' fixed rate notes at par, and $4.6 million of Communications' floating rate notes at a price equal to 107.3% of principal, from CSS (USA) pursuant to Communications' tender offer (see Note 5).

11.    Recently Issued Accounting Pronouncements

        In July 2006 the Financial Accounting Standards Board ("FASB") issued Interpretation No. 48 ("FIN 48") Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN 48 prescribes a recognition threshold and measurement process for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for the Company beginning January 1, 2007. The Company is in the process of determining the effect, if any, that the adoption of FIN 48 will have on its consolidated financial statements.

12.    Subsequent Events

  Dividend Payment

        In July 2006, Holdings entered into a stock purchase agreement with the Company's former Chief Executive Officer, Robert L. Krakoff. Pursuant to the agreement, Holdings agreed to repurchase all of the shares of its common stock held by Mr. Krakoff for $9.00 per share. Simultaneously with the execution of the stock purchase agreement, Holdings entered into a cancellation of stock options agreement whereby Mr. Krakoff surrendered all of his stock options. The Company declared and paid a $3.3 million dividend to its parent for purposes of funding this transaction.

  Termination Agreement

        In July 2006, the Company and the former owner of POOL entered into an agreement to terminate the former owner's employment with the Company and settle all their respective rights and obligations under the POOL asset purchase agreement and an employment agreement entered into in connection with the POOL acquisition. The agreement provides for an initial payment of $1.5 million to the former owner in July 2006 and an additional payment of $0.5 million in 2007 as final payment under the agreement. This consideration will be recorded as compensation expense in the third quarter of 2006. The POOL purchase agreement originally provided for additional contingent cash consideration to be paid to the former owner based on the 2007 and 2008 operating results of POOL and required the owner's continued employment with the Company. These future contingent purchase price and employment-related payments were canceled as part of the agreement.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrants in connection with the issuance and distribution of the securities being registered hereby.

Item	Amount
SEC Registration Fee	$22,755	*
Printing and Engraving Costs	125,000	*
Trustee Fees	2,500	*
Legal Fees and Expenses	65,000	*
Accounting Fees and Expenses	31,000	*
Miscellaneous	6,500	*

Total	252,755

        * Previously paid.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article V, Section 1 of the Company's Bylaws provides for indemnification by the Registrant of its directors, officers and employees in all such circumstances to the extent authorized by the Delaware General Corporation Law.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation provides for such limitation of liability.

        In addition, the Company has a directors and officers liability insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        On August 18, 2003 and September 25, 2003, Advanstar Communications sold $130 million aggregate principal amount of its Second Priority Senior Secured Floating Rate Notes due 2008 and $300 million aggregate principal amount of its 10 3/4% Second Priority Senior Secured Notes due 2010 to Credit Suisse First Boston LLC, Banc of America Securities LLC and Fleet Securities, Inc. (collectively, the "August initial purchasers") and Credit Suisse First Boston LLC (the "September initial purchaser"), respectively, in private placements in reliance on Section 4(2) under the Securities Act.

The second priority senior secured notes were immediately resold by the August initial purchasers and the September initial purchaser in transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)   Exhibits

Exhibit No.	Document
2.1	Agreement and Plan of Merger dated August 14, 2000 among Advanstar, Inc., Advanstar Holdings Corp. (formerly known as Jetman Acquisition Corp.), Junior Jetman Corp. and AHI Advanstar LLC (filed as Exhibit 2.1 to Form 8-K of Advanstar, Inc. filed with the Securities and Exchange Commission on October 6, 2000, and incorporated by reference herein)
2.2	Asset Purchase Agreement among Thomson Healthcare Inc., Global Information Licensing Corporation and Advanstar Communications Inc. dated as of August 22, 2003 (Previously filed as an exhibit to Advanstar, Inc's current report on Form 8-K filed on October 16, 2003 and incorporated by reference herein)
2.2.1
Amendment No. 1 dated October 1, 2003 to the Asset Purchase Agreement dated as of August 22, 2003 among Thomson Healthcare Inc., Global Information Licensing Corporation and Advanstar Communications Inc. (Previously filed as an exhibit to Advanstar, Inc's current report on Form 8-K filed on October 16, 2003 and incorporated by reference herein)
2.3
Asset purchase agreement dated April 2, 2005 between the Company and its subsidiaries and Questex Media Group, Inc. (Previously filed as an exhibit to the Company's Current Report on Form 8-K filed on April 6, 2005 and incorporated by reference herein)
3.1	Certificate of Incorporation of Advanstar, Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.1.1
Certificate of Amendment of the Certificate of Incorporation of Advanstar, Inc. (Previously filed as an exhibit to Advanstar, Inc.'s Quarterly Report on Form 10-Q for June 30, 1999 and incorporated by reference herein)
3.2	By-Laws of Advanstar, Inc. (Previously filed as an exhibit to Advanstar, Inc.'s Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.2.1	Amended and Restated By-Laws of Advanstar, Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
4.1
Indenture, dated as of February 21, 2001 among Advanstar Communications Inc., the Guarantors party thereto and the Trustee (Previously filed as an exhibit to Advanstar Communications Inc.'s Annual Report on Form 10-K for 2000 and incorporated by reference herein)
4.2
Indenture dated as of August 18, 2003 among Advanstar Communications Inc., the Guarantors party thereto and the Trustee (Previously filed as an exhibit to Advanstar Communications Inc.'s Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
4.3
Intercreditor Agreement dated as of August 18, 2003 among Advanstar Communications Inc., Fleet National Bank, Credit Suisse First Boston and Wells Fargo Bank Minnesota N.A. (Previously filed as an exhibit to Advanstar Communications Inc.'s Registration Statement (File No. 333-109648) and incorporated by reference herein)
4.4	Indenture dated as of February 21, 2001 among Advanstar, Inc. and Trustee (previously filed)

4.4.1	Registration Rights Agreement dated as of February 21, 2001 between Advanstar Inc. and Credit Suisse First Boston Corporation, as Initial Purchaser (Previously filed)
5.1	Opinion of Davis Polk & Wardwell (previously filed)
10.1
Advanstar Holdings Corp. 2000 Management Plan Incentive dated as of October 11, 2000, as amended September 17, 2002, December 10, 2002, April 19, 2005 and September 30, 2005. (Previously filed as an exhibit to the Company's Form 8-K on April 21, 2005 and October 5, 2005 and incorporated by reference herein)+
10.1.1	Form of Award Agreement under Advanstar Holdings Corp. 2000 Management Incentive Plan (filed as an exhibit to the Company's Annual Report on Form 10-K for 2004 and incorporated by reference herein)+
10.2
Advanstar Holdings Corp. Shareholders Agreement dated as of October 11, 2000 (Previously filed as an exhibit to Advanstar Communications Inc.'s Annual Report on Form 10- K for 2000 and incorporated by reference herein)
10.2.1
First Amendment and Waiver to Shareholders' Agreement dated as of February 21, 2001 (Previously filed as an Exhibit to Advanstar Communications Inc.'s Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
10.2.2
Second Amendment and Waiver to Shareholders' Agreement dated as of April 4, 2001 (Previously filed as an Exhibit to Advanstar Communications Inc.'s Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
10.3	Second Amended and Restated Credit Agreement, dated as of May 24, 2006. (filed as an exhibit to the Advanstar Communications Inc. Form 8-K dated May 24, 2006 and incorporated by reference herein).
10.4
Compensation Agreement, effective October 1, 2004, between Advanstar Holdings Corp. and James A. Finkelstein. (Filed as an exhibit to the Company's Annual Report on Form 10-K for 2004 and incorporated by reference herein)+
10.5
Employment Agreement, dated August 14, 2000, between Advanstar, Inc. and James M. Alic (Previously filed as Exhibit 10.2 to Form 10-Q of Advanstar, Inc. filed with the Securities and Exchange Commission on November 14, 2000, and incorporated by reference herein)+
10.5.1
Amendment to Employment Agreement, effective March 1, 2002, between Advanstar, Inc. and James M. Alic (Previously filed as an exhibit to Advanstar Communications Inc.'s Annual Report on Form 10-K for 2001 and incorporated by reference herein)+
10.5.2
Amendment to Employment Agreement, effective September 15, 2004, between Advanstar, Inc. and James M. Alic (Filed as an exhibit to the Company's Annual Report on Form 10-K for 2004 and incorporated by reference herein)+
10.5.3
Amendment to Employment Agreement No. 3, effective February 1, 2006, between Advanstar, Inc. and James M. Alic. (Previously filed as an exhibit to Advanstar Communications Inc.'s Current Report on Form 8-K filed on March 27, 2006 and incorporated by reference herein)+
10.6
Employees' 401(k) Plan and Trust, as amended. (Previously filed as an exhibit to Advanstar Communications Inc.'s Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)+
10.7
Letter Agreement dated August 18, 2006 between Advanstar Communications Inc. and Theodore S. Alpert. (filed as an exhibit to the Advanstar Communications Inc. Form 8-K dated August 28, 2006 and incorporated by reference herein)+

10.8
Employment Agreement dated November 21, 2003 between Advanstar, Inc. and Joseph Loggia (Previously filed as an exhibit to Advanstar Communications Inc.'s Registration Statement (File No. 333-109648) and incorporated by reference herein)+
10.8.1
Amended and restated employment agreement by and between Advanstar, Inc., and Joseph Loggia dated April 1, 2005 (Previously filed as an exhibit to Advanstar Communications Inc.'s Current Report on Form 8-K filed on June 28, 2005 and incorporated by reference herein)+
10.9	Direct Investment Plan dated as of October 11, 2000 (Previously filed as an exhibit to Advanstar Communications Inc.'s Annual Report on Form 10-K for 2001 and incorporated by reference herein)+
10.10
Advisory Agreement, effective December 10, 2002, between Advanstar, Inc. and Douglas B. Fox (Previously filed as an exhibit to Advanstar Communications Inc.'s Annual Report on Form 10-K for 2002 and incorporated by reference herein) +
10.10.1
Letter Agreement by and between Advanstar Holdings Corp., and Douglas B. Fox dated March 6, 2006. (Previously filed as an exhibit to Advanstar Communications Inc.'s Current Report on Form 8-K filed on March 29, 2006 and incorporated by reference herein)+
10.11
Agreement, dated June 29, 2000, between Advanstar Communications Inc. and Ward D. Hewins (Previously filed as an exhibit to Advanstar Communications Inc.'s Annual Report on Form 10-K for 2005 and incorporated by reference herein)+
10.12
Agreement, dated February 19, 1999, by and among Advanstar, Inc., Advanstar Communications Inc. and Eric I. Lisman (Previously filed as an exhibit to Advanstar Communications Inc.'s Annual Report on Form 10-K for 2002 and incorporated by reference herein)+
10.13
Award Agreement, effective October 1, 2004 between Advanstar Holdings Corp. and James A. Finkelstein (Filed as an exhibit to Advanstar, Inc.'s Annual Report on Form 10-K for 2004 and incorporated by reference herein)+
10.14
Agreement, dated August 1, 2006 between Advanstar Communications Inc. and Nancy Nugent (Filed as an exhibit to Advanstar Communications Inc.'s Registration Statement on Form S-1 and incorporated by reference herein.)+
12.1	Computation of Ratio of Earnings to Fixed Charges*
21.1	Subsidiaries of Advanstar, Inc. (Previously filed as an exhibit to Advanstar, Inc.'s Annual Report on Form 10-K for 2000 and incorporated by reference herein)
23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP*
24.1	Power of Attorney (included on the signature pages)*
25	Statement of Eligibility of the Trustee on Form T-1 (Previously filed)

+
Denotes management contract or compensatory plan

*
Filed herewith

(b)   Financial Statement Schedules

Schedule I—Condensed Financial Information of Advanstar, Inc. (Parent Company)

Condensed Balance Sheet—December 31

	2005	2004
	(In thousands)
Cash and cash equivalents	$32	$32

Total current assets	32	32
Investment in subsidiaries	187,804	181,676
Debt issuance costs	513	638

Total assets	$188,349	$182,346

Total current liabilities	5,534	55
Long-term debt	158,605	139,100
Due to affiliate, net	17,623	16,968
Stockholder's equity	6,587	26,223

Total liabilities and stockholder's equity	$188,349	$182,346

Condensed Statements of Operations

	Year Ended
	2005	2004	2003
	(In thousands)
Revenue	$—	$—	$—
Operating loss	(762)	(706)	(676)
Interest expense	(25,002)	(21,233)	(18,050)
Other expense	—	—	—
Provision (benefit) for income taxes	—	—	—
Equity in losses of subsidiaries	3,960	(41,188)	(51,418)

Net loss	$(21,804)	$(67,127)	$(70,144)

Condensed Statements of Cash Flow

	Year Ended
	2005	2004	2003
	(In thousands)
Cash provided by (used in) operation activities	$—	$1	$1
Cash used by investing activities	—	—	(60,000)
Cash used by financing activities	—	—	60,000
Cash at beginning of year	32	31	30
Cash at end of year	32	32	31

Notes to Condensed Financial Statements

1
Basis of presentation:

        In the parent-Company-only financial statements, the Company's investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries, plus additional investment in subsidiaries. Parent-Company-only financial statements should be read in conjunction with the Company's consolidated financial statements.

2
Long-term debt:

        Long-term debt consists of the Discount Notes (see Note 7 to the consolidated financial statements—Debt).

Schedule II—Valuation and Qualifying Accounts.

Advanstar, Inc.
Valuation and Qualifying Accounts

	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions(1)	Balance at End of Period
		Additions
Allowance for doubtful accounts
Year Ended December 31,
2005	$785,000	$1,406,000	$—	$1,115,000	$1,076,000
2004	838,000	605,000	—	658,000	785,000
2003	859,000	521,000	—	542,000	838,000

(1)
Uncollectible accounts written off.

        All other financial schedule are omitted because they are not applicable or the information is included in the financial statements or related notes.

ITEM 17. UNDERTAKINGS

        (a)   The undersigned hereby undertakes:

          (1)   To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Advanstar, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on October 4, 2006.

ADVANSTAR, INC.
By:	/s/ TED S. ALPERT Name: Theodore S. Alpert Title: Vice President—Finance, Chief Financial Officer and Assistant Secretary

        We, the undersigned officers and directors of Advanstar, Inc., hereby severally constitute and appoint Joe Loggia and Theodore S. Alpert, and each of them singly, our true and lawful attorneys, with the power to them and each of them singly, to sign for us and in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-1, and generally to do all things in our names and on our behalf in such capacities to enable Advanstar, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all the requirements of the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES M. ALIC James M. Alic	Chairman of the Board and Director	October 4, 2006.
/s/ JOSEPH LOGGIA Joseph Loggia	Chief Executive Officer and Director	October 4, 2006.
/s/ TED S. ALPERT Theodore S. Alpert	Vice President-Finance, Chief Financial Officer, Assistant Secretary and Principal Accounting Officer	October 4, 2006.
/s/ OHSANG KWON OhSang Kwon	Director	October 4, 2006.
/s/ DOUGLAS B. FOX Douglas B. Fox	Director	October 4, 2006.

Signature	Title	Date

/s/ CHARLES PIEPER Charles Pieper	Director	October 4, 2006.
/s/ JAMES A. FINKELSTEIN James A. Finkelstein	Director	October 4, 2006.

EXHIBIT INDEX

Exhibit No.	Document
2.1	Agreement and Plan of Merger dated August 14, 2000 among Advanstar, Inc., Advanstar Holdings Corp. (formerly known as Jetman Acquisition Corp.), Junior Jetman Corp. and AHI Advanstar LLC (filed as Exhibit 2.1 to Form 8-K of Advanstar, Inc. filed with the Securities and Exchange Commission on October 6, 2000, and incorporated by reference herein)
2.2
Asset Purchase Agreement among Thomson Healthcare Inc., Global Information Licensing Corporation and Advanstar Communications Inc. dated as of August 22, 2003 (Previously filed as an exhibit to Advanstar, Inc's current report on Form 8-K filed on October 16, 2003 and incorporated by reference herein)
2.2.1
Amendment No. 1 dated October 1, 2003 to the Asset Purchase Agreement dated as of August 22, 2003 among Thomson Healthcare Inc., Global Information Licensing Corporation and Advanstar Communications Inc. (Previously filed as an exhibit to Advanstar, Inc's current report on Form 8-K filed on October 16, 2003 and incorporated by reference herein)
2.3
Asset purchase agreement dated April 2, 2005 between the Company and its subsidiaries and Questex Media Group, Inc. (Previously filed as an exhibit to the Company's Current Report on Form 8-K filed on April 6, 2005 and incorporated by reference herein)
3.1	Certificate of Incorporation of Advanstar,Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.1.1
Certificate of Amendment of the Certificate of Incorporation of Advanstar, Inc. (Previously filed as an exhibit to Advanstar, Inc.'s Quarterly Report on Form 10-Q for June 30, 1999 and incorporated by reference herein)
3.2	By-Laws of Advanstar, Inc. (Previously filed as an exhibit to Advanstar, Inc.'s Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.2.1	Amended and Restated By-Laws of Advanstar, Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
4.1
Indenture, dated as of February 21, 2001 among Advanstar Communications Inc., the Guarantors party thereto and the Trustee (Previously filed as an exhibit to Advanstar Communications Inc.'s Annual Report on Form 10-K for 2000 and incorporated by reference herein)
4.2
Indenture dated as of August 18, 2003 among Advanstar Communications Inc., the Guarantors party thereto and the Trustee (Previously filed as an exhibit to Advanstar Communications Inc.'s Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
4.3
Intercreditor Agreement dated as of August 18, 2003 among Advanstar Communications Inc. Fleet National Bank, Credit Suisse First Boston and Wells Fargo Bank Minnesota N.A. (Previously filed as an exhibit to Advanstar Communications Inc.'s Registration Statement (File No. 333-109648) and incorporated by reference herein)
4.4	Indenture dated as of February 21, 2001 among Advanstar, Inc. and Trustee (previously filed)
4.4.1	Registration Rights Agreement dated as of February 21, 2001 between Advanstar Inc. and Credit Suisse First Boston Corporation, as Initial Purchaser (Previously filed)
5.1	Opinion of Davis Polk & Wardwell (previously filed)

10.1
Advanstar Holdings Corp. 2000 Management Plan Incentive dated as of October 11, 2000, as amended September 17, 2002, December 10, 2002, April 19, 2005 and September 30, 2005. (Previously filed as an exhibit to the Company's current Report on Form 8-K on April 21, 2005 and October 5, 2005 and incorporated by reference herein)+
10.1.1	Form of Award Agreement under Advanstar Holdings Corp. 2000 Management Incentive Plan (filed as an exhibit to the Company's Annual Report on Form 10-K for 2004 and incorporated by reference herein)+
10.2
Advanstar Holdings Corp. Shareholders Agreement dated as of October 11, 2000 (Previously filed as an exhibit to Advanstar Communications Inc.'s Annual Report on Form 10- K for 2000 and incorporated by reference herein)
10.2.1
First Amendment and Waiver to Shareholders' Agreement dated as of February 21, 2001 (Previously filed as an Exhibit to Advanstar Communications Inc.'s Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
10.2.2
Second Amendment and Waiver to Shareholders' Agreement dated as of April 4, 2001 (Previously filed as an Exhibit to Advanstar Communications Inc.'s Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
10.3	Second Amended and Restated Credit Agreement, dated as of May 24, 2006. (filed as an exhibit to the Advanstar Communications Inc. Form 8-K dated May 24, 2006 and incorporated by reference herein).
10.4
Compensation Agreement, effective October 1, 2004, between Advanstar Holdings Corp. and James A. Finkelstein. (Filed as an exhibit to the Company's Annual Report on Form 10-K for 2004 and incorporated by reference herein)+
10.5
Employment Agreement, dated August 14, 2000, between Advanstar, Inc. and James M. Alic (Previously filed as Exhibit 10.2 to Form 10-Q of Advanstar, Inc. filed with the Securities and Exchange Commission on November 14, 2000, and incorporated by reference herein)+
10.5.1
Amendment to Employment Agreement, effective March 1, 2002, between Advanstar, Inc. and James M. Alic (Previously filed as an exhibit to Advanstar Communications Inc.'s Annual Report on Form 10-K for 2001 and incorporated by reference herein)+
10.5.2
Amendment to Employment Agreement, effective September 15, 2005, between Advanstar, Inc. and James M. Alic (Filed as an exhibit to the Company's Annual Report on Form 10-K for 2004 and incorporated by reference herein)+
10.5.3
Amendment to Employment Agreement No. 3, effective February 1, 2006, between Advanstar, Inc. and James M. Alic. (Previously filed as an exhibit to Advanstar Communications Inc.'s Current Report on Form 8-K filed on March 27, 2006 and incorporated by reference herein)+
10.6
Employees' 401(k) Plan and Trust, as amended. (Previously filed as an exhibit to Advanstar Communications Inc.'s Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)+
10.7
Letter Agreement dated August 18, 2006 between Advanstar Communications Inc. and Theodore S. Alpert. (filed as an exhibit to the Advanstar Communications Inc. Form 8-K dated August 28, 2006 and incorporated by reference herein)+
10.8
Employment Agreement dated November 21, 2003 between Advanstar, Inc. and Joseph Loggia (Previously filed as an exhibit to Advanstar Communications Inc.'s Registration Statement (File No. 333-109648) and incorporated by reference herein)+
10.8.1
Amended and restated employment agreement by and between Advanstar, Inc., and Joseph Loggia dated April 1, 2005 (Previously filed as an exhibit to Advanstar Communications Inc.'s Current Report on Form 8-K filed on June 28, 2005 and incorporated by reference herein)+
10.9	Direct Investment Plan dated as of October 11, 2000 (Previously filed as an exhibit to Advanstar Communications Inc.'s Annual Report on Form 10-K for 2001 and incorporated by reference herein)+

10.10
Advisory Agreement, effective December 10, 2002, between Advanstar, Inc. and Douglas B. Fox (Previously filed as an exhibit to Advanstar Communications Inc.'s Annual Report on Form 10-K for 2002 and incorporated by reference herein) +
10.10.1
Letter Agreement by and between Advanstar Holdings Corp., and Douglas B. Fox dated March 6, 2006. (Previously filed as an exhibit to Advanstar Communications Inc.'s Current Report on Form 8-K filed on March 29, 2006 and incorporated by reference herein)+
10.11
Agreement, dated June 29, 2000, between Advanstar Communications Inc. and Ward D. Hewins (Previously filed as an exhibit to Advanstar Communications Inc.'s Annual Report on Form 10-K for 2005 and incorporated by reference herein)+
10.12
Agreement, dated February 19, 1999, by and among Advanstar, Inc., Advanstar Communications Inc. and Eric I. Lisman (Previously filed as an exhibit to Advanstar Communications Inc.'s Annual Report on Form 10-K for 2002 and incorporated by reference herein)+
10.13
Award Agreement, effective October 1, 2004 between Advanstar Holdings Corp. and James A. Finkelstein (Filed as an exhibit to Advanstar, Inc.'s Annual Report on Form 10-K for 2004 and incorporated by reference herein)+
10.14
Agreement, dated August 1, 2006 between Advanstar Communications Inc. and Nancy Nugent (Filed as an exhibit to Advanstar Communications Inc.'s Registration Statement on Form S-1 and incorporated by reference herein.)+
12.1	Computation of Ratio of Earnings to Fixed Charges*
21.1	Subsidiaries of Advanstar, Inc. (Previously filed as an exhibit to Advanstar, Inc.'s Annual Report on Form 10-K for 2000 and incorporated by reference herein)
23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP*
24.1	Power of Attorney (included on the signature pages)*
25	Statement of Eligibility of the Trustee on Form T-1 (Previously filed)

+
Denotes management contract or compensatory plan

*
Filed herewith